Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

Exactlogix, inc. d/b/a acculynx.com,

VERISK ANALYTICS, INC.,

LENNY MERGER SUB, INC.

and the

SELLER REPRESENTATIVE
named herein

Dated as of July 29, 2025

TABLE OF CONTENTS

Page

Article I DEFINITIONS	2
1.1 Definitions	2
1.2 Construction	22
Article II THE TRANSACTIONS	23
2.1 The Transactions; Purchase Price; Closing; Dissenting Shares	23
2.2 Closing Payments	26
2.3 Estimated Closing Statement	27
2.4 Final Closing Statement	28
2.5 Closing Deliveries	32
Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY	35
3.1 Existence and Power	35
3.2 Authorization.	35
3.3 No Violations; Consents and Approvals	36
3.4 Capitalization; No Subsidiaries	36
3.5 Financial Statements	37
3.6 No Undisclosed Liabilities	38
3.7 Absence of Certain Changes	38
3.8 Specified Contracts.	38
3.9 Compliance with Laws; Authorizations	41
3.10 Litigation	41
3.11 Intellectual Property/Privacy	41
3.12 Insurance	44
3.13 Real Property; Assets	45
3.14 Employees	46
3.15 Benefit Matters	47
3.16 Environmental Matters	49
3.17 Taxes	49
3.18 Related Party Transactions	51
3.19 Brokers	51
3.20 Anti-Corruption Matters;	51
3.22 No Other Representations and Warranties	52

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Article IV REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES	53
4.1 Existence and Power	53
4.2 Authorization	53
4.3 Enforceability	53
4.4 No Violations; Consents and Approvals	53
4.5 Brokers	54
4.6 Due Diligence	54
4.7 Financial Capability	54
4.8 Investment Representation	54
4.9 Solvency	55
4.10 Litigation	55
4.11 No Foreign Person.	55
4.12 No Other Representations and Warranties	55
Article V COVENANTS OF THE COMPANY	56
5.1 Requisite Equityholder Approval	56
5.2 Conduct of the Business	57
5.3 Access to Books and Records	59
5.4 Filings; Consents; Etc	60
5.5 280G Approval	61
5.6 Termination of Related Party Contracts and Accounts	62
5.7 Data Room	62
5.8 Exclusivity	62
5.9 Tail Insurance Policies	63
5.10 Conversion	63
Article VI COVENANTS OF THE BUYER PARTIES	64
6.1 Filings; Consents; Etc	64
6.2 Liability and Indemnification	66
6.3 Access to Books and Records	67
6.4 Employee Matters	67
6.5 Contact with Customers, Suppliers and other Business Relations	69
6.6 Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege	69
6.7 Insurance Policies	70
6.8 No Control of the Company.	70
6.9 Buyer Insurance Policy.	70
6.10 Acknowledgment by the Buyer Parties	71

6.11 Support Agreements.	72
6.12 Receivables	72
Article VII ADDITIONAL AGREEMENTS	72
7.1 Public Announcements	72
7.2 Transfer Taxes	72
7.3 Further Assurances	73
7.4 Debt Financing	73
7.5 Tax Matters.	75
Article VIII CONDITIONS TO CLOSING	77
8.1 Conditions to Obligation of Buyer and Merger Sub	77
8.2 Conditions to Obligation of the Company	78
Article IX TERMINATION	79
9.1 Termination	79
9.2 Manner and Effect of Termination	81
Article X INDEMNIFICATION, SURVIVAL AND RELEASE	81
10.1 Indemnification.	81
10.2 Survival	90
10.3 Release	90
Article XI MISCELLANEOUS	91
11.1 Notices	91
11.2 Amendments and Waivers	92
11.3 Costs and Expenses	92
11.4 Assignment; Successors and Assigns	93
11.5 Governing Law	93
11.6 Jurisdiction of Disputes	93
11.7 Waiver of Jury Trial	94
11.8 Counterparts	94
11.9 No Third Party Beneficiaries	94
11.10 Entire Agreement	94
11.11 Disclosure Schedules	95
11.12 Specific Performance	95
11.13 Certain Consents.	96
11.14 Captions	96
11.15 Severability	96
11.16 Interpretation	97

11.17 No Recourse.	97
11.18 Seller Representative	98
11.19 Financing Sources	99

EXHIBITS

Exhibit A	Form of Written Consent
Exhibit B-1	Form of Key Equityholder Support Agreement
Exhibit B-2	Form of Employee Equityholder Support Agreement
Exhibit C	Form of Side Letter
Exhibit D	Company’s Accounting Practices and Procedures
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Paying Agent Agreement
Exhibit G	Sample Calculation of Working Capital
Exhibit H	Form of Articles of Merger
Exhibit I	Illustrative Allocation Schedule
Exhibit J	Form of Resignation Letter
Exhibit K	Form of Letter of Transmittal
Exhibit L	Form of Information Statement

DISCLOSURE SCHEDULES

OTHER SCHEDULES

Schedule 1.1(a)(i)	Support Agreement Key Equityholders
Schedule 1.1(a)(ii)	Support Agreement Employee Equityholders
Schedule 1.1(b)(i)	Side Letter Equityholder
Schedule 1.1(b)(ii)	Additional Side Letter Equityholders
Schedule 1.1(c)	Closing Working Capital Target
Schedule 1.1(d)	Company Knowledge Persons
Schedule 1.1(e)	Permitted Liens
Schedule 1.1(f)	Representative Expense Amount
Schedule 5.2	Conduct of the Business

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 29, 2025, is entered into by and among ExactLogix, Inc., an Illinois corporation d/b/a AccuLynx.com (the “Company”), Verisk Analytics, Inc., a Delaware corporation (“Buyer”), Lenny Merger Sub, Inc., an Illinois corporation and indirect wholly owned subsidiary of Buyer (“Merger Sub”, and together with Buyer, the “Buyer Parties”), and, for the purposes set forth herein, Richard Spanton, Jr., an individual, in his capacity as the representative of the Equityholders (the “Seller Representative”).

RECITALS

WHEREAS, at the Effective Time, Merger Sub shall be merged with and into the Company with the Company as the surviving company (the “Merger”), on the terms and subject to the conditions set forth on this Agreement;

WHEREAS, in accordance with Section 11.05 of the Illinois Business Corporation Act of 1983 (the “Illinois Act”), the Board of Directors of the Company (the “Company Board”) has unanimously (a) approved and declared advisable this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including the Merger) (collectively, the “Transactions”), (b) determined that the terms of this Agreement and the Ancillary Agreements and the Transactions are fair to, and in the best interests of, the Company and the holders of Company Shares (the “Equityholders”), and (c) resolved to recommend that the Equityholders entitled to vote on the Transactions (the “Voting Equityholders”) adopt this Agreement and approve the Merger and the other Transactions;

WHEREAS, promptly following the execution and delivery of this Agreement, the Company will solicit and deliver to Buyer a written consent, in the form attached hereto as Exhibit A (the “Written Consent”), approving and adopting this Agreement and the Transactions (including the Merger) duly executed by Voting Equityholders holding Company Shares sufficient to approve the Transactions in accordance with Section 7.10 and Section 11.20 of the Illinois Act, the Company Articles and the Company Bylaws (the “Requisite Equityholder Approval”);

WHEREAS, in accordance with the Illinois Act and the certificate of incorporation and bylaws of Merger Sub, the requisite approval and adoption of this Agreement and the Transactions by the Board of Directors of Merger Sub and by Xactware Solutions, Inc., a Delaware corporation (“Intermediate”), in its capacity as the sole stockholder of Merger Sub, has been obtained by written consent without a meeting;

WHEREAS, in accordance with the Delaware Act and the certificate of incorporation and bylaws of Buyer, the requisite approval and adoption of this Agreement and the Transactions by the Board of Directors of Buyer has been obtained;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement and condition to Buyer’s willingness to enter into this Agreement, (i) each Equityholder listed on Schedule 1.1(a)(i) has delivered to Buyer a duly executed Support Agreement in the form attached hereto as Exhibit B-1 (collectively, the “Key Equityholder Support Agreements”) and (ii) each Equityholder listed on Schedule 1.1(a)(ii) has delivered to Buyer a duly executed Support Agreement in the form attached hereto as Exhibit B-2 (collectively, the “Employee Equityholder Support Agreements” and, together with the Key Equityholder Support Agreements, the “Support Agreements”), in each case, agreeing to certain matters with respect to the Transactions; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement and condition to Buyer’s willingness to enter into this Agreement, (i) the Company and the Equityholder listed on Schedule 1.1(b)(i) have entered a side letter in the form attached hereto as Exhibit C (the “Side Letter”) agreeing to certain matters with respect to the Transactions and (ii) the Company and each Employee listed on Schedule 1.1(b)(ii) have entered into a side letter agreeing to certain matters with respect to the Transaction.

AGREEMENTS

In consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Article I
DEFINITIONS

1.1    Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1:

“280G Waiver” has the meaning set forth in Section 5.5.

“Access Limitations” has the meaning set forth in Section 5.3(b).

“Accounting Arbitrator” has the meaning set forth in Section 2.4(d).

“Acquisition Transaction” means any transaction, or a series of related transactions, regardless of structure or form (whether effectuated through a sale of assets, equity interests or indebtedness, or a merger, amalgamation, reorganization, consolidation, recapitalization, tender offer, self-tender offer, exchange offer, business combination, liquidation, dissolution, joint venture or otherwise), involving, directly or indirectly, or relating to any (i) subject, for the avoidance of doubt, to Section 5.2(b)(i), acquisition of, or investment in, the Company, including the acquisition of beneficial ownership (as defined under Section 13(d) of the Securities Exchange Act of 1934) by any Person of ten percent (10%) or more of the outstanding voting shares of capital stock or voting power of the Company or (ii) acquisition of any business of the Company that represents more than ten percent (10%) of the total assets (based on fair market value) or revenue of the Business as of the date of this Agreement.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by Contract or otherwise, and with respect to any individual, shall also include any “associate” or member of such individual’s “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities Exchange Act of 1934).

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 2.3(a)(ii).

“Ancillary Agreements” means the Written Consent, the Support Agreements, the Side Letter and the other side letters referenced in the final recital of this Agreement, the Escrow Agreement, the Paying Agent Agreement, the Letters of Transmittal, the resignation letters delivered pursuant to Section 2.5(a)(iv), and the other certificates, agreements, instruments and documents delivered, or to be delivered, on the date hereof or at or prior to the Closing pursuant to this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) and (ii) any applicable Law promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on 17 December 1997, or any similar applicable Law of any jurisdiction.

“Articles of Merger” has the meaning set forth in Section 2.1(d)(i).

“Authorization” means any authorization, approval, consent, waiver, certificate, license, permit, variance, exemption, clearance, acknowledgement, confirmation or franchise of or from any Governmental Entity.

“Balance Sheet Date” has the meaning set forth in Section 3.5(a)(ii).

“Bankruptcy Exceptions” means applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally and limitations on the availability of equitable remedies pursuant to applicable Law.

“Base Purchase Price” has the meaning set forth in Section 2.1(b)(i).

“Burdensome Condition” has the meaning set forth in Section 6.1(a).

“Business” means the businesses of the Company, as conducted as of the date of this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks located in Beloit, Wisconsin, Chicago, Illinois or Jersey City, New Jersey, in each case, are authorized or required by Law to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer 401(k) Plan” has the meaning set forth in Section 6.4(e).

“Buyer Closing Certificate” has the meaning set forth in Section 8.2(e).

“Buyer Closing Date Transaction” means any transaction engaged in by the Company on the Closing Date, in each case, which occurs after the Effective Time or at the direction of Buyer that is not contemplated by this Agreement and is outside the ordinary course of business of the Company, including any such transaction engaged in by the Company in connection with the financing of any obligations of Buyer to make a payment under this Agreement.

“Buyer Fundamental Representations” means the representations and warranties of Buyer and Merger Sub set forth in Sections 4.1, 4.2, 4.3, 4.4 and 4.5.

“Buyer Indemnified Parties” has the meaning set forth in Section 10.1(a).

“Buyer Insurance Policy” has the meaning set forth in Section 6.9.

“Buyer Insurance Policy Expenses” has the meaning set forth in Section 6.9.

“Buyer Parties” has the meaning set forth in the Preamble.

“Buyer Payments” has the meaning set forth in Section 5.5(ii)(A).

“Buyer Released Claims” has the meaning set forth in Section 10.3(a).

“Buyer Releasee” has the meaning set forth in Section 10.3(a).

“Buyer Releasor” has the meaning set forth in Section 10.3(a).

“Calculation Time” means (a) in the case of Working Capital and Cash on Hand, 11:59 p.m. Central time on the day immediately prior to the Closing Date (provided that, if the Company uses Cash on Hand following the Calculation Time and at any time prior to the Effective Time, Cash on Hand shall be calculated as if the actions resulting in such uses of Cash on Hand had been taken immediately prior to the Calculation Time) and (b) in the case of Indebtedness and Closing Expenses, immediately prior to the Effective Time.

“Cash on Hand” means (a) the aggregate amount of all cash and cash equivalents, including, in each case, any interest thereon, held by the Company as of the Calculation Time (including actual cash balances in bank accounts, liquid instruments, petty cash, marketable securities, short-term investments (but, in the case of liquid instruments, marketable securities, short-term investments and other similar cash equivalents, only to the extent of short-term investments from investment grade counterparties that are readily convertible to cash within 30 days) and wires sent to, checks deposited in accounts of and other inbound deposits, ACH draws and receipts in transit of the Company to the extent such wires, checks and other deposits have not been credited, but excluding (and, for the avoidance of doubt, subtracting) the amount of wires sent by, checks written by and other outbound deposits, ACH draws and receipts in transit from the Company to the extent such wires, checks and other deposits have not been debited) minus (b) the aggregate amount of any cash or cash equivalents (including all cash posted to support letters of credit, performance bonds, cash deposits, cash in reserve accounts, cash escrow accounts and guaranty accounts, custodial cash and cash subject to a lockbox, dominion, control or similar agreement, in each case, other than security deposits for which no claim has been made and there is no reasonable basis for a claim), in each case of this clause (b), (1) to the extent subject to any legal or contractual restriction on the ability to freely transfer, distribute or use such cash for any lawful purpose and/or (2) to the extent required to pay any Taxes imposed as a result of the distribution of such cash by the Company, minus (c) the amount of any insurance proceeds received after the date hereof to the extent received by the Company as a result of a claim for the damage or destruction of any property or asset.

“Claim” has the meaning set forth in Section 10.1(f)(i).

“Claim Certificate” has the meaning set forth in Section 10.1(g)(i).

“Claim Date” has the meaning set forth in Section 10.1(g)(i).

“Clean Team Agreement” means that certain Clean Team Agreement, dated as of July 2, 2025, by and between the Company and Buyer.

“Closing” means the consummation of the Transactions.

“Closing Date” has the meaning set forth in Section 2.1(c).

“Closing Expenses” means, without duplication, all fees, costs (including costs subject to reimbursement), commissions, expenses and other Liabilities incurred or payable by or on behalf of the Company (whether or not accrued and whether billed or payable prior to, on or after the Effective Time), to the extent such amounts remain unpaid as of the Calculation Time, in each case, arising from or in connection with the Transactions or any alternative transaction, including any sale to another party, leveraged recapitalization or other exit transaction or strategic review process conducted or pursued by the Company (and including the evaluation, preparation, negotiation, documentation, execution and performance of this Agreement and the other Ancillary Agreements), including (a) the fees, costs and expenses of any financial advisor, law firm, accounting or audit firm, brokers, finders, consultants or other representatives of the Company or the Equityholders, (b) any stay or retention, sale, transition, transaction-related, change in control or similar bonuses and any termination, severance, tax gross-up payments or similar amounts due and payable solely as a result of the Transactions (excluding, for the avoidance of doubt, any amounts (i) triggered by an action of the Buyer or the Company after the Effective Time or (ii) payable pursuant to any arrangement entered into following the Effective Time or at the written direction of Buyer, including the MIP Pool), and the employer portion of any related payroll, employment or similar Taxes with respect thereto (provided that, any of the items or amounts contemplated by this clause (b) that are due and payable as a result of or otherwise in connection with the Transactions pursuant to an arrangement entered into after the date hereof and prior to the Closing Date in accordance with Section 5.2 shall constitute and be deemed to be Closing Expenses), (c) the employer portion of any payroll, employment or similar Taxes that become due and payable as a result of the vesting of any outstanding restricted stock award as a result of the Transactions (assuming full release of the Purchase Price Escrow Amount and the Indemnification Escrow Amount to the Equityholders), (d) all fees, costs, expenses and other cash Liabilities incurred (or that would be incurred or made) as a result of the settlement of any Contract or account with a Related Party that is required to be terminated or settled pursuant hereto, and (e) 50% of all Buyer Insurance Policy Expenses (such amount, in the case of this clause (e), not to exceed $2,300,000); provided, that, for the avoidance of doubt, in no event shall “Closing Expenses” be deemed to include (1) any fees and expenses owed, paid or payable to any Person to the extent incurred at the direction of any Buyer Party or any of its Affiliates or otherwise relating to Buyer’s and/or any of its Affiliates’ financing for the Transactions, (2) any items included in the calculation of Working Capital or Indebtedness for purposes of calculating the Closing Purchase Price Consideration and the Final Purchase Price Consideration or (3) any fees or expenses of the Escrow Agent.

“Closing Purchase Price Consideration” means an amount equal to (a) the Base Purchase Price, minus (b) the Estimated Closing Indebtedness, minus (c) the Estimated Closing Expenses, plus or minus, as applicable, (d) the Estimated Closing Working Capital Surplus or the Estimated Closing Working Capital Deficiency, plus (e) the Estimated Cash on Hand, minus (f) the Representative Expense Amount, minus (g) the Purchase Price Escrow Amount, minus (h) the Indemnification Escrow Amount.

“Closing Working Capital Target” means the amount set forth on Schedule 1.1(c).

“COBRA” has the meaning set forth in Section 3.15(i).

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plan” has the meaning set forth in Section 6.4(e).

“Company Articles” means the Articles of Incorporation of the Company filed with the State of Illinois on June 11, 2008, as amended by the Articles of Amendment filed with the State of Illinois on December 1, 2009, December 14, 2012, January 17, 2013, September 20, 2013, March 20, 2014, July 11, 2016 and December 6, 2018.

“Company Board” has the meaning set forth in the Recitals.

“Company Bylaws” means the By-Laws of the Company.

“Company Closing Certificate” has the meaning set forth in Section 8.1(f).

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3(a), 3.3(b), 3.4, 3.18 and 3.19.

“Company In-Licenses” has the meaning set forth in Section 3.11(d).

“Company Licensed Intellectual Property” means any and all Intellectual Property owned by a Third Party and licensed or sublicensed (or purported to be licensed or sublicensed) to the Company or for which the Company has obtained (or purports to have obtained) a covenant not to be sued.

“Company Out-License” has the meaning set forth in Section 3.11(d).

“Company Owned Intellectual Property” means any and all Intellectual Property owned (or purported to be owned) by the Company.

“Company Shares” means all issued and outstanding shares of capital stock of the Company, including shares of Series A Preferred Stock, Series B Preferred Stock, Class D Common Stock, Non-Voting Class E Common Stock and Special Class F Nonvoting Stock, in each case, as such classes and series are further described in the Company Articles.

“Company’s Accounting Practices and Procedures” means the accounting methods, policies, practices, principles, bases and procedures, including classification and estimation methodologies specifically set forth on Exhibit D attached hereto.

“Company’s Knowledge” or any similar phrase means the actual knowledge of each of the individuals set forth on Schedule 1.1(d).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of February 18, 2025, entered into by and between the Investment Banker (on behalf of the Company) and Buyer.

“Continuing Employee” has the meaning set forth in Section 6.4(b).

“Contract” means any agreement, contract, commitment, arrangement, license, sublicense, lease, sublease, conditional sales contract, obligation, mortgage, indenture, note, bond, loan, deed of trust, sale or purchase order, service order, instrument, commitment, undertaking or understanding to which the Company is party, including any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extensions or renewals thereof, in each case, whether written or unwritten.

“Conversion” has the meaning set forth in Section 5.10.

“Covered Persons” has the meaning set forth in Section 6.2(a).

“Covered Tax” means without duplication, (a) Taxes imposed on or with respect to the Company for any Pre-Closing Tax Period and (b) Taxes of another Person imposed on or required to be paid by the Company (1) as a result of being or having been prior to the Closing a member of an affiliated, consolidated, combined or unitary group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. income Tax Law), including pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or non-U.S. income Tax Law, or (2) as a transferee or successor, or by Contract (other than any Contract entered into in the ordinary course of business the principal purpose of which is not the allocation of Tax liabilities) or operation of applicable Law, in each case, as a result of transactions or events occurring before the Closing.

“Current Representation” has the meaning set forth in Section 6.6(a).

“Debt Commitment Letter” means one or more executed debt commitment letters from the agents, arrangers, lenders and other Persons acting in similar roles identified therein, entered into on or prior to the date of this Agreement, addressed to Buyer, Merger Sub or one or more of their respective Affiliates, as may be amended, restated, supplemented, modified, replaced or substituted from time to time, together with all exhibits, schedules and attachments thereto.

“Debt Financing” means any debt financing incurred or intended to be incurred pursuant to, referred to in or as contemplated by any Debt Commitment Letter or any other debt financing incurred for purposes of financing the transactions contemplated hereby, and including any debt financing obtained by Buyer, Merger Sub or any of their Affiliates concurrently with the consummation of any debt financing referred to above.

“Deficit Amount” has the meaning set forth in Section 2.4(e)(ii).

“Delaware Act” means the General Corporation Law of the State of Delaware.

“Determination Date” has the meaning set forth in Section 2.4(e)(i).

“Disclosure Schedules” means the schedules called for by the representations and warranties set forth in Article III and delivered by the Company to Buyer concurrently with the execution of this Agreement.

“Disputed Items” has the meaning set forth in Section 2.4(c).

“Dissenters’ Rights Notice” has the meaning set forth in Section 5.1(b)(ii).

“Dissenting Shares” has the meaning set forth in Section 2.1(i).

“Effective Time” has the meaning set forth in Section 2.1(d).

“Eligible Non-Fundamental Claim” has the meaning set forth in Section 10.1(j)(ii).

“Employee” means any employee currently employed by the Company (whether salaried or hourly, and full-time or part-time), whether or not actively employed (e.g., including employees on vacation and leave of absence, including maternity, family, sick, military or disability leave) as of any relevant time.

“Employee Equityholder Support Agreement” has the meaning set forth in the Recitals.

“Employee List” has the meaning set forth in Section 3.14(a).

“Employee Plan” means any (i) “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) employment, consulting, severance, termination protection, change in control, transaction bonus, retention, bonus, stock option, equity or equity-based compensation and deferred compensation plan, program, arrangement or policy or (iii) other plan, agreement, arrangement, program or policy providing for incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), or other compensation or benefits, in each case,

(a) that is maintained, administered or contributed to by the Company for the benefit of any current or former Employee (or any dependents or beneficiaries thereof), (b) under which the Company has any present or future obligations or Liabilities, or (c) to which the Company contributes or is obligated to contribute.

“Environmental Laws” means any applicable Law relating to pollution, the protection of the environment, human health and safety (concerning exposure to Hazardous Substances) or the generation, handing, use, management, storage, transportation, disposal, release or threatened release of, or exposure to, any Hazardous Substance.

“Equity Security” means (i) any share capital, partnership interest, membership interest or unit, capital stock, equity interest, voting (including voting debt) or non-voting security or other ownership interest, (ii) any other interest or participation (including phantom units or interests) that confers on a Person the right to receive a unit of the profits and losses of, or distribution of assets of, or is derivative of the value of, the issuing entity (including any “profits interests”), (iii) any subscription, call, warrant, option, restricted share, restricted stock unit, stock appreciation right, contingent value right, performance unit, incentive unit or other commitment of any kind or character relating to, or entitling any Person to purchase or otherwise acquire any of the foregoing, (iv) any security that is derivative of, or provides economic benefits based, directly or indirectly, on the value or price of any of the foregoing and (v) any security directly or indirectly convertible into, or exercisable or exchangeable for, any of the foregoing.

“Equityholder Indemnified Parties” has the meaning set forth in Section 10.1(b).

“Equityholder Released Claims” has the meaning set forth in Section 10.3(b).

“Equityholder Releasee” has the meaning set forth in Section 10.3(b).

“Equityholder Releasor” has the meaning set forth in Section 10.3(b).

“Equityholders” has the meaning set forth in the Recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” with respect to an entity means any other trade or business, whether or not incorporated, that, together with such first entity, would be treated as a single employer under Section 414 of the Code.

“Escrow Agent” means Acquiom Clearinghouse LLC.

“Escrow Agreement” means the Escrow Agreement, by and among the Escrow Agent, Buyer and the Seller Representative, in the form attached hereto as Exhibit E.

“Escrow Funds” means the Purchase Price Escrow Funds and the Indemnification Escrow Funds.

“Estimated Cash on Hand” has the meaning set forth in Section 2.3(a)(i)(D).

“Estimated Closing Expenses” has the meaning set forth in Section 2.3(a)(i)(B).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.3(a)(i)(A).

“Estimated Closing Statement” has the meaning set forth in Section 2.3(a)(i).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.3(a)(i)(C).

“Estimated Closing Working Capital Deficiency” means the amount, if any, by which the Estimated Closing Working Capital is less than the Closing Working Capital Target.

“Estimated Closing Working Capital Surplus” means the amount, if any, by which the Estimated Closing Working Capital exceeds the Closing Working Capital Target.

“Exchange Funds” has the meaning set forth in Section 2.6(a).

“Export Control Laws” has the meaning set forth in Section 3.20(d).

“FCPA” has the meaning set forth in the definition of Anti-Corruption Laws.

“Final Cash on Hand” has the meaning set forth in Section 2.4(a)(iv).

“Final Closing Expenses” has the meaning set forth in Section 2.4(a)(ii).

“Final Closing Indebtedness” has the meaning set forth in Section 2.4(a)(i).

“Final Closing Statement” has the meaning set forth in Section 2.4(a).

“Final Closing Working Capital” has the meaning set forth in Section 2.4(a)(iii).

“Final Closing Working Capital Deficiency” means the amount, if any, by which the Final Closing Working Capital is less than the Closing Working Capital Target.

“Final Closing Working Capital Surplus” means the amount, if any, by which the Final Closing Working Capital exceeds the Closing Working Capital Target.

“Final Purchase Price Consideration” means an amount equal to (a) the Base Purchase Price, minus (b) the Final Closing Indebtedness, minus (c) the Final Closing Expenses, plus or minus, as applicable, (d) the Final Closing Working Capital Surplus or the Final Closing Working Capital Deficiency, plus (e) the Final Cash on Hand, minus (f) the Representative Expense Amount, minus (g) the Purchase Price Escrow Amount, minus (h) the Indemnification Escrow Amount.

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Financing Source” means any lender, arranger, bookrunner, administrative agent, syndication agent, underwriter, initial purchaser, placement agent, trustee or other Person providing any portion of, or engaged in connection with, any Debt Financing, and any other Person party to any commitment letters, engagement letters, underwriting agreements, purchase agreements, indentures, credit agreements or other agreements entered in connection with the Debt Financing, in each case, together with their Affiliates, officers, directors, employees, agents, advisors, and representatives and their respective successors and permitted assigns. Notwithstanding the foregoing, in no event shall Buyer or any of its Affiliates constitute “Financing Sources”.

“First Expiration Date” has the meaning set forth in Section 10.1(j)(v).

“Foreign Person” has the meaning set forth in Section 4.11.

“Fraud” means actual and intentional common law fraud under Delaware Law with respect to making the representations and warranties in Article III or Article IV or the certificates required to be delivered pursuant to Section 8.1(f) or Section 8.2(e).

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles, as consistently applied in the Financial Statements.

“Government Closure” has the meaning set forth in Section 5.4(b)(i).

“Governmental Entity” means (a) any entity or body exercising executive, legislative, judicial, regulatory, administrative or arbitral functions (including taxing authority or power of any nature) of or pertaining to a U.S. federal, state, local or municipal government or a foreign, international, multinational or other government, including any department, commission, board, agency, bureau, instrumentality, court or other tribunal (whether judicial or arbitral), official or other regulatory, administrative or judicial authority thereof and (b) any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any Laws.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, toxic or material, or any substance or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos, asbestos-containing material, mold and any substance or material regulated under any Environmental Law.

“Highly Paid Employee” means those Employees whose annualized aggregate compensation as salary, wages, commissions and bonuses with respect to the fiscal year ended December 31, 2024 exceeded $200,000.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“HSR Filing Date” has the meaning set forth in Section 5.4(b)(i).

“Illinois Act” has the meaning set forth in the Recitals.

“Income Tax Attribute” means any net operating loss carryforward, capital loss carryforward, Section 163(j) carryforward or other carryforward available to be applied in any Pre-Closing Tax Period to reduce Income Tax Liabilities in the applicable period for U.S. federal, state and local income Tax purposes.

“Income Tax Returns” means Tax Returns relating to Income Taxes.

“Income Taxes” means Taxes imposed on, or by reference to, the net income, profits or gross receipts (including corporate franchise, doing business, or occupation taxes) of the Company.

“Indebtedness” means, with respect to any Person, as of any particular time, without duplication, all Liabilities (including (1) the unpaid principal amount of, and all accrued interest and other amounts in respect of and all amounts payable at the retirement of, such Liabilities and other obligations, in each case for purposes of this clause (1), assuming repayment at the Closing, and (2) in the case of the Liabilities contemplated by the following clauses (a), (b) and (e), all premiums (including make-whole premiums), fees, prepayment premiums, breakage costs and expense reimbursements that are payable as a result of the occurrence of the Closing or would otherwise be payable if such Liabilities were repaid at the Closing (including arising as a result of the discharge of such Liabilities at Closing or the consummation of the Transactions)) in respect of any (a) indebtedness for borrowed money of such Person; (b) any indebtedness of such Person evidenced by any note, bond, debenture or similar Contract or security; (c) the deferred but unpaid purchase price of assets, property, goods or services purchased by such Person and with respect to which such Person is liable (other than, and expressly excluding, trade payables and other current liabilities incurred in the ordinary course of business and included in Working Capital), including any deferred purchase price Liabilities, seller notes, “earn-out” payments, installment payments, conditional sale obligations, other title retention arrangements or vendor financing or similar deferred but unpaid Liabilities, in each case, assuming the maximum amount is payable thereunder; (d) letters of credit (including standby letters of credit), bankers’ acceptances or similar facilities issued for the account of the Company (to the extent drawn upon or otherwise called); (e) Contracts for interest rate, currency or commodity protection, or swap, collar or other hedging arrangements, and Contracts providing for deferred rent, asset retirement obligations and payables related thereto; (f) leases or similar arrangements that are required to be classified as a capital lease or finance lease in accordance with GAAP; (g) obligations secured by a Lien over assets of the Company; (h) declared but unpaid dividends or distributions; (i) (1) unfunded or underfunded deferred compensation, defined benefit pension, retiree health and welfare benefits and retirement benefits (solely to the extent such retirement benefits do not (A) constitute current liabilities for the purposes of the determination of Working Capital in accordance with the Company’s Accounting Practices and Procedures or (B) include any obligations arising, or with respect to services provided, after the Closing under the Company 401(k) Plan), and (2) outstanding severance or other termination-related payments or obligations payable to employees prior to or as of the Effective Time, in each case, for the immediately preceding clauses (1) and (2), including the employer portion of any related payroll, employment or similar Taxes with respect thereto; (j) the Pre-Closing Income Tax Amount; (k) any deferred revenue; and (l) any obligation of the type referred to in clauses (a) through (k) of another Person the payment of which the Company has guaranteed or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor; provided, however, none of the following shall be considered Indebtedness hereunder: (i) any operating lease obligations, (ii) any undrawn letters of credit and/or bankers’ acceptances, (iii) any indebtedness arranged by or incurred at the direction of Buyer and/or any of its Affiliates or (iv) trade payables and other expenses incurred in the ordinary course of business and included in Working Capital.

“Indemnification Escrow Amount” means an amount equal to $15,575,000.00.

“Indemnification Escrow Funds” means, at any given time after the Effective Time, the funds remaining in the account in which the Indemnification Escrow Amount was deposited.

“Indemnified Party” has the meaning set forth in Section 10.1(f)(i).

“Indemnifying Party” has the meaning set forth in Section 10.1(f)(i).

“Indemnity Objection Notice” has the meaning set forth in Section 10.1(g)(ii).

“Information Statement” has the meaning set forth in Section 5.1(b)(i).

“Insurance Policy” has the meaning set for in Section 3.12.

“Intellectual Property” means any and all intellectual property and similar proprietary rights in any jurisdiction, including: (a) statutory invention registrations, inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, letters patent and pending applications for patents, and reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof; (b) trademarks, service marks, trade names, service names, logos, Internet domain names and social media accounts, and other indicators or origin, goodwill associated therewith, and applications, registrations, and renewals in connection therewith; (c) copyrights (whether or not registered), published and unpublished works of authorship (including databases and software), and applications, registrations, extensions, renewals, reversions, derivative works and moral rights in connection therewith; (d) mask work rights and applications, registrations and renewals in connection therewith; (e) trade secrets and confidential information (including ideas, research and development, know how, methods, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (f) computer software (including source code, object code, firmware, operating systems and specifications); (g) databases and data collections; (h) industrial designs (whether or not registered); and (i) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.

“Interim Financial Statements” has the meaning set for in Section 3.5(a)(ii).

“Intermediate” has the meaning set forth in the preamble.

“Investment Banker” means William Blair & Company, L.L.C.

“Investor Rights Agreement” means that certain Investors’ Rights Agreement, dated as of January 17, 2023, by and among the Company and certain Equityholders party thereto.

“IRS” means the Internal Revenue Service.

“IT Assets” means any and all software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and other information technology equipment and assets, and all associated documentation, in each case, owned by or licensed or leased to (or purported to be owned by or licensed or leased to) the Company, or otherwise used or held for use in the operation of the Business.

“Key Equityholder Support Agreements” has the meaning set forth in the Recitals.

“Law” means any statute, law (statutory, common or otherwise), ordinance, rule, regulation, constitution, treaty, Order or other requirement of any Governmental Entity, including applicable securities exchange rules.

“Lease” has the meaning set forth in Section 3.13(c).

“Leased Real Property” has the meaning set forth in Section 3.13(b).

“Letter of Transmittal” has the meaning set forth in Section 2.6(b)(i).

“Liabilities” means debts, liabilities, obligations, Taxes or commitments of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent or inchoate, accrued or unaccrued, matured or unmatured, disclosed or undisclosed, liquidated or unliquidated, due or to become due, determined, determinable or otherwise, including all costs and expenses relating thereto.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, hypothecation, charge, lease, sublease, license or any other security interest in respect of such property or asset, including the right to vote, sell or otherwise dispose of any capital stock or other voting or equity interest or any restriction on the exercise of any attributes of ownership.

“Liquidation Preference” has the meaning set forth in the Company Articles.

“Losses” means any and all damages, Liabilities, losses, expenses, assessments, judgments or deficiencies of any nature whatsoever (including, to the extent incurred in connection with a claim that is determined to be indemnifiable pursuant to the terms hereof, reasonable expenses of investigation, and reasonable attorneys’ fees and other reasonable costs and expenses, in each case, incident to any Proceeding).

“Material Adverse Effect” means any change, event, development, circumstance, occurrence or effect that, individually or in the aggregate with other such matters, (a) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company or (b) solely for purposes of the use of the term “Material Adverse Effect” in Article III, would reasonably be expected to materially delay, materially impair or prevent the Company’s ability to consummate the Transactions prior to the Termination Date; provided that, in the case of the immediately preceding clause (a), none of the following shall be taken into account, either alone or in combination, in determining whether there is a Material Adverse Effect: any adverse change, event, development, circumstance, occurrence or effect to the extent arising from or relating to: (i) general business, industry, regulatory or economic conditions, including such conditions related to the industries in which the Company participates; (ii) local, regional, national or international political or social conditions, including hostilities, acts of war, sabotage or terrorism, military actions or anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions or any escalation or material worsening of any of the foregoing; (iii) changes in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in GAAP or the interpretation thereof; (v) changes in Laws or the interpretation thereof; (vi) the taking of any action expressly required by this Agreement or the other agreements contemplated hereby (including any Ancillary Agreements); (vii) public announcement of the Transactions (including any changes, effects or events resulting from or arising out of any of the Company’s customers, suppliers or other material business relations becoming aware of the Transactions); (viii) any failure by the Company to meet any estimates, projections, budgets, forecasts or expectations of revenue, earnings or other financial performance or results of operations for any period (it being understood that the facts or occurrences giving rise or contributing to such failures may be deemed to constitute and may be taken into account in determining whether there has been a Material Adverse Effect); (ix) any actions or omissions by Buyer or any of its Affiliates (other than as expressly contemplated by this Agreement or the Ancillary Agreements) or any breach by a Buyer Party of this Agreement; (x) an outbreak or occurrence of any epidemic or pandemic, or worsening thereof, including any Law, Order, directive, guideline or recommendation by any Governmental Entity related to such epidemic or pandemic or the worsening thereof; (xi) any “Act of God” including any hurricane, earthquake or other natural disaster; or (xii) the taking of any action at the express request of, or expressly consented to by, Buyer and/or its Affiliates, agents or representatives (including, for the avoidance of doubt, actions taken pursuant to Section 7.4(b)); provided that clauses (i), (ii), (iii), (iv), (v), (x) and (xi) do not affect the Company in a disproportionate manner from other companies in the industries in which the Company operates (in which case, such disproportionate impact may be taken into account in determining whether there has been a Material Adverse Effect).

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Cash Amount” means $3,500,000.

“Neutral Accounting Firm” means an independent accounting firm of nationally recognized standing that is not at the time it is to be engaged hereunder rendering material services to any party to this Agreement, or any Affiliate of any party, and has not done so within the two (2)-year period prior thereto.

“Non-Recourse Party” means, with respect to a party, any of such party’s former, current and future equityholders, controlling Persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners or assignees (or any former, current or future equityholder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner or assignee of any of the foregoing).

“Objection Deadline” has the meaning set forth in Section 10.1(g)(ii)(A).

“Objection Notice” has the meaning set forth in Section 2.4(c).

“Order” means any award, injunction, judgment, decree, writ, order, ruling, subpoena, determination or verdict or other decision issued, promulgated or entered by any Governmental Entity (including legally binding arbitrator) of competent jurisdiction.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, bylaws, certificate of formation, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement and other similar organizational documents of such entity (in each case, as amended through the date of this Agreement), including, for the avoidance of doubt, with respect to the Company, the Company Articles, the Company Bylaws, the Shareholders Agreement and the Investor Rights Agreement.

“Payable Claim” has the meaning set forth in Section 10.1(h)(ii).

“Paying Agent” means Acquiom Financial LLC.

“Paying Agent Agreement” means that certain paying agent agreement, by and among the Paying Agent, Buyer and the Seller Representative, in substantially the form attached hereto as Exhibit F.

“Payoff Documentation” means documentation, in customary form and reasonably acceptable to Buyer, evidencing the repayment of the Specified Indebtedness, including the identity of each recipient, the amount owed to fully pay off such Specified Indebtedness and any other monetary obligations in connection therewith, wire instructions and providing for the release of all Liens securing the Specified Indebtedness upon payment therefor.

“Permitted Liens” means (a) Liens for Taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) statutory Liens of carriers’, materialmen’s, suppliers’ and mechanics’ or other like Liens incurred in the ordinary course of business; (c) Liens and encroachments which do not interfere with the present use of the properties they affect; (d) Liens relating to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements; (e) zoning, building, fire, health, environmental and pollution control laws, ordinances, rules and safety regulations and other similar restrictions; (f) with respect to real property, any easements, rights-of-way, prescriptive rights, encroachments, protrusions, imperfections of title, rights, party walls and any other non-monetary title defects, in each case, that do not materially impair the use and enjoyment of such real property; (g) with respect to real property, any and all matters of record in the jurisdiction where the real property is located, including restrictions, reservations, covenants, conditions, oil and gas leases, mineral severances and other liens; (h) with respect to real property, any conditions that may be shown by a current, accurate survey or physical inspection; (i) terms, conditions and restrictions under leases, subleases, licenses or occupancy agreements, including statutory Liens of landlords, affecting any Leased Real Property (to the extent such Contracts have been provided to Buyer prior to the date hereof); (j) Liens that have been placed by any developer, landlord or other Third Party on Leased Real Property or property over which the Company has easement rights and subordination or similar agreements relating thereto; (k) Liens that will be released prior to or as of the Closing; (l) Liens created by Buyer; (m) Liens in respect of any obligations as lessee under capital leases that have been provided to Buyer prior to the date hereof; and (n) Liens set forth on Schedule 1.1(e).

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity, organization or body.

“Personal Information” means information or data that constitutes “personal information,” “personally identifiable information,” “personal data” or any term of similar import, in each case, as defined under applicable Law.

“Post-Closing Representation” has the meaning set forth in Section 6.6(a).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Income Tax Amount” means an amount equal to, without duplication, the liability for accrued and unpaid Income Taxes of the Company as of the Closing Date (calculated with respect to any Straddle Period in accordance with Section 7.5(b)(ii)), in each case, computed solely for taxable periods for which a final Income Tax Return has not yet been filed as of the Closing Date and calculated on a jurisdiction by jurisdiction basis, with zero dollars ($0) being the lowest amount for any entity in any jurisdiction; provided that, for purposes of calculating such liability, (a) such liability for Income Taxes shall be calculated in accordance with the past practice (including reporting positions, elections and accounting methods) of the Company in preparing Income Tax Returns, except as otherwise required by applicable Law, and shall be calculated solely with respect to the jurisdictions in which the Company is currently filing Income Tax Returns or has begun or increased operations since the most recent due date (taking into account applicable extensions) for filing Income Tax Returns, (b) any Transaction Tax Deductions shall be taken into account in a Pre-Closing Tax Period to the extent supportable at a “more likely than not” or higher level of confidence, and assuming the application of the seventy percent (70%) safe harbor election under Revenue Procedure 2011-29 to any “success based fees,” (c) any Income Taxes attributable to any Buyer Closing Date Transaction shall be excluded, (d) any liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent Income Taxes or with respect to uncertain Tax positions shall be excluded, (e) all deferred Tax liabilities and deferred Tax assets shall be excluded, (f) any estimated or similar income Tax payments made by the Company and any refunds, credits or overpayments of Income Tax shall be taken into account to the extent available to offset amounts included in the computation of the Pre-Closing Income Tax Amount, (g) the parties shall assume that no election is made by the Company or any other party under Treasury Regulation Section 1.1502-76(b)(2) (or any similar provision of state, local, or non-U.S. Law) to ratably allocate items incurred by the Company, (h) any amounts that the Company will be required to include in income after the Closing Date as a result of any prepaid amount or deferred revenue recognized or realized on or prior to the Closing Date shall be included, (i) the Company shall be deemed to have elected in each such Income Tax Return to deduct any research and experimental expenditures incurred prior to the Closing Date to the maximum extent permitted under applicable Law as in effect during the applicable period, and (j) any Income Tax Attribute shall be applied to reduce the Pre-Closing Income Tax Amount with respect to a Pre-Closing Tax Period to the extent such Income Tax Attribute is available to reduce the Income Tax Liabilities of the Company for the applicable period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Tax Return” has the meaning set forth in Section 7.5(b)(i).

“Privacy and Security Requirements” means, to the extent applicable to the Company, (a) any Laws related to data privacy, data protection, cybersecurity and/or the processing of Personal Information, including the California Consumer Privacy Act of 2018 (as amended by the California Privacy Rights Act), the EU 2016/679 General Data Protection Regulation and the equivalent thereof under the laws of the United Kingdom; (b) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time; and (c) internal and external policies and procedures, binding industry standards, and all Contracts between the Company and any Person, in each case under this clause (c), related or that is otherwise applicable to data privacy, data protection, cybersecurity and/or the processing of Personal Information.

“Pro Rata Share” means, with respect to each Equityholder, the percentage set forth next to such Equityholder’s name under the heading “Pro Rata Share” on the Allocation Schedule.

“Proceeding” has the meaning set forth in Section 3.10.

“Purchase Price Escrow Amount” means an amount equal to $2,000,000.

“Purchase Price Escrow Funds” means, at any given time after the Effective Time, the funds remaining in the account in which the Purchase Price Escrow Amount was deposited.

“Purchased Company Shares” means all of the Company Shares issued and outstanding as of immediately prior to the Effective Time.

“Registered Intellectual Property” has the meaning set forth in Section 3.11(a).

“Related Party” means, with respect to any specified Person, (a) any Affiliate of such specified Person, (b) any Person who is a current or former director, manager, officer or holder of any Equity Security or other Person in a similar capacity of such specified Person or any of its Affiliates and (c) “associates” or any member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of such specified Person; provided that, solely for purposes of Article VIII, the reference to “holder of any Equity Security” in the preceding clause (b) shall be deemed to instead be a reference to “any Person set forth on Schedule 1.1(a)(i), Schedule 1.1(a)(ii), Schedule 1.1(b)(i), Schedule 1.1(b)(ii) and Schedule 6.11 hereto.”

“Released Claims” has the meaning set forth in Section 10.3.

“Releasees” has the meaning set forth in Section 10.3.

“Releasors” has the meaning set forth in Section 10.3.

“Representative Expense Amount” means the amount set forth on Schedule 1.1(f).

“Representative Expenses” has the meaning set forth in Section 11.18(e).

“Requisite Equityholder Approval” has the meaning set forth in the Recitals.

“Resolution Period” has the meaning set forth in Section 2.4(c).

“Resolved Claims” has the meaning set forth in Section 10.1(h)(i).

“Sample Calculation of Working Capital” means the illustrative calculation of Working Capital set forth on Exhibit G attached hereto.

“Sanctioned Jurisdiction” means, at any time, a country or territory that is itself the subject or target of applicable Sanctions (at the time of this Agreement, Iran, Cuba, Syria, North Korea, Russia, Belarus, the Crimea region of Ukraine, the so-called Donetsk and Luhansk People’s Republics, and the non-government controlled areas of the Kherson, and Zaporizhzhia regions of Ukraine).

“Sanctioned Person” means any Person that is (a) designated on any applicable Sanctions-related list of sanctioned Persons maintained by any applicable Sanctions Authority, (b) located, organized, or ordinarily resident in a Sanctioned Jurisdiction, (c) directly or indirectly owned or controlled by (including in accordance with the relevant definitions under Sanctions) any Person or Persons described in the foregoing clauses (a) or (b), or (d) otherwise the subject or target of Sanctions.

“Sanctions” means the applicable economic, trade or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced from time to time by any applicable Sanctions Authority.

“Sanctions Authority” means the United States government (including the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State), the United Nations Security Council, the European Union and any of its member states, the UK Government (including His Majesty’s Treasury) and any other relevant sanctions authority.

“Second Expiration Date” has the meaning set forth in Section 10.1(j)(v).

“Section 280G Waived Payments” has the meaning set forth in Section 5.5.

“Securities Act” means the Securities Act of 1933.

“Security Breach” means any security breach or unauthorized interference, use, access, exfiltration, destruction, alteration, disclosure, loss, theft, interruption, modification, corruption or other processing of any confidential, sensitive or proprietary information (including Personal Information) or any information technology systems, equipment or assets.

“Seller Group” has the meaning set forth in Section 6.6(a).

“Seller Representative” has the meaning set forth in the Preamble.

“Settled Claims” has the meaning set forth in Section 10.1(h)(i).

“Share Certificate” means a certificate or similar instrument which, immediately prior to the Effective Time, represented issued and outstanding Purchased Company Shares.

“Shareholders Agreement” means that certain Shareholders Agreement, dated as of January 17, 2013, by and among the Company and certain Equityholders.

“Side Letter” has the meaning set forth in the Recitals.

“Significant Contract” has the meaning set forth in Section 3.8(d)(ii).

“Specified Contract” means each of the Contracts listed or required to be listed on Schedule 3.8(a) and any other Contract entered into after the date hereof that would have been required to be listed on Schedule 3.8(a) if in the existence as of the date hereof.

“Specified Counsel” has the meaning set forth in Section 6.6(a).

“Specified Indebtedness” has the meaning set forth in Section 2.2(a)(i).

“Straddle Period” means any taxable period beginning on or before, and ending after, the Closing Date.

“Subject Courts” has the meaning set forth in Section 11.19(a).

“Support Agreements” has the meaning set forth in the Recitals.

“Surviving Bylaws” has the meaning set forth in Section 2.1(f)(ii).

“Surviving Charter” has the meaning set forth in Section 2.1(f)(i).

“Surviving Company” has the meaning set forth in Section 2.1(e).

“Surviving Covenants” has the meaning set forth in Section 10.2.

“Tax” or “Taxes” means all federal, state, provincial, local and foreign income, profits, franchise, gross receipts, capital stock, severance, stamp, payroll, social security, environmental, sales, employment, unemployment, disability, use, personal and real property, ad valorem, withholding, excise, production, transfer, registration, gift, alternative minimum, goods and services, value added, occupancy and other similar tax, duty, fee, assessment or other governmental charge, together with all interest and penalties thereon and additions thereto.

“Tax Refunds” has the meaning set forth in Section 7.5(a)(i).

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule, form, or attachment thereto, and including any amendment thereof, in each case, submitted or required to be submitted to any Governmental Entity.

“Tax Sharing Agreement” means any Contract, including any Tax sharing, allocation, indemnification, reimbursement, receivables or similar Contract entered into prior to the Effective Time and binding the Company that provides for the allocation, apportionment, sharing or assignment of any Tax liability or Tax benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, other than any such Contract the primary purpose of which does not related to Tax or the apportionment or allocation of Tax.

“Tendering Equityholder” has the meaning set forth in Section 2.6(b)(iii).

“Termination Date” has the meaning set forth in Section 9.1(f).

“Third Party” means a Person that is not a party to this Agreement but excluding any Affiliate of any party to this Agreement.

“Third-Party Claim” has the meaning set forth in Section 10.1(f)(ii).

“Top Customers” has the meaning set forth in Section 3.8(a)(xi).

“Top Vendors” has the meaning set forth in Section 3.8(a)(i).

“Transaction Tax Deduction” means any Income Tax deduction permitted under applicable Tax Laws with respect to (a) the Closing Expenses or other similar expenses, in each case to the extent (i) paid on or prior to the Closing Date or (ii) included in the computation of Final Closing Indebtedness (as finally determined) or Final Working Capital (as finally determined), and (b) the repayment of Indebtedness of the Company on or around the Closing Date (including any fees, expenses, and interest (including amounts treated as interest for Income Tax purposes)) that were incurred in connection with the Final Closing Indebtedness (or payment thereof), in each to the extent included in the computation of Final Closing Indebtedness (as finally determined) or Final Closing Working Capital (as finally determined).

“Transactions” has the meaning set forth in the Recitals.

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes.

“Treasury Regulations” means the U.S. federal income Tax regulations promulgated under the Code.

“Unresolved Claim” has the meaning set forth in Section 10.1(h)(ii).

“Unvested Restricted Shares” has the meaning set forth in Section 2.2(b).

“Voting Equityholders” has the meaning set forth in the Recitals.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988.

“Willful Breach” has the meaning set forth in Section 9.2(c).

“Working Capital” means (a) the aggregate current assets (excluding Cash on Hand) of the Company as of the Calculation Time, minus (b) the aggregate current liabilities (excluding Indebtedness and Closing Expenses) of the Company as of the Calculation Time, in each of the immediately preceding clauses (a) and (b), determined in accordance with the Company’s Accounting Practices and Procedures; provided that Working Capital shall exclude any receivable in respect of insurance proceeds in connection with the damage or destruction of any property or asset. For the avoidance of doubt, (i) no amounts or accruals in respect of Cash on Hand, Closing Expenses, Indebtedness of the Company or amounts receivable by the Company under Contracts with Related Parties shall be reflected in Working Capital and (ii) Working Capital shall not include any Income Tax assets or liabilities or deferred Tax assets or liabilities.

“Written Consent” has the meaning set forth in the Recitals.

1.2    Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified; (e) the words “include,” “includes,” and “including” when used in this Agreement shall be deemed to be followed by the words “but not limited to,” unless otherwise specified; (f) reference to any statute or other Law, agreement, document or instrument means such statute, Law, agreement, document or instrument as amended or otherwise modified, and in the case of a statute or Law, including the corresponding provisions of any successor thereto or replacement thereof (provided that in the case of any reference to a Contract in the Disclosure Schedules, a reference to such Contract shall not include any amendments, supplements or other modifications thereto unless such amendments, supplements or other modifications have been made available to Buyer); (g) the word “or” shall mean “and/or”; (h) the terms “Dollars” and “$” mean United States Dollars; (i) references to “written” or “in writing” include in electronic form; (j) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not simply mean “if”; (k) references to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns (provided that nothing in this clause (k) is intended to authorize any assignment, delegation or other transfer not otherwise permitted by this Agreement); (l) references to “party” or the “parties” shall be deemed to refer to a party or the parties to this Agreement; and (m) where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

Article II
THE TRANSACTIONS

2.1    The Transactions; Purchase Price; Closing; Dissenting Shares.

(a)    Merger. On the terms and subject to the conditions of this Agreement, at the Closing, in accordance with the Illinois Act, the Company and Buyer shall cause Merger Sub to be merged with and into the Company, and the separate corporate existence of Merger Sub will cease, with the Company being the Surviving Company in the Merger and, as of immediately following the Merger, wholly owned by Buyer.

(b)    Purchase Price. The aggregate consideration for the Purchased Company Shares shall be an amount equal to (i) $2,350,000,000 (the “Base Purchase Price”), minus (ii) the Estimated Closing Indebtedness, minus (iii) the Estimated Closing Expenses, plus or minus, as applicable, (iv) the Estimated Closing Working Capital Surplus or the Estimated Closing Working Capital Deficiency, plus (v) the Estimated Cash on Hand, in each case, subject to adjustment as provided in Section 2.4.

(c)    Closing. The Closing shall commence, remotely by the mutual exchange and release of signature pages by email or at any place as the parties shall mutually agree, at 10:00 A.M. Central time on (i) the date which is five (5) Business Days after the satisfaction or waiver of the conditions precedent set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at Closing) or (ii) such other date, time and place as may be agreed by Buyer, the Company and the Seller Representative; provided that, without the prior written consent of Buyer, in no event shall the Closing be required to commence prior to the later of (A) September 15, 2025 and (B) the date which is five (5) Business Days after the satisfaction or waiver of the conditions precedent set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at Closing). The date on which the Closing is completed and the Effective Time occurs is referred to in this Agreement as the “Closing Date.”

(d)    Filing of the Articles of Merger; Surviving Company.

(i)    At the commencement of the Closing, the Company shall cause articles of merger, substantially in the form attached hereto as Exhibit H (the “Articles of Merger”), to be executed and filed with the Secretary of State of the State of Illinois and will make all other filings or recordings required by the Illinois Act or any other applicable Law to effect the Merger. The Merger will become effective (A) at such time as the Articles of Merger are filed by the Secretary of State of the State of Illinois (as evidenced by the parties’ receipt of a time-stamped copy of the Articles of Merger from the Secretary of State of the State of Illinois) or (B) at such later time as is specified therein and agreed to by Buyer and the Seller Representative (the time contemplated by clause (A) or clause (B), as applicable, the “Effective Time”).

(ii)    Notwithstanding anything to the contrary in this Agreement or the Ancillary Agreements, the parties hereto agree that, immediately upon the execution and filing of the Articles of Merger with the Secretary of the State of Illinois in accordance with Section 2.1(d)(i) (or in the event the Conversion is effected pursuant to Section 5.10, upon the execution and filing of the Certificate of Merger with the Secretary of the State of Delaware), the sole condition to the completion of the Closing and occurrence of the Effective Time shall be the acceptance of the Articles of Merger by the Secretary of State of the State of Illinois (or in the event the Conversion if effected, the Certificate of Merger by the Secretary of the State of Delaware), and, for the avoidance of doubt, no party may rely on the failure of any condition set forth in Section 8.1 or Section 8.2, as the case may be, to be satisfied any time following such filing of the Articles of Merger with the Secretary of the State of Illinois (or in the event the Conversion is effected pursuant to Section 5.10, following the filing of the Certificate of Merger with the Secretary of the State of Delaware).

(e)    Effect of the Merger. At the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Company”) and shall continue its corporate existence under the laws of the State of Illinois and shall succeed to and assume all of the rights and obligations of the Company and Merger Sub in accordance with the Illinois Act. From and after the Effective Time, the effect of the Merger will be as provided in this Agreement and in the applicable provisions of the Illinois Act.

(f)    Organizational Documents. Effective as of the Effective Time: (i) the articles of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company (the “Surviving Charter”) from and after the Effective Time, except that references to the name of Merger Sub therein shall be replaced by the name of the Surviving Company and (ii) the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company (the “Surviving Bylaws”) from and after the Effective Time, except that references to the name of Merger Sub therein shall be replaced by the name of the Surviving Company, in each case, until duly amended or repealed in accordance with the provisions thereof and of the Surviving Charter and applicable Law.

(g)    Directors and Officers. The directors of Merger Sub, as of the Effective Time, shall be the directors of the Surviving Company until their respective successors are duly elected and qualified in the manner provided in the Surviving Charter and Surviving Bylaws or until their earlier resignation or removal or as otherwise provided by applicable Law. The officers of Merger Sub, as of the Effective Time, shall be the officers of the Surviving Company until their successors are duly elected and qualified in the manner provided in the Surviving Charter and Surviving Bylaws or until their earlier resignation or removal or as otherwise provided by applicable Law.

(h)    Effect on Equity. At the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company, the Equityholders or any other Person, the books and records of the Company will be closed and thereafter no further transfers of any of the shares of capital stock of the Company will be reflected therein and:

(i)    all of the shares of capital stock of the Company held immediately prior to the Effective Time by the Company in treasury shall cease to be outstanding and shall be cancelled and extinguished and no cash or other consideration shall be delivered or deliverable in exchange therefor;

(ii)    notwithstanding anything to the contrary, any shares of the capital stock of the Company owned by Buyer that are issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and no cash or other consideration shall be delivered or deliverable in exchange therefor;

(iii)    all of the Purchased Company Shares (excluding any Dissenting Shares) shall cease to be outstanding and shall be cancelled and extinguished and shall be converted into the applicable Equityholder’s right to receive, subject to such Equityholder duly completing, executing and delivering the documents required by Section 2.6(b), (A) the aggregate Liquidation Preference (if any) of such Equityholder’s Purchased Company Shares, as set forth on the Allocation Schedule, and (B) such Equityholder’s Pro Rata Share, as applicable and as set forth on the Allocation Schedule, of the following minus the aggregate Liquidation Preference of all of the Purchased Company Shares: (1) an amount in cash (without interest) equal to the Closing Purchase Price Consideration; (2) any amounts owed pursuant to Section 2.4(e) and Section 10.1(j)(v), including any disbursements in respect of such Purchased Company Shares from the Purchase Price Escrow Fund and the Indemnification Escrow Fund, and (3) any amounts disbursed in respect of such Purchased Company Shares from the funds held in the Representative Expense Amount, if and when made in accordance with Section 11.18(f), in each case upon the terms set forth in this Agreement and as set forth on the Allocation Schedule; and

(iv)    all of the shares of capital stock of Merger Sub that are issued and outstanding immediately prior to the Effective Time will automatically be converted into and become shares of the capital stock of the Surviving Company, such that the capital stock of the Surviving Company held by Buyer will constitute 100% of the outstanding capital stock of the Surviving Company immediately following the Effective Time.

(i)    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Purchased Company Shares outstanding immediately prior to the Effective Time that are held by an Equityholder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded payment of fair value for such Purchased Company Shares in accordance with Section 11.70 of the Illinois Act or has properly demanded payment of fair value for or appraisal of such Purchased Company Shares in accordance with other applicable Law (such Purchased Company Shares being referred to collectively as the “Dissenting Shares” until such time as an applicable Equityholder holding all or a portion of the Purchased Company Shares fails to perfect or otherwise loses such rights under the Illinois Act or other applicable Law with respect to such Purchased Company Shares), shall not be converted into or be exchangeable for the right to receive cash payment(s) under this Agreement, but instead shall be automatically cancelled and extinguished and shall cease to exist and the holder thereof shall be entitled to only such rights as are granted by Section 11.70 of the Illinois Act or such other applicable Law; provided, however, that if an applicable Equityholder fails to perfect, withdraws or loses such holder’s right to demand payment or appraisal pursuant to Section 11.70 of the Illinois Act or such other Law, as applicable, or if a court of competent jurisdiction shall determine that such Equityholder is not entitled to the relief provided thereby, such Purchased Company Shares shall be treated from and after the Effective Time as if they had been converted as of the Effective Time into the right to cash payment(s) in accordance with Section 2.1(h)(iii) above. From and after the Effective Time, no holder of a Dissenting Share will be entitled to vote his, her or its Purchased Company Shares for any purpose or to receive payment of dividends or other distributions on his, her or its Purchased Company Shares (except dividends or other distributions payable to Equityholders of record at a date prior to the Effective Time, or dividends that accrued thereon prior to the Effective Time). Buyer shall be entitled to retain any cash payment(s) that otherwise would have been paid in respect of the Dissenting Shares under this Agreement and no Equityholder shall be entitled to any portion of such retained cash payment(s). Prior to the Closing Date, the Company shall give Buyer prompt written notice of any demands or threatened demands received by the Company prior to the Effective Time for payment of fair value for or appraisal of Purchased Company Shares, attempted written withdrawals of such demands and any other instruments served pursuant to the Illinois Act or other applicable Law, as applicable, relating to any Equityholder’s rights to dissent or demand appraisal with respect to the Merger. Notwithstanding anything in this Agreement to the contrary, Buyer shall have the right to (i) at such times prior to the Effective Time, participate in and be consulted in connection with (but, for the avoidance of doubt, not to control and direct), and (ii) following the Effective Time, participate in, and control and direct, in each case, all negotiations and proceedings with respect to such demands or threatened demands in connection with the Transactions; provided that, following the Effective Time, the Seller Representative shall in any event have the right to participate in any related discussions, negotiations and proceedings. The Company shall not, except with the prior written consent of Buyer, voluntarily make (or agree or commit to make) any payment with respect to any demands for payment of fair value for Purchased Company Shares or settle (or offer to settle) any such demands.

2.2    Closing Payments. Promptly upon the occurrence of the Effective Time (and, in any event, on the date on which the Effective Time occurs if the Effective Time occurs prior to 12:00 p.m. Eastern time on such date): (a) Buyer shall pay or cause to be paid the following amounts by wire transfer of immediately available funds as follows: (i) to the Persons holding the Specified Indebtedness, the aggregate amount necessary to satisfy and extinguish all Indebtedness described in the Payoff Documentation as of the Calculation Time (the “Specified Indebtedness”), in each case, by wire transfer of immediately available funds in accordance with the Payoff Documentation to be delivered by or on behalf of the Seller Representative to Buyer no less than three (3) Business Days prior to the date on which the Closing is expected to commence; (ii) to the payees thereof, the aggregate amount necessary to pay and satisfy in full all Closing Expenses (to the extent not paid prior to the Effective Time), in each case by wire transfer of immediately available funds in accordance with the invoices and payment instructions delivered by or on behalf of the Seller Representative to Buyer no less than three (3) Business Days prior to the date on which the Closing is expected to commence; provided, that, the amount of any sale bonus or other change in control payment shall be paid through the payroll account of the Company (and shall be reduced by any applicable withholding or other Taxes); (iii) to an account designated by the Seller Representative in writing at least three (3) Business Days prior to the date on which the Closing is expected to commence, the Representative Expense Amount; (iv) to the Escrow Agent, pursuant to and in accordance with the Escrow Agreement, the Purchase Price Escrow Amount, the Indemnification Escrow Amount and the Escrow Agent’s fees and expenses (if any); and (b) Buyer shall pay or cause to be paid to the Paying Agent by wire transfer of immediately available funds for further distribution to the Equityholders in accordance with Section 2.1(h)(iii) and the terms of the Paying Agent Agreement an amount equal to the Closing Purchase Price Consideration; provided, however, that any portion of the Closing Purchase Price Consideration payable to an Equityholder in respect of any restricted Company Shares that were unvested as of immediately prior to the Closing and with respect to which an effective election under Section 83(b) of the Code was not made (such Company Shares, the “Unvested Restricted Shares”), such portion shall not be paid to the Paying Agent and instead shall be paid to such Equityholder through the payroll account of the Company (and shall be reduced by any applicable withholding or other Taxes).

2.3    Estimated Closing Statement.

(a)    Not less than five (5) Business Days prior to the date on which the Closing is expected to commence, the Seller Representative shall deliver to Buyer (i) a statement (the “Estimated Closing Statement”) setting forth in reasonable detail the Company’s good faith estimate of (A) all outstanding Indebtedness of the Company as of the Calculation Time (the “Estimated Closing Indebtedness”), (B) all Closing Expenses as of the Calculation Time (the “Estimated Closing Expenses”), (C) the Working Capital as of the Calculation Time (the “Estimated Closing Working Capital”) and the Estimated Closing Working Capital Surplus or the Estimated Closing Working Capital Deficiency based thereon, if any, (D) the Cash on Hand as of the Calculation Time (the “Estimated Cash on Hand”), and including, in the case of the foregoing clauses (A) through (D), reasonable supporting information with respect thereto, and (E) the Closing Purchase Price Consideration based thereon, and (ii) a schedule (the “Allocation Schedule”) setting forth in reasonable detail, as of the Closing Date and immediately prior to the Effective Time, (A) the name of each Equityholder, and (B) with respect to each such Equityholder, under the heading “Liquidation Preference”, the aggregate Liquidation Preference applicable to such Equityholder’s Purchased Company Shares, and (C) under the heading “Pro Rata Share,” such Person’s Pro Rata Share, in each case, as calculated in good faith by the Seller Representative in accordance with the distribution provisions of the Company Articles. Upon delivery of the Estimated Closing Statement and the Allocation Schedule, the Company shall provide Buyer and its representatives with reasonable access, upon reasonable notice and during normal business hours, and in a manner that does not unreasonably interfere with the operation of the Company’s business, and subject to the Access Limitations (applied mutatis mutandis), to the work papers (subject to the execution of customary work paper access letters, if requested) and books and records of the Company used to prepare the Estimated Closing Statement and to personnel of the Company who participated in the preparation of the Estimated Closing Statement to enable Buyer and its representatives to evaluate the accuracy of the Estimated Closing Statement. Prior to the date on which the Closing is expected to commence, the Company and the Seller Representative shall consider in good faith Buyer’s comments on the Estimated Closing Statement, the calculations set forth therein and the Allocation Schedule.

(b)    Attached hereto as Exhibit I is an illustrative Allocation Schedule setting forth the methodology for the calculation of the Closing Purchase Price Consideration payable to each Equityholder. Not less than five (5) Business Days prior to the date on which the Closing is expected to commence (as part of the delivery of the Estimated Closing Statement), the Company shall deliver to Buyer an updated version of the Allocation Schedule, which shall be updated solely to reflect the Closing Purchase Price Consideration payable to each Equityholder and shall otherwise include the same calculations and follow the same methodologies set forth on the illustrative Allocation Schedule attached hereto as part of Exhibit I. The Allocation Schedule, as updated in accordance with Section 2.3(a) and this Section 2.3(b), shall be definitive for purposes of the calculations set forth therein and for the allocation of the payments to the Equityholders at the Effective Time. Notwithstanding anything to the contrary herein, the parties hereto acknowledge and agree that (i) the preparation of the Allocation Schedule and the allocations set forth therein are the sole responsibility of the Equityholders and that the Buyer Parties and their respective Affiliates (including, following the Effective Time, the Surviving Company) shall be entitled to rely on the Allocation Schedule, without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith and (ii) in no event shall the Buyer Parties or any of their respective Affiliates (including, following the Effective Time, the Surviving Company) have any liability to any Person (including any of the Equityholders) in connection with any claims relating to any alleged inaccuracy or miscalculation in the preparation of the Allocation Schedule and the allocations set forth therein or payments made in accordance therewith.

2.4    Final Closing Statement.

(a)    Within the ninety (90)-day period following the Closing Date, Buyer shall prepare and deliver to the Seller Representative a statement (the “Final Closing Statement”) setting forth, in reasonable detail (i) the amount of outstanding Indebtedness of the Company as of the Calculation Time (the “Final Closing Indebtedness”), (ii) the amount of Closing Expenses as of the Calculation Time (the “Final Closing Expenses”), (iii) the Working Capital as of the Calculation Time (the “Final Closing Working Capital”) and the Final Closing Working Capital Surplus or the Final Closing Working Capital Deficiency based thereon, if any, (iv) the Cash on Hand as of the Calculation Time (the “Final Cash on Hand”), and (v) the Final Purchase Price Consideration based thereon; provided that if Buyer does not deliver the Final Closing Statement within the ninety (90)-day period following the Closing Date, then Seller Representative shall (x) provide Buyer with written notice of its failure to deliver the Final Closing Statement and (y) in the event that Buyer does not deliver the Final Closing Statement within four (4) Business Days after its receipt of such notice, the Seller Representative shall have the right to elect that (1) the Estimated Closing Statement be deemed the Final Closing Statement and the calculations contained therein shall be final, binding and conclusive against the parties for all purposes hereunder or (2) if the Seller Representative notifies Buyer of its election to provide its own calculations of each element of the Final Closing Statement no later than five (5) Business Days after the conclusion of such ninety (90)-day period following the Closing Date, and provides to Buyer such calculations no later than thirty (30) days after the expiration of such ninety (90)-day period, then such calculations shall be deemed to be the “Final Closing Statement” hereunder, and Buyer shall have the right to review Seller Representative’s calculations as if all references to Seller Representative were references to Buyer in Section 2.4(c) and Section 2.4(d) (and in such case all references to Buyer in Section 2.4(c) and Section 2.4(d) shall be deemed to be references to Seller Representative); provided, further, that in the event Seller Representative elects the right pursuant to the foregoing clause (2), upon such election, Buyer shall provide, and cause the Company to provide, Seller Representative and its representatives with reasonable access, upon reasonable notice and during normal business hours, and in a manner that does not unreasonably interfere with the operation of the Company’s business and subject to the Access Limitations (applied mutatis mutandis), to the books and records of the Company used to prepare the Estimated Closing Statement and personnel of the Company who participated in the preparation of the

Estimated Closing Statement to enable the Seller Representative to accurately prepare the Final Closing Statement. The Final Closing Statement shall (A) be based on facts and circumstances as they exist as of the applicable Calculation Time, (B) not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the Transactions or arising from any act, decision or event occurring at or after the Effective Time, and (C) not include any additional provision or accrual or increase in any existing provision or accrual included in the Estimated Closing Statement, except to the extent new facts or events have arisen (but which, for the avoidance of doubt, existed as of or prior to the applicable Calculation Time) that, applying the same management, judgment, methodologies, practices, classification, policies and procedures, would justify such a provision, accrual or increase. In no event shall Cash on Hand, Indebtedness, Closing Expenses or Working Capital be calculated to include any fees, liabilities and/or expenses to the extent incurred by or at the direction of Buyer or any Affiliate thereof or otherwise relating to (w) Buyer’s or its Affiliates’ financing (including obtaining any consent or waiver relating thereto) for the Transactions, (x) any other liabilities or obligations incurred or arranged by or on behalf of Buyer or its Affiliates in connection with the Transactions (including any fees payable to any financing institution or the Company’s representatives on behalf of Buyer or its Affiliates), or (z) any post-Effective Time agreements, plans or arrangements between or among Buyer and its Affiliates, on the one hand, and the Company or its representatives, on the other hand.

(b)    Without limiting any rights of the parties expressly set forth in this Agreement, it is acknowledged and agreed that the purpose of determining Cash on Hand, Indebtedness, Closing Expenses and Working Capital and the related purchase price adjustment contemplated by this Section 2.4 is to (i) determine Cash on Hand, Indebtedness and Closing Expenses as of the Calculation Time and (ii) determine differences in Working Capital as of the Calculation Time against the Closing Working Capital Target, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of determining Cash on Hand, Indebtedness, Closing Expenses and Working Capital that are different from those contemplated by Section 2.4(a) or otherwise in accordance with the Company’s Accounting Practices and Policies.

(c)    During the forty-five (45)-day period following delivery of the Final Closing Statement to the Seller Representative (such forty-five (45)-day period, the “Resolution Period”), Buyer shall provide the Seller Representative and its representatives with reasonable access, upon reasonable notice and during normal business hours, and subject to the Access Limitations (applied mutatis mutandis), to the books and records of the Company used to prepare the Final Closing Statement and personnel of the Company who participated in the preparation of the Final Closing Statement to enable the Seller Representative to evaluate the accuracy of the Final Closing Statement. If the Seller Representative disagrees with the determination of the Final Purchase Price Consideration or any component thereof as shown in the Final Closing Statement, then the Seller Representative shall notify Buyer in writing (an “Objection Notice”) of such disagreement within the Resolution Period, which Objection Notice shall describe in reasonable detail (i) those items and amounts to which the Seller Representative objects (the “Disputed Items”) and (ii) the Seller Representative’s alternative calculation of such items and amounts. Any item or amount in the Final Closing Statement that the Seller Representative does not dispute in the Objection Notice shall be final, binding and conclusive for all purposes hereunder. The Seller

Representative will not be permitted to update the Objection Notice once delivered to Buyer without Buyer’s prior written consent. If an Objection Notice is not delivered to Buyer within the Resolution Period, or if the Seller Representative provides written acceptance to Buyer of the Final Closing Statement, the Final Closing Statement as prepared by Buyer, and the calculations set forth therein, shall final, binding and conclusive for all purposes hereunder and non-appealable by the parties hereto.

(d)    If Buyer and the Seller Representative are unable to resolve all Disputed Items within thirty (30) days after delivery to Buyer of the Objection Notice, then such remaining Disputed Items shall be submitted for final and binding resolution to a Neutral Accounting Firm to resolve such disagreements (the “Accounting Arbitrator”). The Accounting Arbitrator shall be KPMG LLP, or, in the event that it is not available, a Neutral Accounting Firm selected by mutual agreement of Buyer and the Seller Representative; provided that (i) if, within fifteen (15) days after the Seller Representative has delivered an Objection Notice to Buyer, such parties are unable to agree on a Neutral Accounting Firm to act as Accounting Arbitrator, then each party shall select a Neutral Accounting Firm and such firms together shall select the Neutral Accounting Firm to act as the Accounting Arbitrator, and (ii) if any such party does not select a Neutral Accounting Firm within ten (10) days of written demand therefor by the other party, then the Neutral Accounting Firm selected by the other party shall act as the Accounting Arbitrator. Each of Buyer and the Seller Representative shall be permitted to present a supporting brief to the Accounting Arbitrator (which supporting brief shall also be concurrently provided to the other party) within twenty (20) days of the appointment of the Accounting Arbitrator. Within twenty (20) days of receipt of a supporting brief, the receiving party may present a responsive brief to the Accounting Arbitrator (which responsive brief shall also be concurrently provided to the other party). Within forty-five (45) days of the appointment of the Accounting Arbitrator, either party may elect to make an oral presentation to the Accounting Arbitrator, in which case, such party shall notify the other party thereof, and the other party shall have the right to be present and make its own oral presentation. To the extent that both parties elect to make an oral presentation, Buyer shall present first, followed by the Seller Representative. The Accounting Arbitrator shall only consider the briefs and oral presentations of the parties, and shall not conduct any independent review, in determining those items and amounts by the parties, and shall not engage in any ex parte discussions. The Accounting Arbitrator (A) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either Buyer or the Seller Representative, respectively, in the proposed Final Closing Statement, in the case of Buyer, or in the Objection Notice, in the case of the Seller Representative, (B) shall limit its decision to the remaining Disputed Items before it and (C) must resolve the matter in accordance with the terms and provisions of this Agreement. For the avoidance of doubt, the Seller Representative shall not be permitted to raise to the Accounting Arbitrator any objection to the Final Closing Statement unless such objection is raised in the Objection Notice. The Accounting Arbitrator shall deliver to Buyer and the Seller Representative, as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. The determination of the Accounting Arbitrator shall be final and binding on the parties and may be confirmed in any court of competent jurisdiction as an arbitration award pursuant to the Federal Arbitration Act or its state law equivalents. The fees of the Accounting Arbitrator shall be allocated between Buyer, on the one hand, and the Seller Representative (on behalf of the Equityholders), on the other hand, in such a way that (y) Buyer shall be responsible for that portion of the fees and expenses multiplied by a fraction, the numerator of which is the aggregate dollar value of disputed items submitted to the Accounting Arbitrator that are resolved against Buyer (as finally determined by the Accounting Arbitrator) and the denominator of which is the total dollar value of the disputed items so submitted and (z) the Seller Representative shall be responsible for the remaining amount of fees and expenses. In the event of any dispute regarding such allocation, the Accounting Arbitrator shall determine the allocation of its fees and expenses as between Buyer, on the one hand, and the Seller Representative, on the other hand, in accordance with such allocation methodology, such determination to be final and binding on both Buyer and the Seller Representative.

(e)    Once the Final Closing Working Capital, Final Cash on Hand, Final Closing Indebtedness and Final Closing Expenses are finally determined in accordance with this Section 2.4:

(i)    if the Final Purchase Price Consideration is greater than the Closing Purchase Price Consideration, then, within three (3) Business Days after the final determination of the Final Closing Working Capital, Final Cash on Hand, Final Closing Indebtedness or Final Closing Expenses, as the case may be, in accordance with this Article II (the date of such final determination, the “Determination Date”), (A) Buyer shall pay to the Paying Agent by wire transfer of immediately available funds for further distribution to the Equityholders in accordance with the terms of the Allocation Schedule and the Paying Agent Agreement (which shall provide for payment according to their respective Pro Rata Shares) the amount by which the Final Purchase Price Consideration exceeds the Closing Purchase Price Consideration, and (B) Buyer and the Seller Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the then-existing Purchase Price Escrow Funds to the Paying Agent for further distribution to the Equityholders in accordance with the terms of the Allocation Schedule and the Paying Agent Agreement (which shall provide for payment according to their respective Pro Rata Shares); provided, however, in no event shall Buyer have any Liability pursuant to the preceding clause (A) in excess of the initial Purchase Price Escrow Amount;

(ii)    if the Final Purchase Price Consideration is less than the Closing Purchase Price Consideration (the amount by which the Final Purchase Price Consideration is less than the Closing Purchase Price Consideration, the “Deficit Amount”), then, within three (3) Business Days after the Determination Date, Buyer and the Seller Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to (A) release to Buyer the Deficit Amount (up to the amount of the then-existing Purchase Price Escrow Funds) and (B) release to the Paying Agent for further distribution to the Equityholders in accordance with the terms of the Allocation Schedule and the Paying Agent Agreement (which shall provide for payment according to their respective Pro Rata Shares) the amount of Purchase Price Escrow Funds remaining, if any, after payment of the Deficit Amount to Buyer; provided, however, in no event shall Buyer be entitled to payment pursuant to this Section 2.4 of any amount in excess of the Purchase Price Escrow Funds existing at the Determination Date; and

(iii)    if the Final Purchase Price Consideration is equal to the Closing Purchase Price Consideration, then within three (3) Business Days after the Determination

Date, Buyer and the Seller Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Paying Agent for further distribution to the Equityholders (or, in the case of the Unvested Restricted Shares, to the Company for further distribution to the applicable Equityholder through payroll) in accordance with the terms of the Allocation Schedule and the Paying Agent Agreement (which shall provide for payment according to their respective Pro Rata Shares) the amount of any Purchase Price Escrow Funds.

2.5    Closing Deliveries.

(a)    At the commencement of the Closing, the Seller Representative shall deliver or cause to be delivered to Buyer:

(i)    a copy of the Company Articles, certified by the Secretary of State of the State of Illinois, dated within five (5) days prior to the date on which the Closing commences;

(ii)    a good standing certificate of the Company from the Secretary of State of the State of Illinois, dated within five (5) days prior to the date on which the Closing commences;

(iii)    a copy of the Written Consent, duly executed by Voting Equityholders constituting the Requisite Equityholder Approval;

(iv)    unless otherwise directed by Buyer at least five (5) Business Days prior to the date on which the Closing is expected to commence, resignation letters, in the form attached hereto as Exhibit J, from the members of the board of directors and/or the officers of the Company;

(v)    the Company Closing Certificate;

(vi)    a counterpart signature page to the Escrow Agreement, duly executed by the Seller Representative;

(vii)    a counterpart signature page to the Paying Agent Agreement, duly executed by the Seller Representative; and

(viii)    an affidavit, dated as of the date on which the Closing commences and executed by the Company under penalties of perjury, stating that the Company has not been a “United States real property holding corporation” (within the meaning of Section 897(c) of the Code and the Treasury Regulations promulgated thereunder) at any time during the five (5) year period ending on the date on which the Closing commences, together with a draft notice, prepared in accordance with Treasury Regulation Section 1.897-2(h)(2), in a form reasonably acceptable to Buyer.

(b)    At the commencement of the Closing, the Buyer Parties shall deliver or cause to be delivered:

(i)    to the Seller Representative, the Buyer Closing Certificate;

(ii)    to the Seller Representative, a counterpart signature page to the Escrow Agreement, duly executed by Buyer and the Escrow Agent; and

(iii)    to the Seller Representative, a counterpart signature page to the Paying Agent Agreement, duly executed by Buyer and the Paying Agent.

(c)    On the Closing Date, the Buyer Parties shall deliver or cause to be delivered, to the payees thereof, the payments described in Section 2.2.

2.6    Letters of Transmittal; Share Certificates.

(a)    The funds deposited with the Paying Agent on the Closing Date pursuant to Section 2.2 shall be held and distributed by the Paying Agent pursuant to the Paying Agent Agreement (such funds, the “Exchange Funds”). Buyer and the Seller Representative shall cause the Paying Agent to distribute the Exchange Funds in accordance with this Section 2.6. Not less than five (5) Business Days prior to the date on which the Closing is expected to commence, the Company shall send, or shall cause the Paying Agent to send, to each Equityholder: (i) a Letter of Transmittal, and (ii) instructions for use in effecting the surrender of such Equityholder’s Share Certificate(s) in exchange for the right to receive one or more cash payment(s) under this Agreement.

(b)    With respect to each Equityholder that (i) delivers a letter of transmittal substantially in the form attached hereto as Exhibit K (a “Letter of Transmittal”), to the Paying Agent (or, in the case of any Equityholder holding Unvested Restricted Shares, to the Company), duly completed and validly executed in accordance with the instructions thereto, (ii) properly surrenders such Equityholder’s Share Certificate(s) to the Paying Agent (or, in the case of any Equityholder holding Unvested Restricted Shares, to the Company) for cancellation, and (iii) in the case of each Equityholder other than any Equityholder which holds Unvested Restricted Shares, delivers the applicable IRS Form W-9 (or IRS Form W-8, as applicable) and any other documents reasonably required by the Paying Agent to the Paying Agent (each, a “Tendering Equityholder”), such Tendering Equityholder shall be entitled to receive, in exchange therefor, the rights contemplated for such Tendering Equityholder in Section 2.1(h)(iii) after the consummation of the Merger (but not before the Effective Time). After the Effective Time, Buyer and the Seller Representative shall cause the Paying Agent to release to each Tendering Equityholder, promptly after the receipt and confirmation of the deliverables contemplated by this Section 2.6(b), the applicable portion of the Closing Purchase Price Consideration due to such Tendering Equityholder pursuant to Section 2.2 and as set forth on the Allocation Schedule. Notwithstanding anything to the contrary, in no event will any payment be disbursed with respect to any Dissenting Shares except as provided in Section 2.1(i) above.

(c)    Without limiting the generality of the foregoing, except as expressly contemplated hereby, the Company shall not directly or indirectly pay or provide any consideration or any other amounts (including any termination, cancellation or other fees or amounts) in connection with the acquisition, termination, settlement or cancellation of any securities in connection with the Merger and other Transactions. Upon the receipt of any Letters of Transmittal duly executed by any Equityholder prior to the Effective Time, the Company shall promptly send a copy of such duly executed Letter of Transmittal to each of Buyer and the Paying Agent (provided that the Company shall not be required to deliver any Letter of Transmittal to the Paying Agent with respect to any Equityholder who holds Unvested Restricted Shares).

(d)    Until surrendered to the Paying Agent or the Company, as applicable, outstanding Share Certificates will be deemed from and after the Effective Time, for all purposes, to evidence only the right to receive cash payment(s) from and after the time of such surrender in accordance with the terms and conditions of this Agreement. In the event that any Share Certificates have been lost, stolen or destroyed, the Paying Agent or the Company, as applicable, shall accept in lieu of such Share Certificate(s) an affidavit of that fact by the Equityholder(s) thereof in a form reasonably acceptable to Buyer.

(e)    If any portion of the Closing Purchase Price Consideration payable to any Tendering Equityholder is to be paid to a Person other than the Person in whose name the surrendered Share Certificate is registered, then such portion of the Closing Purchase Price Consideration may be paid to such other Person only so long as such Share Certificate has been properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Share Certificate or establish to the reasonable satisfaction of Buyer that such Tax has been paid or is not applicable.

(f)    Upon the end of the term of the Paying Agent Agreement, Buyer and the Seller Representative shall cause the Paying Agent to distribute any remaining Exchange Funds to the Surviving Company or its designee. From and after such time, the Equityholders shall look to the Surviving Company for payments contemplated by Section 2.2 for payment in accordance with the terms of this Agreement; provided, that any amounts payable from the Escrow Funds shall be held and distributed to the Persons entitled thereto in accordance with the terms of this Agreement, the Escrow Agreement and the Paying Agent Agreement, at the respective times and subject to the contingencies specified herein and therein.

(g)    Notwithstanding anything to the contrary contained herein, neither the Surviving Company nor any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.7    Withholding. Buyer shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to such payment under applicable Law. Buyer shall cooperate in good faith to minimize or eliminate any deduction or withholding that may be applied. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made and Buyer shall promptly furnish such Person with official receipts (or copies thereof) evidencing the payment of such withheld amounts to the appropriate Governmental Entity.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules, the Company hereby represents and warrants to Buyer, as of the date of this Agreement, as follows:

3.1    Existence and Power. The Company (a) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Illinois; (b) has the corporate power and authority required to own and lease its property and to carry on its business as presently conducted in all material respects; and (c) is duly qualified to transact business as a foreign corporation and is in good standing as a foreign corporation authorized to transact business and to own and lease property in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. Prior to the date hereof, the Company has made available to Buyer true and complete copies of the Organizational Documents of the Company as currently in effect. The Company is not in breach of its Organizational Documents, except as would not reasonably be expected to have a Material Adverse Effect.

3.2    Authorization. The execution, delivery of, and performance by the Company of its obligations under, this Agreement and the Ancillary Agreements to which it is or will be a party, and the consummation of the Transactions, are within the Company’s corporate powers and have been duly and validly authorized and approved by all necessary corporate action on the part of the Company. This Agreement has been (and each of the Ancillary Agreements to which the Company is or will be a party at or prior to the Closing) duly executed and delivered by the Company and constitutes (or will constitute when so executed) a valid and binding agreement of the Company enforceable against it in accordance with their respective terms, subject to the Bankruptcy Exceptions. The Requisite Equityholder Approval is the only approval or consent of the Company or the holders of the Company’s Equity Securities (including, for the avoidance of doubt, all of the Company Shares) necessary in connection with the execution and delivery of, or the performance by the Company of its obligations under, this Agreement and the Ancillary Agreements to which it is or will be a party, or the consummation of the Transactions, and there are no other votes, approvals, consents or other proceedings of the equityholders of the Company in connection with the execution and delivery of, or the performance by the Company of its obligations under, this Agreement and the Ancillary Agreements to which it is or will be a party, or the consummation of the Transactions (other than the filing and recordation of the Articles of Merger and such other documents as required by Illinois Law and compliance with the HSR Act). The Company Board has unanimously (a) approved, declared advisable and adopted this Agreement, the Ancillary Agreements to which the Company is or will be a party and the Transactions (including the Merger), (b) determined that the terms of this Agreement and the Ancillary Agreements to which the Company is or will be a party and the Transactions are fair to, and in the best interest of, the Company and the Equityholders, and (c) resolved to recommend that the Equityholders entitled to vote on the Transactions adopt this Agreement and approve the Merger and the other Transactions. The Written Consent, when executed and delivered, shall constitute a valid and effective adoption of this Agreement and the Ancillary Agreements to which the Company is or will be a party by the Requisite Equityholder Approval in compliance with applicable Law and the Company’s Organizational Documents.

3.3    No Violations; Consents and Approvals. Except as set forth on Schedule 3.3, or in the case of each of the following clauses (c) and (d), where any such violation, conflict, breach or default would not reasonably be expected to have a Material Adverse Effect to the Company and which has not prevented or materially delayed or would not reasonably be expected to, individually or in the aggregate, prevent or materially delay, hinder or impair the ability of the Company to perform its obligations under, or to consummate the Transactions contemplated by, this Agreement and the Ancillary Agreements to which it is or will be a party, the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is or will be a party, and the consummation by the Company of such Transactions (subject to receipt of the Requisite Equityholder Approval), does not and will not:

(a)    contravene, conflict with, violate or breach any provision of the Organizational Documents of the Company;

(b)    conflict with or violate in any material respect (i) any provision of Law applicable to the Company, or (ii) any Order by which the Company is bound;

(c)    (i) require any consent from, action by, notice to or payment to any Person; (ii) result in a breach of, or cause a default under, or conflict with, violate, or constitute (and with notice or lapse of time or both would not constitute) a default under, or result in the termination of, or accelerate the performance required by or the maturity of any Liability pursuant to any Contract binding upon the Company, (iii) give rise to the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company, or (iv) result in a loss of any benefit to which the Company is entitled under any Contract binding upon the Company; or

(d)    other than compliance with the HSR Act and the filing of the Articles of Merger in accordance with Illinois Law, require any waiver, filing or registration with, notification to, Authorization or exemption of, or other action by, any Governmental Entity.

3.4    Capitalization; No Subsidiaries.

(a)    The only authorized Equity Securities of the Company consist of: (i) 95,000,000 Preferred Series A shares, (ii) 9,000,000 Preferred Series B shares, (iii) 162,000,000 Common Class D shares, (iv) 18,000,000 Non-voting Common Class E shares and (v) 5,000,000 Special Class F Nonvoting shares. As of the date hereof, there are (i) 94,999,999 Preferred Series A shares issued and outstanding, (ii) 5,216,579 Preferred Series B shares issued and outstanding, (iii) 19,761,017 Common Class D shares issued and outstanding, (iv) 3,952,187.51 Non-voting Common Class E shares issued and outstanding and (v) 2,102,500 Special Class F Nonvoting shares issued and outstanding. Each Preferred Series A share is convertible into one (1) Class D Common share and each Preferred Series B share is convertible into one (1) Class D Common share.

(b)    Schedule 3.4(b) sets forth the number and class of Company Shares owned of record and beneficially by each Equityholder. Except as would not reasonably be expected to have a Material Adverse Effect, each Equityholder holds the Company Shares set forth opposite such Equityholder’s name on Schedule 3.4(b) free and clear of all Liens (other than those imposed by or arising out of state or federal securities Laws or as set forth in the applicable Organizational

Documents of the Company). All of the Company Shares have been duly authorized and validly issued, are fully paid and nonassessable, have not been issued in violation of applicable Law or any preemptive rights, right of first refusal or similar rights. Other than as contemplated by this Agreement, there are no outstanding rights, options, warrants, convertible securities, subscription rights, conversion rights, preemptive rights, commitments, exchange rights, calls, puts or other agreements or arrangements that require any of Equityholder to issue or sell, or purchase, redeem or otherwise acquire, any of the Company Shares. Other than the Shareholders Agreement, the Investor Rights Agreement and the Support Agreements, there are no voting trusts, shareholder or member agreements, pooling agreements, proxies or other Contracts to which the Company is a party in effect with respect to the voting or transfer of any Company Shares. Except as set forth on Schedule 3.4(b), there are no issued, reserved for issuance or outstanding Equity Securities of the Company.

(c)    Schedule 3.4(c) sets forth sets forth, for each Company Share held by a current or former Employee or other individual service provider of the Company in their capacity as such, the holder, class or series of Company Share, type of award, grant date, number of shares, vesting schedule (including any acceleration provisions) and, if applicable, exercise price and expiration date.

(d)    The Company does not, directly or indirectly, own, hold or control any Equity Securities or other ownership interests of any other Person nor any right to acquire the same. The Company does not have, and has never had, any subsidiaries. The Company does not have any rights to, or any commitment or obligation to make, any investment in, or contribution or other advance to, any Person.

(e)    As of the date hereof there are no declared and unpaid dividends with respect to any Equity Security of the Company.

3.5    Financial Statements.

(a)    Schedule 3.5(a) contains true and correct copies of the following financial statements (collectively, the “Financial Statements”):

(i)    the unaudited balance sheets of the Company as of December 31, 2024 and December 31, 2023, and the related statement of income, shareholders’ equity and cash flows for the 12-month period then ended; and

(ii)    the unaudited balance sheet of the Company as of May 31, 2025 (the “Balance Sheet Date”), and the related statement of income, shareholders’ equity and cash flows for the fiscal year-to-date period then ended (the “Interim Financial Statements”).

(b)    Except as set forth on Schedule 3.5(b), Each of the Financial Statements fairly presents in all material respects the financial position and results of operations, cash flows and stockholders’ equity of the Company as of the date thereof, or for the period related thereto, as applicable, in accordance with GAAP, except that the Financial Statements lack footnote disclosures and are subject to normal year-end adjustments otherwise required by GAAP.

(c)    The Company maintains in all material respects accurate books and records reflecting their assets and Liabilities. Except as would not, individually or in the aggregate, be material to the Company, (i) the Company maintains financial books and records in compliance with applicable Law and accounting requirements and in a manner that fairly reflects the transactions and dispositions of the assets of the Company in all material respects and (ii) there are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls over financial reporting that could adversely affect the ability of the Company to record, process, summarize and report financial data. Since January 1, 2022, the Company has not identified and the Company has not been advised in writing, or to the Company’s Knowledge orally, by its external accountants of any fraud with respect to the Company that involved management or other employees of the Company who have a material role in the Company’s internal controls over financial reporting.

3.6    No Undisclosed Liabilities. The Company does not have any Liabilities, except for (a) Liabilities disclosed, reflected or reserved against in the Financial Statements in accordance with GAAP, (b) Liabilities incurred since the Balance Sheet Date in the ordinary course of business (it being understood that any Liability arising as a result of any breach of Contract or any tortious conduct, litigation, infringement of Intellectual Property or violation of Law, or that relates to any Proceeding will be deemed not to have been incurred in the ordinary course of business), (c) the matters disclosed in or arising out of matters set forth in Schedule 3.6, (d) Liabilities incurred in connection with this Agreement and the Transactions and (e) Liabilities that are not, individually or in the aggregate, material to the Company.

3.7    Absence of Certain Changes.

(a)    Except as disclosed on Schedule 3.7, the Company has conducted the Business since the Balance Sheet Date only in the ordinary course of business. Without limiting the generality of the foregoing, since the Balance Sheet Date, there has not been a Material Adverse Effect.

(b)    Since the Balance Sheet Date, there has not been any action taken or omission made by the Company that, if taken or made during the date of this Agreement through the Closing Date without Buyer’s prior written consent, would constitute a breach of Section 5.2, excluding any action that would constitute a breach of Section 5.2(b)(xviii) (other than entering into any employment agreement that has been made available to Buyer, which shall not be excluded from the immediately preceding reference to “Section 5.2”) that was taken in the ordinary course of business.

3.8    Specified Contracts.

(a)    Schedule 3.8(a) contains a list of each Contract (other than Employee Plans) pursuant to which the Company is a party or has any executory rights or obligations, that:

(i)    involved, or is reasonably expected to involve, annual payments by the Company greater than $300,000 to any other Person (any such Person, a “Top Vendor”) in the twelve (12)-month period ended December 31, 2024 or the twelve (12)-month period after the date hereof, respectively;

(ii)    involved, or is reasonably expected to involve, annual payments to the Company greater than $500,000 by any other Person in the twelve (12)-month period ended December 31, 2024 or the twelve (12)-month period after the date hereof, respectively;

(iii)    (1) restricts in any material respect the Company or any of its Affiliates from engaging in any line of business, or competing with any Person, in any geographic area or (2) imposes exclusivity requirements, non-solicitation obligations or minimum payment or purchase obligations (including “take-or-pay” provisions or “requirements” or “output” contracts), “most favored nations” or “most favored customer” restrictions, or otherwise restricts the Company or any of its Affiliates in any material respect in the development, distribution, licensing, marketing, or sale of any of its products or services;

(iv)    relates to the acquisition or disposition of any business (whether by merger, sale of capital stock, sale of all or substantially all of the assets of a business or Person or otherwise) (1) entered into since January 1, 2022 or (2) pursuant to which the Company has remaining material Liabilities or other material obligations (other than customary non-disclosure obligations or customary covenants to provide reasonable access to books and records);

(v)    (1) evidences outstanding Indebtedness or (2) evidences the lending of money, an extension of credit, an obligation to advance or contribute capital, by the Company to any other Person;

(vi)    grants a Person a Lien on all or any material portion of the assets of the Company, other than Permitted Liens;

(vii)    involves a joint venture, partnership or other arrangement pursuant to which the Company shares profits or losses with any other Person (excluding sales commissions payable in the ordinary course of business);

(viii)    is with (x) any Highly Paid Employee (including employment agreements and agreements containing non-competition, non-solicitation or confidentiality covenants) and (y) any current or former Employee that provides for retention, severance, change in control, transaction or similar bonuses, payments or benefits;

(ix)    is a collective bargaining agreement (or similar labor Contract);

(x)    is a Lease, sublease, license, sublicense, easement or occupancy agreement for real property;

(xi)    is with any of the top ten (10) customers of the Company (by revenue of the Company in the twelve (12) month period ending December 31, 2024) (the “Top Customers”);

(xii)    is with a Governmental Entity;

(xiii)    involves interest rate, currency or commodities swaps, options, caps, collars, hedges or forward exchanges, or other similar agreements, regardless of whether entered into for the purposes of hedging, investment or otherwise;

(xiv)    provides for the indemnification of any Person by the Company (other than indemnification under customer and supplier agreements and nondisclosure agreements and other similar agreements entered into in the ordinary course of business);

(xv)    grants any Person an option or a right of first or last refusal or offer or similar preferential right to acquire assets or Equity Securities of the Company;

(xvi)    is a (A) Company In-License or (B) Company Out-License;

(xvii)    provides any Third Party with any rights upon a “change of control” or similar event with respect to the Company;

(xviii)    is an agency, dealer, sales representative, marketing or other similar Contract that is material to the Company;

(xix)    is a Contract with a Related Party;

(xx)    is a settlement, resolution or similar Contract with continuing obligations after the date of this Agreement; or

(xxi)    is material to the Company and is not otherwise described above.

(b)    Each Specified Contract is a valid, binding and enforceable agreement of the Company (and to the Company’s Knowledge, the other parties thereto) (except as the enforceability may be limited by the Bankruptcy Exceptions) and is in full force and effect. Except as disclosed on Schedule 3.8(b), neither the Company nor, to the Company’s Knowledge, any other party thereto is in default under or in breach of, or in receipt of any written notice of any default under or breach of, any Specified Contract, except as would not be material to the Company. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material breach or material event of default by the Company or to the Company’s Knowledge, any other party thereto, thereunder.

(c)    The Company has made available a true and correct copy of each written Specified Contract to Buyer prior to the date hereof.

(d)    In the twelve (12) months prior to the date of this Agreement, the Company has not received any written or, to the Company’s Knowledge, oral indication of (i) an intention to terminate (including a termination for convenience or for cause) any Specified Contract from the counterparty to such Specified Contract or (ii) in the case of any Contract with a Top Customer or Top Vendor (any such Contract, a “Significant Contract”), any determination by any counterparty to such Significant Contract to renegotiate in any material respect or not to exercise an existing contractual right to renew or extend on substantially similar terms such Significant Contract (including, for the avoidance of doubt, any purchase, sale or service order under any Specified Contract or any Significant Contract). With respect to any Specified Contract or any

Significant Contract that, by its terms, would automatically renew or extend absent notice or other action by a party thereto, no such party has, to the Company’s Knowledge, given any such notice or taken any such action.

(e)    Schedule 3.8(e) sets forth a true and complete list of the Top Customers and Top Vendors. Since the Balance Sheet Date, (i) no Top Customer or Top Vendor of the Company has ceased or materially altered the contractual terms of its relationship with the Company (including by materially altering the payment or other terms on which goods, services or technology are ordered, purchased, supplied or used), or, to the Company’s Knowledge, threatened to or provided notice of its intent to do so, and (ii) the Company has not received written or, to the Company’s Knowledge, oral, notice of any material dispute or controversy or, to the Company’s Knowledge, threatened, material dispute or controversy, between the Company, on one hand, and any Top Customer or Top Vendor of the Company, on the other hand.

3.9    Compliance with Laws; Authorizations. Except as set forth on Schedule 3.9, since January 1, 2022, the Company has complied in all material respects, and the Company is currently in compliance in all material respects, with all Laws relating to the operation of the Business. Except as set forth on Schedule 3.9, the Company has not received written notice or to the Company’s Knowledge, oral notice, alleging any material violations of Laws since January 1, 2022. The Company holds all Authorizations that are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct the Business as currently conducted as of the date hereof, except where the failure to hold such Authorizations would not reasonably be expected to be material to the Company.

3.10    Litigation. Except as set forth on Schedule 3.10 and except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and which have not prevented or materially delayed or would not reasonably be expected to, individually or in the aggregate, prevent or materially delay, hinder or impair the ability of the Company to perform its obligations under, or to consummate the Transactions, there are no suits, actions, proceedings, investigations, claims or orders (each, a “Proceeding”) pending, threatened in writing or, to the Company’s Knowledge, threatened orally against the Company, any present or former officer, director or employee of the Company (in their official capacities as such) or any Person for whom the Company may be liable or any of their respective properties. Except as set forth on Schedule 3.10, the Company is not subject to any Order which the Company has any ongoing Liability or that seeks to prevent, enjoin or materially delay, hinder or impair the consummation of the transactions contemplated by, or the performance by the Company of its obligations under, this Agreement or the Ancillary Agreements. There is no material Proceeding pending or threatened by the Company against any third party.

3.11    Intellectual Property/Privacy.

(a)    Schedule 3.11(a) contains a true and complete list (specifying, as applicable, the (i) title, (ii) owner, (iii) jurisdiction, (iv) registration and application number, and (v) registration and application date) of all patents and patent applications, trademark and service mark registrations and registration applications, domain name registrations, and copyright registrations and registration applications, in each case, included in the Company Owned Intellectual Property (collectively, “Registered Intellectual Property”). Except as otherwise set forth on Schedule 3.11(a), none of the Registered Intellectual Property has been cancelled, abandoned or adjudicated invalid or unenforceable, and all Company Owned Intellectual Property is valid, subsisting and enforceable. The Company has paid all registration, maintenance and renewal fees and has made all filings required to maintain its ownership of, and the validity and enforceability of, the Registered Intellectual Property.

(b)    Except as set forth on Schedule 3.11(b), the Company solely and exclusively owns all right, title and interest in and to all Company Owned Intellectual Property, free and clear of all Liens. There exist no restrictions on the disclosure, use, license or transfer of the Company Owned Intellectual Property.

(c)    Except as set forth on Schedule 3.11(c), (i) the Company owns or possesses the valid and enforceable right to use all Intellectual Property used or held for use in or otherwise necessary for the operation of the Business as currently conducted and (ii) the consummation of the Transactions will not (A) alter, encumber, impair or extinguish any Company Owned Intellectual Property or Company Licensed Intellectual Property or (B) on the basis of any Contract, encumber any of the Intellectual Property licensed or owned by Buyer or any of its Affiliates.

(d)    Schedule 3.11(d) contains a complete list of all Contracts pursuant to which the Company (i) is licensed or otherwise granted any right or covenant not to sue with respect to any Intellectual Property (excluding (A) generally commercially available, off the shelf software and software-as-a-service licensed pursuant to shrink-wrap or “click to accept” agreements or other generally available non-discriminatory terms, in each case, which involve annual payments by the Company of less than $150,000, and (B) non-exclusive licenses that are ancillary to, and not a primary purpose of or otherwise material to, the Contract) (each, a “Company In-License”), or (ii) licenses or otherwise grants any right or covenant not to sue with respect to any Intellectual Property to any Third Party (excluding (A) non-exclusive licenses granted by the Company to customers of the Business in the ordinary course of business consistent with past practice and (B) non-exclusive licenses that are ancillary to, and not a primary purpose of or otherwise material to, the Contract) (each, a “Company Out-License”). Except as disclosed on Schedule 3.11(d), the Company is not in default in any material respect under, or in breach of, any such Contract, or in receipt of any written notice of any material default or material breach under any such Contract. To the Company’s Knowledge, the other party or parties to each such Contract are not in default in any material respect of the terms of such Contract.

(e)    Except as set forth on Schedule 3.11(e), (i) except as would not reasonably be expected to have a Material Adverse Effect, the Company is not infringing, misappropriating or otherwise violating, and has not infringed, misappropriated or otherwise violated, the Intellectual Property of any other Person; (ii) the Company has not received any written complaint, claim or, to the Company’s Knowledge, oral notice, and the Company is not party to any pending or threatened Proceeding, in each case, (A) alleging that the Company, the conduct of the Business, or any of the Company Owned Intellectual Property (or the use or exploitation thereof) is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, the Intellectual Property rights of any other Person or (B) based upon, or challenging or seeking to deny or restrict, the rights of the Company in any of the Company Owned Intellectual Property or Company Licensed Intellectual Property; and (iii) to the Company’s Knowledge, no

other Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, in any material respect any Company Owned Intellectual Property.

(f)    The Company has taken reasonable measures to safeguard, maintain and enforce the confidentiality of any and all trade secrets and other confidential or sensitive Intellectual Property, information, data and materials included in the Company Owned Intellectual Property or otherwise used in the operation of the Business. Except as would not reasonably be expected to have a Material Adverse Effect, none of such Intellectual Property, information, data and materials has been disclosed other than to employees, contractors, consultants, representatives and agents of the Company under written appropriate confidentiality agreements.

(g)    Except as set forth on Schedule 3.11(g), the Company has entered into binding, written agreements with each current and former employee and independent contractor of the Company who has participated in the development of any Intellectual Property for or on behalf of the Company, whereby such employee or independent contractor, as applicable, (i) presently assigns to the Company any ownership interest and right he or she may have in all such Intellectual Property; and (ii) acknowledges the Company’s ownership of all such Intellectual Property.

(h)    None of the software included in the Company Owned Intellectual Property, distributed by the Company or otherwise used in the Business: (i) contains any worm, bomb, backdoor, clock, timer, or other disabling device code, design or routine which can cause software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command; (ii) contains any software code that is licensed under any terms or conditions that require that any software be (A) made available or distributed in source code form; (B) licensed for the purpose of making derivative works; (C) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (D) redistributable at no charge; or (iii) is subject to any agreement with any Person under which the Company has deposited, or could be required to deposit, into escrow the source code of such software and no such source code has been released to any Person, or is entitled to be released to any Person, by any escrow agent. The consummation of the Transactions will not trigger the release of any source code of any such software.

(i)    The IT Assets currently used in the operation of the Business are sufficient in all material respects for the current conduct of the Business. The Company has taken all commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of (i) data backup, (ii) disaster avoidance and recovery, (iii) business continuity and (iv) encryption and other security procedures, protocols and technologies. During the twelve (12)-months prior to the date of this Agreement, there has been no material disruption or failure of any IT Assets or of the operation of the Business.

(j)    The Company is as of the date hereof, and during the twelve (12) months prior to the date of this Agreement has been, in compliance in all material respects with all Privacy and Security Requirements. No Proceeding is pending or, to the Company’s Knowledge, threatened against the Company by any Person alleging a violation of any Privacy and Security Requirements or such Person’s privacy, personal or confidentiality rights. The Company has (i) implemented and maintains reasonable physical, technical and organizational measures, in accordance with industry standards, to protect all Personal Information in its possession or control against a Security Breach and (ii) used commercially reasonable efforts to ensure that all service providers, data processors and other third parties that process any Personal Information on behalf of the Company are bound by valid, written and enforceable agreements including any terms required by Privacy and Security Requirements and requiring such third parties to comply with Privacy and Security Requirements and to maintain the privacy, security and confidentiality of such Personal Information. Since the date that is 12 months prior to the date of this Agreement, there has been no Security Breach with respect to any IT Assets or any Personal Information in the Company’s possession or control and the Company has not been required under any Privacy and Security Requirement to provide any notice to any Governmental Entity or other Person in connection with any Security Breach. The consummation of the Transactions will not breach any Privacy and Security Requirement.

3.12    Insurance. Schedule 3.12 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage, bond and surety arrangements) (each an “Insurance Policy”) to which the Company is, as of the date hereof, a party, a named insured, or otherwise the beneficiary of coverage (whether current or for which “occurrence” or “tail” coverage remains in effect): the name of the insurer, the name of the policyholder, the name of each covered insured, the policy number, the period of coverage, the premium and the retention amount or deductible. The Insurance Policies are of the type, and provide coverage as is, reasonable and appropriate considering the business of the Company (including compliance with the Contracts to which it is bound). As of the date hereof, with respect to each such Insurance Policy, except as set forth on Schedule 3.12, (a) the Insurance Policy is valid, binding and in full force and effect (subject to the Bankruptcy Exceptions); (b) all premiums with respect thereto covering all current periods have been paid to the extent due; and (c) no written notice of cancellation or termination has been received with respect to such policy. Since January 1, 2022, the Company has not suffered an involuntary cancellation of any Insurance Policy relating to the Business. There is no, to the Company’s Knowledge, threatened termination of, material premium increase with respect to or material alteration of coverage under any of such bonds or policies and, to the Company’s Knowledge, there is no fact, condition, situation or set of circumstances (including the consummation of the transactions contemplated hereby) that could reasonably be expected to result in or be the basis for any of the foregoing. There are no material claims under any Insurance Policy as to which coverage has been denied or disputed by the underwriters of such Insurance Policies or in respect of which such underwriters have reserved their rights. The Company does not have any self-insurance programs. The Company has made available a true and correct copy of each Insurance Policy prior to the date hereof.

3.13    Real Property; Assets.

(a)    The Company does not own, and has never owned, any real property.

(b)    Schedule 3.13(b) sets forth a true and complete list of all real property leased, subleased, licensed, sublicensed or occupied by the Company, including the address thereof (the parcels of real property disclosed or required to be disclosed, the “Leased Real Property”).

(c)    Schedule 3.13(c) sets forth a list of each lease in effect on the date hereof, in each case where the Company leases, subleases, licenses, sublicenses or occupies any Leased Real Property as the lessee, sublessee or licensee thereunder (each, a “Lease”). The Leased Real Property constitutes all of the material real property used, held for use or occupied by the Company in connection with the conduct of the Business. Except as set forth on Schedule 3.13(c) and except as would not be reasonably expected to be material to the Company, (i) the Company has a valid leasehold, subleasehold or licensee interest in the Leased Real Property subject to each Lease; (ii) each Lease is in full force and effect and constitutes the valid and binding agreement of the Company and, to the Company’s Knowledge, the other parties thereto; (iii) no uncured notice of default has been given or received under such Lease by the Company, the Company is not in default in any material respect under the Lease, and no unsettled claim, judicial suit or proceeding or other adversarial action has been instituted or threatened by the Company against the lessor under such Lease, or by the lessor under such Lease against the Company, and (iv) to the Company’s Knowledge, there are no pending or contemplated special assessments of Taxes affecting all or any portion of the Leased Real Property which would increase the real property Taxes or similar charges payable by the Company with respect to any Leased Real Property.

(d)    All of the buildings, structures and appurtenances situated in the Leased Real Property are in all material respects adequate and suitable for the purposes for which they are currently being used by the Company and are in all material respects in good operating condition and repair, subject to ordinary wear and tear.

(e)    Except as set forth on Schedule 3.13(e), the Company has not subleased or otherwise granted to any Person the right to use or occupy the Leased Real Property or any portion thereof (except rights granted in the ordinary course of business to enter or use the Leased Real Property to Persons for bona fide business purposes).

(f)    The Company has good and marketable title to, or, in the case of leased or licensed property and assets, has valid leasehold interests or licenses in, all property and assets reflected on the balance sheet delivered pursuant to Section 3.5(a)(ii) or acquired by the Company after the Balance Sheet Date. Such property, assets and rights constitute all of the property, assets and rights used or held for use in and sufficient for the conduct of the business of the Company as currently operated. Such property and assets are in good operating condition and repair (except for ordinary wear and tear and routine maintenance in the ordinary course of business). None of such property, assets or rights is subject to any Lien, except Permitted Liens and any other Liens which arise in the ordinary course of business that are not material in amount and that do not materially and adversely affect the value, materially impair or materially interfere with any present use or otherwise materially and adversely affect the marketability of any such property or assets to which they relate.

3.14    Employees.

(a)    Schedule 3.14(a) sets forth a true and correct list as of the date immediately prior to the date hereof prior to the date hereof of all Employees, together with each Employee’s (i) name or employee identification number, (ii) job title, (iii) date of hire, (iv) work location (by state), (v) whether full- or part-time, (vi) whether active or on leave (and, if on leave, the nature of the leave and expected return date (if known)), (vii) exempt or non-exempt classification for purposes of the Fair Labor Standards Act (or any comparable state or local law), (viii) annual base salary or hourly wage rate (as applicable), (ix) annual bonus or aggregate commissions received for fiscal year 2024 (if any), (x) current bonus or commission opportunities and (xi) amount of accrued but unused paid time off (the “Employee List”).

(b)    The Company does not have (i) any unfair labor practice charge or complaint or other proceeding pending or, to the Company’s Knowledge, threatened against it before the National Labor Relations Board or any similar Governmental Entity, or (ii) any material pending or, to the Company’s Knowledge, threatened arbitrations, grievances, suits or administrative proceedings before any Governmental Entity relating to labor or employment matters involving any current or former Employees.

(c)    Except as set forth on Schedule 3.14(c), no collective bargaining agreements (or similar labor Contracts) are or have since January 1, 2022 been in effect for the Company or are currently being negotiated by the Company. No labor union has requested or, to the Company’s Knowledge, is seeking or has sought to represent any of the Employees, representatives or agents of the Company. There is no union organizing effort involving the Company pending, or to the Company’s Knowledge, threatened, nor, to the Company’s Knowledge, is there any labor organization activity involving any Employees. There is no labor strike, concerted slowdown, concerted work stoppage, picketing, or lockout pending or, to the Company’s Knowledge, threatened against or affecting the Company.

(d)    The Company is, and since January 1, 2022, has been, in material compliance with all applicable Laws regarding labor, employment and employment practices, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, occupational safety and health, information privacy and security, workers compensation, continuation coverage under group health plans and the payment and withholding of Taxes with respect to employment compensation.

(e)    The Company has not effectuated any “mass layoff” or “plant closing” (in each case, as defined under WARN) at any single site of employment of the Company or one or more facilities or operating units within a single site of employment of the Company, or otherwise taken any action that triggered WARN, since January 1, 2022.

(f)    Since January 1, 2022, (i) no allegations of sexual harassment have been made against any current or former Employee in a managerial or supervisory position in their capacity as such or otherwise related to their employment and (ii) neither the Company nor any current or former Employee has entered into any settlement agreement related to allegations of sexual harassment or misconduct by any such Employee related to their employment.

(g)    To the Company’s Knowledge, as of the date hereof, no Highly Paid Employee has indicated to the Company that he or she intends to resign or retire as a result of the Transactions or otherwise within one year after the Closing Date.

3.15    Benefit Matters.

(a)    Schedule 3.15(a) contains a true and correct list of all Employee Plans. For the avoidance of doubt, this list excludes normal payroll practices such as the continuation of regular wage payments on account of vacation, holiday, jury duty or other like absences.

(b)    Schedule 3.15(b) contains a true and correct list of each “employee benefit plan,” as defined in Section 3(3) of ERISA, sponsored or contributed to by (or required to be contributed to by) the Company or any of its ERISA Affiliates (or any predecessor of any such entity) that is a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), a “multiple employer plan” (within the meaning of Section 413 of the Code) or a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(c)    Except as set forth on Schedule 3.15(c), neither the Company nor any of its ERISA Affiliates (or any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect Liability with respect to any pension plan (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code. No event has occurred and, to the Company’s Knowledge, no condition exists, that has subjected, or would reasonably be expected to subject, the Company to any material tax, fine, lien, penalty or other Liability imposed by ERISA, the Code or any other applicable Law, either directly or by reason of the Company’s affiliation with any of its ERISA Affiliates.

(d)    With respect to each Employee Plan intended to qualify under Section 401(a) of the Code, such Employee Plan is the subject of a determination letter from the IRS, or in respect of which an opinion letter from the IRS may be relied upon, stating that the form of such plan is so qualified, or a request for such determination or opinion is currently pending with the IRS, and such request was timely filed and, to the Company’s Knowledge, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation. Each trust created under any such Employee Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation.

(e)    Each Employee Plan complies and has been administered in all material respects in accordance with all applicable Laws, including ERISA and the Code, as applicable.

(f)    The Company has made all payments and contributions to all Employee Plans on a timely basis as required by the terms of each such Employee Plan (and any insurance contract funding such plan) and applicable Law, except as would not reasonably be expected to result in a material Liability to the Company.

(g)    Except as would not reasonably be expected to result in a material Liability to the Company, (i) to the Company’s Knowledge, no nonexempt “prohibited transactions” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) have occurred with respect to any Employee Plan, (ii) the Company does not have any Tax liability under Section 4975 of the Code., (iii) the Company has not engaged in any transaction in connection with which the Company would reasonably be expected to be subject to a criminal or civil penalty under ERISA (other than liability normally associated with sponsoring and administering a benefit plan and the cost of funding benefits under any such plan), and (iv) no Employee Plan, or any trust which serves as a funding medium for any such Employee Plan, is, to the Company’s Knowledge, currently under examination by (and there is otherwise no action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) pending, or to the Company’s Knowledge, threatened, against any Employee Plan before) the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court, other than applications for determinations pending with the IRS.

(h)    The Company has made available to Buyer correct and complete copies of the following documents: (i) to the extent applicable, all plan documents, amendments and trust agreements relating to each Employee Plan, including any insurance contracts under which benefits are provided, as currently in effect; (ii) to the extent applicable, the most recent periodic accounting of plan assets relating to any Employee Plan; (iii) to the extent applicable, the most recent IRS opinion or determination letter relating to any Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA) which is intended to be qualified under Section 401(a) of the Code; (iv) to the extent such reports were required for any Employee Plan, all annual reports filed on Form 5500 or 5500C/R, as applicable, for the most recent plan year for which such form was required; (v) any non-routine or otherwise material documents or correspondence received from or provided to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity during the past three years relating to any Employee Plan; and (vi) the current summary plan description, if any is required by ERISA to be prepared and distributed to participants, for each Employee Plan.

(i)    Except as set forth on Schedule 3.15(i), no Employee Plan provides or has any current or projected Liability for post-retirement medical benefits, post-retirement death benefits or other post-employment or post-retirement welfare benefits, except to the extent of the continuation coverage rules as provided under Sections 601 through 608 of ERISA (“COBRA”) or any similar applicable state law.

(j)    Each Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and administered in all material respects in compliance with all applicable requirements of Section 409A of the Code.

(k)    Except as set forth on Schedule 3.15(k), the Company does not have any obligation to gross-up, indemnify or otherwise reimburse any current or former Employee or other individual service provider for any Tax incurred by such Person, including under Section 409A or 4999 of the Code.

(l)    Except as set forth on Schedule 3.15(l), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) would reasonably be expected to (i) give rise to any entitlement by any current or former employee or individual service provider of the Company to any compensation or benefit; (ii) accelerate the time of payment, funding or vesting, increase the amount of, or trigger any payment or funding of any compensation or benefits due to any current or former employee or individual service provider of the Company; (iii) limit or restrict the right to amend, terminate or transfer the assets of any Employee Plan; or (iv) result in the payment of any “excess parachute payments” as defined in Section 280G(b)(1) of the Code.

(m)    For each award of restricted stock with respect to the Company Shares, each holder thereof has made a timely election under Section 83(b) of the Code.

3.16    Environmental Matters.

(a)    Except as set forth on Schedule 3.16 or as would not, individually or in the aggregate, be material to the Company, (i) to the Company has obtained and is in compliance with permits and licenses required under applicable Environmental Laws necessary for the operation of the Business; (ii) since January 1, 2020, the Company has not received any written or to the Company’s Knowledge, oral notice, demand, request for information, citation, summons or complaint with respect to the Business or any Leased Real Property from any Governmental Entity alleging the Company is not in compliance with any Environmental Law; (iii) there are no lawsuits pending, threatened in writing or, to the Company’s Knowledge, threatened orally against the Company before or by any Governmental Entity under Environmental Laws, and the Company is not subject to any outstanding Order of any Governmental Entity under Environmental Laws; and (iv) since January 1, 2020, there has been no release of a “hazardous substance,” as such term is defined by Environmental Law by the Company or, to the Company’s Knowledge, any other Person, in excess of a reportable quantity on any Leased Real Property or any real property previously leased or operated by the Company regarding which the Company has any unresolved Liabilities under Environmental Laws.

3.17    Taxes. Except as set forth on Schedule 3.17:

(a)    All Income Tax Returns and other material Tax Returns required to be filed by the Company have been timely and duly filed, and all such Tax Returns are complete, true and correct in all material respects. The Company has paid all Income Taxes and other material Taxes that it is required to have paid under applicable Law, whether or not shown on such Tax Returns. All material Taxes required to be withheld by the Company have been duly and timely withheld, and, to the extent required by applicable Law, such withheld Taxes have been either duly and timely paid or remitted to the proper Governmental Entity or properly set aside in accounts for such purpose.

(b)    There are no Liens for Taxes on the Company or on any of the assets of the Company, other than Permitted Liens.

(c)    The Company is not currently the beneficiary of any extension of time within which to file any Tax Return, which return has not been filed.

(d)    No Tax Returns of the Company for which the applicable statute of limitations has not run, or that has not been closed through audit, are being audited by any Governmental Entity responsible for enforcement of Tax Laws, nor has the Company received any written notice of the institution of, or intent to institute, any such audit, and, to the Company’s Knowledge, the Company is not a party to any action or proceeding for assessment or collection of Taxes and no such action or proceeding has been asserted in writing. No waiver or extension of any statute of limitations which has been executed by the Company is in effect with respect to Taxes of the Company.

(e)    The Company has not distributed stock in the last two years of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(f)    The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date.

(g)    The Company has (i) collected all material sales and use Taxes required to be collected, and (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entity, or has been furnished properly completed exemption certificates.

(h)    The Company has complied in all material respects with all applicable transfer pricing laws, including Section 482 of the Code and any similar provision of state, local or foreign applicable Law (including maintenance of contemporaneous documentation and the preparation of all required transfer pricing reports).

(i)    The Company is not currently and has not previously been a party to, nor does the Company have any obligation under, any Tax Sharing Agreement other than any such agreement that will terminate as of, and have no further force or effect after, the Closing Date.

(j)    The Company has never had a permanent establishment (within the meaning of an applicable Tax treaty), nor has the Company ever had an office or other fixed place of business, or ever been tax resident, in a country other than the United States. The Company has never received written notice from a Governmental Entity in a jurisdiction where such entity does not file Tax Returns that such entity should file Tax Returns in such jurisdiction.

(k)    The Company (i) has not received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or non-U.S. Law), in either case that would be binding upon the Company after the Closing Date, (ii) is not and has not been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns on net income for any taxable period for which the statute of limitations has not yet closed, and (iii) does not have any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign applicable Laws), as a transferee or successor, by contract or otherwise.

(l)    The Company shall not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or applicable non-U.S. income Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amounts received or paid, or deferred revenue accrued, on or prior to the Closing Date.

(m)    The Company has not participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or any similar state, local or foreign transaction during a taxable period for which the applicable statute of limitations has not yet closed.

(n)    The Company does not have any material Liability under any escheat, unclaimed property or similar Law.

Notwithstanding any representation or warranty in this Agreement (including the representations and warranties set forth in this Section 3.17 and in Section 3.15), no representation or warranty is being made as to the use or availability of any Tax attribute or credit of the Company in any taxable period (or portion of any Straddle Period) beginning on the day immediately after the Closing Date.

3.18    Related Party Transactions. Except as set forth on Schedule 3.18, and except for payments under any Employee Plan or other compensation arrangements, no Related Party of the Company (i) is a party to any Contract with the Company, (ii) to the Company’s Knowledge, directly or indirectly, is interested in any Contract with the Company, owns or has a right, title or interest in, to or under, any material property or right that is used or currently contemplated to be used by the Company, (iii) licenses, assigns or otherwise transfers any Intellectual Property, either to or from the Company, or (iv) is currently indebted to or has a current loan outstanding to the Company (other than any such indebtedness that has or will be fully discharged or extinguished at or prior to Closing).

3.19    Brokers. Except for the Investment Banker or as set forth on Schedule 3.19 (the fees, commissions and expenses of the foregoing being Closing Expenses), no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of the Company who is entitled to any fee or commission in connection with the Transactions.

3.20    Anti-Corruption Matters; Sanctions; Export Control; Anti-Money Laundering.

(a)    Neither the Company nor, to the Company’s Knowledge, any director, officer, employee or other Person acting on behalf of with the Company, since January 1, 2020: (i) has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action; (ii) has made any direct or indirect unlawful payment from corporate funds to any official or employee of any Governmental Entity; or (iii) has made any unlawful bribe, payoff, influence payment, kickback or other unlawful payment.

(b)    The Company and each of its representatives and any other Person acting on behalf thereof, acting alone or together, is and has been in compliance with the Anti-Corruption Laws, and has instituted and maintains policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws.

(c)    Neither the Company nor any of its representatives (in such capacity) or other Persons acting on behalf thereof is or was a non-U.S. government official or a close family member of a non-U.S. government official.

(d)    The Company is and has been in compliance in all material respects with all Laws concerning the exportation, re-exportation, importation and temporary importation of any products, technology, technical data or services or customs matters, including those with respect to the collection and payment of any tariffs (together, “Export Control Laws”), including those promulgated and/or administered by the U.S. Office of Foreign Assets Control.

(e)    Neither the Company, nor any of its representatives (in such capacity) or other Persons acting on behalf thereof, is or has been: (i) a Sanctioned Person, (ii) engaged, directly or indirectly, in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Jurisdiction or (iii) otherwise in violation of applicable Sanctions.

(f)    The Company has not received any subsidy from a Governmental Entity of the People’s Republic of China. The Company (i) has not recruited or hired any service providers under any pairing assistance, poverty alleviation, labor transfer or similar program sponsored by a Governmental Entity of the People’s Republic of China or (ii) is or has not been listed on, or has engaged in business with any Person that is or has been listed on, any list maintained by the U.S. Department of Homeland Security pursuant to Section 2(d)(2)(B) of Public Law 117-78.

(g)    The Company has not designed, manufactured, produced, marketed, sold, distributed, delivered, owned or acquired any goods, wares, articles, or merchandise that is or has been (i) prohibited from import into the United States (including pursuant to 19 U.S.C. § 1307) or (ii) listed on any list maintained by the U.S. Department of Labor pursuant to 22 U.S.C. 7112(b)(2)(C).

3.21    Receivables. All accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the balance sheet delivered pursuant to Section 3.5(a)(ii) are valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts in the ordinary course of business, less any reserves for doubtful accounts expressly recorded on the balance sheet delivered pursuant to Section 3.5(a)(ii). None of such accounts or other receivables are subject to any material defenses, setoffs or counterclaims. All accounts and other receivables arising out of or relating to such business of the Company as of the Balance Sheet Date have been included in the balance sheet delivered pursuant to Section 3.5(a)(ii).

3.22    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, AS QUALIFIED BY THE DISCLOSURE SCHEDULES, THE COMPANY MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES REGARDING THE COMPANY OR THE SUBJECT MATTER OF THIS AGREEMENT, AND THE COMPANY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE SUBJECT MATTER, EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS. BUYER SHALL ACQUIRE THE BUSINESS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR

FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS ARTICLE III, AS QUALIFIED BY THE DISCLOSURE SCHEDULES. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS AGREEMENT SHALL OPERATE AS A WAIVER OF CLAIMS OF FRAUD WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Each Buyer Party hereby represents and warrants to the Company, as of the date of this Agreement, as follows:

4.1    Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, with all requisite power and authority to own and operate its assets and properties as they are now being owned and operated. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Illinois with all requisite power and authority to own and operate its assets and properties as they are now being owned and operated. Intermediate is the sole stockholder of Merger Sub. Intermediate is a wholly owned indirect subsidiary of Buyer. Merger Sub was formed solely for the purpose of effecting the Merger and has no assets, liabilities, obligations or operations of any kind or nature except for those incidental to its incorporation, the maintenance of its corporate existence and its entry into this Agreement and consummation of the Transactions.

4.2    Authorization. The execution, delivery, and performance by such Buyer Party of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the Transactions, (a) are within such Buyer Party’s corporate powers, as applicable, and (b) have been duly authorized by all necessary corporate action, as applicable, on the part of such Buyer Party.

4.3    Enforceability. This Agreement and all Ancillary Agreements to which such Buyer Party is a party have been (or, in the case of the Ancillary Agreements entered into at the Closing, will be as of the Closing) duly and validly executed and delivered by such Buyer Party and constitute (or, in the case of the Ancillary Agreements entered into at the Closing, will constitute as of the Closing) valid and legally binding obligations of such Buyer Party, and upon execution and delivery by such Buyer Party, will constitute valid and legally binding obligations of such Buyer Party, in each case, enforceable against such Buyer Party in accordance with their respective terms, except as enforcement may be limited by applicable Bankruptcy Exceptions.

4.4    No Violations; Consents and Approvals. Except for matters specifically described in this Agreement, the execution, delivery and performance by such Buyer Party of this Agreement and the Ancillary Agreements to which such Buyer Party is a party and the consummation of the Transactions, do not and will not (a) contravene, conflict with, violate or breach any provision of the Organizational Documents of such Buyer Party; (b) conflict with or violate any Law or Order of any Governmental Entity applicable to such Buyer Party; (c) except in connection with the applicable requirements of the HSR Act and any other antitrust Laws applicable to the Transactions, require any filing or registration by such Buyer Party with, or consent or approval with respect to such Buyer Party of, any Governmental Entity; (d) violate or conflict with or result in a breach or default under any material Contract to which such Buyer Party is a party or by which such Buyer Party or any of its assets or properties are bound; or (e) result in the creation or imposition of any Lien on any asset of such Buyer Party, other than Permitted Liens, in the case of each of clauses (b) through (d), except where any such filing, registration, consent or approval, if not made or obtained, or any such violation, conflict, breach or default, would not (i) have a material adverse effect on the business, assets, condition (financial or otherwise), cash flow or results of operations of Buyer and its subsidiaries, taken as a whole, or (ii) materially adversely affect the ability of such Buyer Party to consummate the Transactions.

4.5    Brokers. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of such Buyer Party who is entitled to any fee or commission in connection with the Transactions.

4.6    Due Diligence. Such Buyer Party acknowledges that (a) it has had the opportunity to visit with the Company and meet with its officers and other representatives to discuss the business, assets, liabilities, financial condition, cash flows and operations of the Company and (b) all materials and information requested by it have been made available to its reasonable satisfaction.

4.7    Financial Capability. The Buyer Parties have, and will have as of the Closing Date, the necessary and immediately available funds to meet all of their respective obligations under this Agreement, including, as applicable to (a) make (or cause to be made) the payments described in Section 2.2 hereof, (b) pay any and all fees and expenses required to be paid by the Buyer Parties or their Affiliates in connection with the Transactions, and (c) satisfy all of the other payment obligations of the Buyer Parties expressly contemplated hereunder. Subject to the terms and conditions set forth in this Agreement (including the satisfaction or waiver of the conditions in Article VIII), such Buyer Party acknowledges that its obligation to consummate the Transactions is not and will not be subject to the receipt by the Buyer Parties of any financing or the consummation of any other transaction(s). Buyer has delivered to the Company on or prior to the date hereof a true and complete copy of the Debt Commitment Letter entered into by Buyer on the date hereof, pursuant to which the lenders and other parties thereto have committed, on the terms and subject to the conditions set forth therein, to provide Buyer with debt financing in the amounts set forth therein in connection with the Transactions.

4.8    Investment Representation. Such Buyer Party is acquiring the equity securities of the Company pursuant to this Agreement solely for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws or dividing its participation herein with others. Such Buyer Party is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Such Buyer Party acknowledges that it is informed as to the risks of the Transactions and of ownership of the equity securities of the Company to be acquired pursuant to this Agreement. Such Buyer Party acknowledges that (a) the equity securities of the Company to be acquired pursuant to this Agreement have not been registered or qualified under the Securities Act, or any state or foreign securities Laws, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (b) such securities constitute “restricted securities” as defined in Rule 144 under the Securities Act; (c) none of the equity interests of the Company are traded or tradable on any securities exchange or over-the-counter; and (d) such securities may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and such securities are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws. Such Buyer Party will not transfer or otherwise dispose of any of the equity securities of the Company to be acquired pursuant to this Agreement, or any interest therein in any manner that may cause any Person to be in violation of the Securities Act or any applicable state securities Laws.

4.9    Solvency. Assuming (i) the satisfaction or waiver of the conditions of Buyer and Merger Sub to effect the Closing and (ii) the truth and accuracy of the representations and warranties set forth in Article III in all material respects, (A) Buyer and its Affiliates (including the Surviving Company) shall be able to pay their debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent liabilities) and (B) Buyer and its Affiliates (including the Surviving Company) shall have adequate capital to carry on their consolidated business. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Buyer Parties or the Company.

4.10    Litigation. There are no Proceedings pending or, to the knowledge of such Buyer Party, threatened, before any Governmental Entity against such Buyer Party or any of its Affiliates which are reasonably likely to materially adversely affect the ability of such Buyer Party to consummate the Transactions, and there are no Orders to which such Buyer Party or any of its Affiliates is a party or by which such Buyer Party or any of its Affiliates is bound, by or with any Governmental Entity which are reasonably likely to materially adversely affect the ability of such Buyer Party to consummate the Transactions.

4.11    No Foreign Person. Such Buyer Party is not a foreign person (as defined at 31 CFR § 800.224) (a “Foreign Person”), no national or subnational governments of a foreign state hold a substantial interest (as such term is defined at 31 CFR § 800.244) in such Buyer Party, and no Foreign Person will obtain any right that would make the Transactions a covered transaction (as defined at 31 CFR § 800.213).

4.12    No Other Representations and Warranties. SUCH BUYER PARTY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN Article III AND IN THE ANCILLARY AGREEMENTS, THE COMPANY IS NOT MAKING ANY EXPRESS OR IMPLIED WARRANTY OF ANY KIND WHATSOEVER, INCLUDING ANY REPRESENTATION AS TO (A) THE PHYSICAL CONDITION OR VALUE OF ANY OF THE ASSETS OF THE COMPANY OR THE FUTURE PROFITABILITY OR FUTURE EARNINGS PERFORMANCE OF THE BUSINESS OR THE COMPANY OR (B)  THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE COMPANY OR THE BUSINESS FURNISHED OR MADE AVAILABLE TO SUCH BUYER PARTY AND ITS REPRESENTATIVES, INCLUDING ANY PROJECTIONS, VALUATIONS OR SIMILAR MATERIALS. SUCH BUYER PARTY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article

III AND IN THE OTHER ANCILLARY AGREEMENTS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES TO SUCH BUYER PARTY IN CONNECTION WITH THE TRANSACTIONS, AND ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS OR ASSETS OR LIABILITIES OF THE COMPANY AND IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO, OR ACCESS BY, SUCH BUYER PARTY, ITS AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES AND REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION. SUCH BUYER PARTY REPRESENTS AND WARRANTS THAT, IN ENTERING INTO THIS AGREEMENT, SUCH BUYER PARTY IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER BY ANY PARTY, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article III HEREOF, AS QUALIFIED BY THE DISCLOSURE SCHEDULES. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS AGREEMENT SHALL OPERATE AS A WAIVER OF CLAIMS OF FRAUD WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV.

Article V
COVENANTS OF THE COMPANY

5.1    Requisite Equityholder Approval.

(a)    The Company shall solicit, as promptly as reasonably practicable, but in no event later than one (1) Business Day, after the execution and delivery of this Agreement, the Written Consent, which such Written Consent shall be irrevocable upon its delivery, duly executed by Voting Equityholders comprising the Requisite Equityholder Approval. The Company will provide a copy of the Written Consent to Buyer promptly following receipt thereof.

(b)    In connection with soliciting the Written Consent, the Company will provide to the Equityholders: (i) an information statement in substantially the form attached hereto as Exhibit L (the “Information Statement”), and (ii) a notice satisfying the requirements of Section 11.70(b) of the Illinois Act with respect to informing the Equityholders that appraisal or dissenters’ rights are available for their Purchased Company Shares pursuant thereto, and any similar notice required by other applicable Law (a “Dissenters’ Rights Notice”). The Company, acting through the Company Board, shall include in the Information Statement the unanimous recommendation of the Company Board that the Voting Equityholders approve of the adoption of this Agreement and the Merger and the other Transactions.

(c)    Promptly, and in no event later than five (5) Business Days after the later of the (i) receipt of the Requisite Equityholder Approval and (ii) the Conversion, as applicable, the Company shall deliver notice to the applicable Equityholders (including any Voting Equityholders who did not approve the Written Consent and all of the Equityholders other than the Voting Equityholders) of the adoption of this Agreement and the approval of the Merger and the other Transactions by the Equityholders, pursuant to and in accordance with the applicable provisions of the Illinois Act (including Section 7.10(a) thereof), the Company Articles and the Company Bylaws, and, in the case of Equityholders other than the Voting Equityholders, including a Dissenters’ Rights Notice. To the extent permitted by the Illinois Act, the foregoing notices may combined with the Letters of Transmittal distributed to the applicable Equityholders pursuant to Section 2.6(a) above.

5.2    Conduct of the Business.

(a)    From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 9.1, except as set forth on Schedule 5.2, as otherwise expressly provided for by this Agreement (including the Conversion and Schedule 5.2) or as previously consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall (i) conduct the Business in the ordinary course of business and (ii) use its commercially reasonable efforts to (1) preserve intact its present business organization, (2) keep available the services of its directors, officers, employees and independent contractors and (3) maintain satisfactory relationships with its customers, lenders, suppliers, lessors and others having material business relationships with it; provided that, the foregoing notwithstanding, the Company may use all available Cash on Hand to repay any Indebtedness or to pay any Closing Expenses prior to the Closing.

(b)    From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 9.1, except as set forth on Schedule 5.2, as otherwise expressly provided for by this Agreement (including Schedule 5.2) or as previously consented to in writing by Buyer, the Company shall not: (i) issue, pledge, encumber, grant, sell or deliver any Equity Securities or issue or sell any securities convertible into, or options or profits interests (excluding the exercise of currently outstanding options or profits interests) with respect to, or warrants to purchase or rights to subscribe for, any Equity Securities or amend the terms of any existing Equity Securities of the Company; (ii) effect any adjustment, split, subdivision, combination, recapitalization, reclassification, dividend or like change in any Equity Securities of the Company or redeem, repurchase or otherwise acquire any Equity Securities of the Company; (iii) declare, set aside or pay any dividend or other distribution in cash, stock or property (except for dividends or distributions solely in the form of cash and solely to the extent that such dividends or distributions will not cause the Company to, as of immediately following the Effective Time, have in its possession an amount of cash less than the Minimum Cash Amount) in respect of any Equity Securities of the Company; (iv) make any loan to, or enter into any other material transaction with, any of its directors, managers, officers, and Employees other than routine expense advances to Employees in the ordinary course of business; (v) make any loan, advance or capital contributions to, or investments in, any other Person; (vi) adopt any amendment, alter or propose any change to its Organizational Documents; (vii) sell, assign, lease, sublease, license, sublicense or otherwise transfer or dispose of any assets, securities or properties with a value in excess of $1,000,000, except dispositions of tangible property in the ordinary course of business consistent with past practice; (viii) commit to make capital expenditures that are reasonably expected to be incurred following the Effective Time which exceed $250,000 in the aggregate unless (A) consistent with the Company’s budget or projections provided to Buyer prior to the date hereof or (B) undertaken pursuant to the express requirements of a then-existing Contract that has been provided to Buyer prior to the date hereof; (ix) mortgage, pledge or subject to Liens, other than Permitted Liens, any of the Company’s assets, securities, properties, interests or businesses with a value in excess of $1,000,000; (x) (1) enter into any Contract that would be a Specified Contract if entered into prior to the date hereof, except for Specified Contracts (other than Specified Contracts for indebtedness for borrowed money and Specified Contracts of the types specified in Sections 3.8(a)(iii), 3.8(a)(vii), 3.8(a)(viii)(y), 3.8(a)(x), 3.8(a)(xiii), 3.8(a)(xiv), 3.8(a)(xv), 3.8(a)(xvi) and 3.8(a)(xix)) entered into in the ordinary course of business, or amend or modify, terminate or fail to renew in accordance with its express terms or extend any Specified Contract, (2) cancel any debts, other than in the ordinary course of business, or (3) waive, release or assign or transfer any material rights, claims or benefits of the Company under any Contract or otherwise; (xi) make any changes in its accounting methods, principles or practices or fiscal year, except as required by GAAP or other applicable Law; (xii) (A) make inconsistent with past practice, change or revoke any material Tax election, (B) change its method of Tax accounting, (C) settle any material claim or assessment relating to Taxes, (D) enter into any closing agreement, request any ruling from, or initiate any voluntary disclosure with, a Governmental Entity, (E) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Governmental Entity, (F) file any amendment to any material Tax Return, (G) surrender any right to claim a material refund of Taxes, or (H) take (or fail to take) any other similar actions outside of the ordinary course of business that could reasonably be expected to have the effect of materially increasing the Tax liability or materially decreasing any material Tax asset of the Buyer or the Company for a Post-Closing Tax Period; (xiii) create, incur, assume, suffer to exist, guarantee or otherwise become liable with respect to any indebtedness for borrowed money or other Indebtedness of the types specified in prongs (a), (b), (c), (d) and (h) thereof, other than in the ordinary course of business and that, to the extent not repaid prior to the Calculation Time, will constitute Estimated Closing Indebtedness; (xiv) change any policy or practice regarding extensions of credit, prepayments, sales, recognition of deferred revenue, collections, receivables or payment of accounts with respect to the business of the Company or accelerate or delay the payment or receipt of any payables or receivables outside the ordinary course of business; (xv) (1) settle or compromise, or offer or propose to settle or compromise, any Proceeding involving or against the Company (other than immaterial Proceedings that do not (A) impose restrictions on the Business or the properties, rights or assets of the Company and (B) require payment of more than $100,000 individually or $250,000 in the aggregate) or any Proceeding that relates to the Transactions or (2) commence any Proceeding; (xvi) enter into any material new line of business; (xvii) merge or consolidate with any Person or acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, properties or businesses, other than inventory, materials, supplies and equipment in the ordinary course of business of the Company consistent with past practice; (xviii) except as required by applicable Law or the terms of the Employee Plans as in effect on the date hereof, (A) grant or increase any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, deferred compensation, change in control or severance agreement with, any current or former Employee or other individual service provider, (B) increase the compensation or benefits provided to any current or former Employee or other individual service provider, other than annual increases of not more than five percent (5%) made in the ordinary course of business consistent with past practice, including with respect to timing and amount of increases, (C) establish, adopt, enter into, amend or terminate any Employee Plan or collective bargaining agreement (or similar labor Contract), (D) hire or terminate (other than for cause) any Employee or other individual service provider with total annual compensation in excess of $150,000, or (E) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any awards held by, any current or former Employee or other individual service provider; or (xix) except for non-exclusive licenses granted by the Company to customers of the Business in the ordinary course of business consistent with past practice, sell, lease, license, sublicense, modify, terminate, abandon or permit to lapse, transfer or dispose of, create or incur any Lien (other than a Permitted Lien) on, or otherwise fail to take any action necessary to maintain, enforce or protect any Company Owned Intellectual Property or Company Licensed Intellectual Property.

Notwithstanding anything to the contrary in this Section 5.2, (i) no action by the Company with respect to matters specifically addressed by any provision of this Section 5.2(b) shall be deemed a breach of Section 5.2(a) unless such action would constitute a breach of one or more of such provisions of this Section 5.2(b), (ii) the Company’s failure to take any action prohibited by this Section 5.2(b) will not be a breach of Section 5.2(a), and (iii) the Company may (A) use all available Cash on Hand to make cash dividends and/or pay bonuses on or prior to the Effective Time in the ordinary course of business and consistent with past practices and following advance written notice to Buyer (but solely to the extent that such dividends or bonuses will not cause the Company to, as of immediately following the Effective Time, have in its possession an amount of cash less than the Minimum Cash Amount), and (B) use any new Cash On Hand invested by the Equityholders in the Company after the date hereof in the ordinary course of business consistent with past practices.

(c)    Notwithstanding anything to the contrary in this Agreement, if a Buyer Party notifies the Seller Representative that it has purported to terminate this Agreement for any reason, then the obligations of the Company pursuant to this Section 5.2 will immediately cease.

5.3    Access to Books and Records. From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 9.1, subject to Section 6.5, the Company shall provide Buyer and its authorized representatives with access during normal business hours and upon reasonable notice to the personnel, offices, properties, books and records of the Company and such other data and other information of the Company as Buyer may reasonably request in order for Buyer to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company; provided that such access does not unreasonably interfere with the normal operations of the Company; and provided further that all requests for such access shall be directed to the Investment Banker or another Person designated in writing by the Company or the Investment Banker. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to Buyer if such disclosure would, in the opinion of the Company’s external legal counsel, be reasonably expected to (a) jeopardize any business strategy or attorney-client or other legal privilege or (b) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof, but, in each such case, the Company shall take reasonable steps to provide such information to Buyer in a manner that does not cause such jeopardization or contravention if requested by Buyer (the limitations and agreements set forth in this sentence, the “Access Limitations”). The Company makes no representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 5.3 and Buyer may not rely on the accuracy of any such information, in each case other than as expressly set forth in the representations and warranties contained in Article III. The information provided pursuant to this Section 5.3 will be governed by all the terms and conditions of the Confidentiality Agreement. Additionally, the Confidentiality Agreement shall survive any termination of this Agreement pursuant to Article IX for a period of twenty-four (24)

months following the date of such termination, with respect to Evaluation Material (as defined in the Confidentiality Agreement) containing information about any of the Equityholders. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, (i) the Company agrees that Buyer, its subsidiaries and any Financing Sources may disclose any information provided by or on behalf of the Company to any actual or prospective Financing Sources (provided that the recipients of such information agree to customary confidentiality undertakings, including “click through” confidentiality agreements and confidentiality provisions contained in customary confidential information memoranda, lender presentations or similar documents and Buyer shall be responsible to the Company for any breach of such confidentiality undertakings by any such recipients; provided, further, that notwithstanding the foregoing or anything contained herein to the contrary, for the avoidance of doubt, under no circumstance shall Buyer or Merger Sub be permitted to disclose any information to any such Person if and to the extent such information constitutes “Competitively Sensitive Information” under the Clean Team Agreement unless otherwise permitted under the Clean Team Agreement), (ii) Buyer and its subsidiaries may disclose any such information to the extent reasonably required (in the good faith judgment of Buyer) to be included in any prospectus, offering memorandum or other similar offering document in connection with the Debt Financing and (iii) Buyer, its subsidiaries and the Financing Sources may disclose any information to any rating agency, subject to customary confidentiality undertakings by such rating agency, in connection with any Debt Financing.

5.4    Filings; Consents; Etc. Subject to Section 6.1:

(a)    General. The Company shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable in compliance with applicable Laws to consummate, as soon as reasonably practicable, the Transactions. Without limiting the generality of the foregoing, the Company shall make all required filings with Governmental Entities, and use commercially reasonable efforts to obtain any Third Party consents required to consummate the Transactions. In addition, the Company agrees to use commercially reasonable efforts to cooperate with Buyer in connection with the foregoing, including using commercially reasonable efforts to oppose, lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the parties to consummate the Transactions. Notwithstanding the foregoing, (i) this Section 5.4(a) shall not apply to the solicitation of the Requisite Equityholder Approval, which shall be governed solely by Section 5.1 above, (ii) in connection with obtaining any Third Party consent or waiver, without the prior written consent of Buyer, the Company shall not make or agree to make any material payment, grant any material accommodations or accept any material amendment, conditions or obligations, including material amendments to existing conditions and obligations, and (iii) the Company shall not enter into any agreement with any Governmental Entity or extend any waiting period under the HSR Act or any other antitrust Law without the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed.

(b)    Antitrust Laws. The Company shall (i) make any filings required of it or any of its Affiliates under the HSR Act and other antitrust Laws applicable to the Transactions within fifteen (15) Business Days following the date hereof (“HSR Filing Date”); provided that in the event that the FTC or the U.S. Department of Justice is closed or not accepting such filings under the HSR Act (“Government Closure”) on the HSR Filing Date, such HSR Filing Date shall be extended, day-for-day, for each Business Day the Government Closure is in effect; (ii) use commercially reasonable efforts to obtain an early termination of any applicable waiting period thereunder and will promptly make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith; (iii) comply at the earliest reasonably practicable date with any request under the HSR Act or other antitrust Laws for additional information, documents or other materials received by it or any of its Affiliates from the FTC or any other Governmental Entity in respect of such filings or such transaction; and (iv) cooperate with Buyer in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of the FTC or any other Governmental Entity under any antitrust Laws with respect to any such filing or such transaction. The Company shall use its commercially reasonable efforts to (A) furnish to Buyer all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Transactions and (B) promptly obtain any clearance required under the HSR Act and any other antitrust Laws for the consummation of the Transactions. The Company shall promptly inform Buyer of any substantive oral communication with, and provide copies of substantive written communications with, any Governmental Entity regarding any such filings or any such transaction (including, to the extent permitted by applicable Law, providing copies to Buyer of all such written communications from the Company to any Governmental Entity prior to submission and considering all reasonable additions, deletions or changes suggested in connection therewith). The Company shall not participate (or agree to participate) in any substantive meeting or discussion by it or its Affiliates with any Governmental Entity regarding any such filings or any of the Transactions unless, to the extent reasonably practicable, it consults with Buyer in advance and, to the extent permitted by such Governmental Entity, gives Buyer the opportunity to attend. Notwithstanding the foregoing, any materials shared under this Section 5.4(b) may be redacted before being provided to Buyer (A) to remove references concerning the valuation of the Company or competitively sensitive information, (B) as necessary to comply with contractual arrangements, and (C) as necessary to avoid disclosure of other competitively sensitive information or to address reasonable privilege or confidentiality concerns.

5.5    280G Approval. Prior to the Closing Date, the Company shall use commercially reasonable efforts to obtain from each “disqualified individual” (as defined in Section 280G(c) of the Code) a waiver (a “280G Waiver ”) of any payments or benefits that might otherwise result in the payment or provision of “parachute payments” (as defined in Section 280G(b)(2) of the Code) (the “Section 280G Waived Payments”). Prior to the Closing Date, the Company shall submit, accompanied by adequate disclosure, for equityholder approval all Section 280G Waived Payments in accordance with the terms of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, and the Company shall inform Buyer as soon as practicable thereafter whether the Section 280G Waived Payments were approved by equityholders or not. Subject to the Company’s compliance with its obligations under this Section 5.5, in no event shall (a) this Section 5.5 be construed to require the Company or any of its Affiliates to compel any disqualified individual to waive any existing rights under any agreement, arrangement, or contract that such disqualified individual has with the Company or any other Person or (b) the Company (or any of its Affiliates) be deemed in breach of this Section 5.5 if any disqualified individual refuses to waive any such rights or if the equityholders fail to approve any Section 280G Waived Payments. The Company shall provide to Buyer and its counsel, no later than five (5) Business Days prior to soliciting the 280G Waivers, (i) drafts of any 280G Waivers, disclosure documents and other relevant documents relating to the waiver and vote prepared by the Company in connection with this Section 5.5 and (ii) reasonable documentation regarding the determination of the Section 280G Waived Payments. The Company shall consider in good faith and incorporate any reasonable comments made by Buyer and its counsel prior to obtaining the 280G Waivers and soliciting equityholder approval. In connection with the foregoing, Buyer shall (A) reasonably cooperate with the Company to allow the Company to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any agreement, arrangement, or contract entered into or negotiated by Buyer or any of its respective Affiliates prior to or at the Closing (“Buyer Payments”), together with all other amounts payable by the Company, could reasonably be considered to be “parachute payments” (as defined in Section 280G(b)(2) of the Code) and (B) provide the Company with information reasonably necessary to make such determination at least ten (10) Business Days prior to the date on which the Closing is expected to commence (and shall further provide any such updated information as is reasonably necessary prior to the Closing Date). To the extent the Buyer provides inaccurate information, or the Buyer’s omission of information results in inaccurate information, with respect to any Buyer Payments, there shall be no breach of the covenant contained herein to the extent caused by such inaccurate or omitted information.

5.6    Termination of Related Party Contracts and Accounts. Except as set forth on Schedule 5.6 or as otherwise directed by Buyer in writing prior to the commencement of the Closing, effective as of the Effective Time, the Company shall (a) pay, collect, settle or discharge all account balances owed from the Company to any Related Party of the Company, other than any compensatory payments or benefits payable to any such Related Party under the express terms of a Contract made available to Buyer, and (b) terminate all Contracts between or among the Company, on the one hand, and any Related Party of the Company, on the other hand (including the Contracts listed on Schedule 3.18), other than any Employee Plans in effect as of immediately prior to the Closing (except as otherwise expressly contemplated to be terminated pursuant to the terms of this Agreement or any other Ancillary Agreement), in each case, without any Liability of the Company (or Buyer or any of its Affiliates) from and after the Closing. The Company shall deliver to Buyer written evidence in form and substance reasonably satisfactory to Buyer of each such termination (to be effective as of the Effective Time) at or prior to the date on which the Closing commences.

5.7    Data Room. Promptly (but no later than ten (10) Business Days) following the execution of this Agreement, the Company shall (i) use commercially reasonable efforts to cause the online data rooms hosted on behalf of the Company via Datasite under the name “Project Lenny” to be shut down and (ii) deliver, or cause to be delivered, to Buyer, up to ten (10) USBs containing a complete copy of the contents of such data room as of the execution of this Agreement.

5.8    Exclusivity. From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 9.1, except for the transactions contemplated by this Agreement, the Company and the Equityholders shall not, and shall cause their respective representatives not to, directly or indirectly, solicit, encourage or enter into any negotiation, discussion or Contract with, or provide any information to, any Person other than Buyer, Merger Sub and their respective Affiliates (and their authorized representatives) with respect to any Acquisition Transaction. The Company shall cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than Buyer, Merger Sub and their respective Affiliates (and their authorized representatives)) conducted heretofore with respect to any Acquisition Transaction. Within five (5) Business Days after the date hereof, the Company shall (A) request in writing that each Person (other than Buyer and its Affiliates) that has heretofore executed a confidentiality agreement in connection with its consideration of any such transaction promptly destroy or return to the Company all nonpublic information in accordance with the terms of such confidentiality agreement and (B) terminate access to any physical or electronic data rooms relating to such transaction by any such Person or any of its representatives.

5.9    Tail Insurance Policies. Prior to the date on which the Closing commences, unless otherwise directed by Buyer in writing, and in reasonable cooperation with Buyer, the Company shall use commercially reasonable efforts to acquire the following tail insurance policies, in each case, (1) to be effective for the period beginning on the Closing Date and ending no earlier than on the date that is six years after the Closing Date and (2) solely at Buyer’s cost and expense: (a) a tail policy with respect to the errors and omissions insurance policy maintained by the Company as of the date hereof and (b) a tail policy with respect to the cyber liability insurance policy maintained by the Company as of the date hereof. Each such tail insurance policy shall (i) provide for (A) coverage for claims made at or before, or arising from any events or omissions that occurred on or before, the Closing Date and (B) coverage and amounts, and contain terms and conditions, in each case of the foregoing clauses (A) and (B), no less favorable than applicable as of the date hereof under the applicable existing insurance policy maintained by the Company and (ii) be in form and substance reasonably satisfactory to Buyer.

5.10    Conversion. (a) At any time following the date hereof until the earlier of (x) the date that is five (5) Business Days prior to the date on which the Closing is expected to commence and (y) and the termination of this Agreement pursuant to Section 9.1, the Company may, at its option, or (b) upon Buyer’s written request (which Buyer shall be entitled to deliver at any time during the (but no later than) five (5) Business Days following the date hereof), the Company shall, promptly (and in any event no later than five (5) Business Days prior to the date on which the Closing is expected to commence), in each case, take, or cause to be taken, such actions, and do, or cause to be done, such things reasonably necessary, proper or advisable to consummate and make effective (i) a conversion of the Company from an Illinois corporation to a Delaware corporation, which shall be deemed a domestication in accordance with Sec. 3.01 of the Illinois Entity Omnibus Act and a conversion in accordance with Section 265 of the Delaware Act, or (ii) such other corporate action or series of actions, in the reasonable discretion of the Company, that enables the Company to be redomiciled as a Delaware corporation, in each case, in accordance with the Illinois Act and the Delaware Act, in each case such that, as of immediately following the consummation of such conversion or such other corporate actions and as of immediately prior to the commencement of the Closing, the Company is a Delaware corporation (the “Conversion”). The Company shall reasonably and in good faith cooperate with Buyer in connection with the Conversion, including by (A) keeping Buyer reasonably apprised of the status of the Conversion, (B) providing Buyer and its counsel copies of any documents required to consummate the Conversion or otherwise prepared by the Company in connection with consummating the Conversion and providing Buyer a reasonable opportunity to review such documents and (C) considering in good faith and incorporating any reasonable comments made by Buyer and its counsel; provided that such comments are made by Buyer and its counsel as promptly as practicable and in any event no later than five (5) Business Days following receipt of such documents. In connection with the consummation of the Conversion, each of the parties hereto shall (1) reasonably and in good faith cooperate to determine whether any amendments to this Agreement or any Ancillary Agreement are necessary, proper or advisable to reflect the consummation of the Conversion (including, for the avoidance of doubt, any such amendments to reflect that the Company is, following the Conversion a Delaware corporation and governed by the Delaware General Corporation Law) and (2) take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to effect any such amendments to this Agreement or any Ancillary Agreement; provided that, in the event the Conversion occurs and the parties hereto fail to agree or enter into any such amendments to this Agreement or any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be automatically deemed, without any further action of any party hereto, to be modified so as to (x) be deemed to take into account the consummation of the Conversion and (y) after giving effect to the Conversion, to effect the original intent of the parties hereunder or thereunder as closely as possible in order that the transactions contemplated hereby or thereby be consummated as originally contemplated to the fullest extent possible. Notwithstanding anything to the contrary herein, the parties hereto acknowledge and agree that none of the (a) representations and warranties set forth in this Agreement or any of the Ancillary Agreements shall be deemed or construed to be breached, inaccurate or failed to be true and correct, or (b) covenants, obligations, agreements or other provisions contained in this Agreement or any of the Ancillary Agreements shall be deemed or construed to be breached, violated or failed to perform or inaccurate, in each case, as a result of or by virtue of (x) such Conversion or any such actions taken or things done by the Company to consummate or make effective such Conversion pursuant to this Section 5.10 or (y) any conversion of Merger Sub from an Illinois corporation to a Delaware corporation, which shall be deemed to be a domestication in accordance with Section 3.01 of the Illinois Entity Omnibus Act and a conversion in accordance with Section 265 of the Delaware Act, or any actions taken or things done by Buyer or Merger Sub to consummate or make effective such conversion of Merger Sub.

Article VI
COVENANTS OF THE BUYER PARTIES

6.1    Filings; Consents; Etc. Subject, in each case, the other provisions of this Section 6.1:

(a)    General. Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the Transactions. Without limiting the generality of the foregoing, Buyer shall make all required filings with Governmental Entities, and use commercially reasonable efforts to obtain any Third Party consents required to consummate the Transactions. Buyer agrees to use commercially reasonable efforts to cooperate with the Company in connection with the foregoing. The parties hereto understand and agree that neither Buyer nor any of its Affiliates shall be obligated to (and, without Buyer’s prior written consent, the Company shall not), and “commercially reasonable efforts” will in no event require, or be construed to require, Buyer or any of its Affiliates to (1) enter into any settlement, undertaking, consent decree, stipulation or other similar Contract with any Governmental Entity, (2) litigate, defend, challenge or take any action with respect to any Proceeding by any Person or before any Governmental Entity (including taking any steps or actions to defend against, vacate, modify or suspend any injunction or Order, including any injunction related to a private cause of action that would prevent consummation of the Transactions), (3) agree, propose, negotiate, offer or commit to divest, license, lease, dispose of, transfer, encumber or otherwise hold separate (including by establishing a trust or otherwise), any of its, the Company’s or any of their respective Affiliates’ businesses, operations, product or service lines, assets or properties, (4) terminate or modify existing relationships, contractual rights or obligations of Buyer or any of its Affiliates, (5) take or commit to take actions that after the Closing Date would limit Buyer’s or any of its Affiliates’ (including the Company’s) freedom of action with respect to, or its ability to retain or exercise rights of ownership or control with respect to, one or more of any of their businesses, operations, product or service lines, assets or properties, or (6) agree to do any of the foregoing (any of the actions described in clauses (1) through (6), a “Burdensome Condition”). In connection with the Company’s efforts to obtain Third Party consents necessary for the parties to consummate the Transactions, Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to make its employees, officers, directors and other representatives available when requested by the Company to meet with any of (i) the lenders, trustees, issuing agencies and holders under existing financing arrangements of the Company, (ii) Governmental Entities, or (iii) such other parties necessary or desirable in connection obtaining such consents. Notwithstanding the foregoing in this Section 6.1(a), in connection with obtaining any Third Party consents or waiver of any Person other than a Governmental Entity (it being acknowledged and understood that consents, approvals or waivers of Governmental Entities shall be governed by the foregoing in Section 6.1(a) and not by this sentence), none of the Buyer Parties or any of their Affiliates will be required to (and, other than with respect to any payment that will be treated as a Closing Expense, without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), the Company shall not) make or agree to make a material payment, grant any material accommodations or accept any material amendment, conditions or obligations, including material amendments to existing conditions and obligations.

(b)    Antitrust Laws. Buyer shall (i) make any filings required of it or any of its Affiliates under the HSR Act and other antitrust Laws applicable to the Transactions by the HSR Filing Date (subject to extension in the event of a Government Closure as provided in Section 5.4(b)); (ii) use commercially reasonable efforts to obtain an early termination of any applicable waiting period thereunder and will promptly make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith; (iii) comply at the earliest reasonably practicable date with any request under the HSR Act or other antitrust Laws for additional information, documents or other materials received by it or any of its Affiliates from the FTC or any other Governmental Entity in respect of such filings or such transactions; and (iv) reasonably cooperate with the Company in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of the FTC or any other Governmental Entity under any antitrust Laws with respect to any such filing or such transaction; provided, however, that Buyer shall not be required to share filings made under the HSR Act. Buyer shall use its (A) commercially reasonable efforts to furnish to the Company all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Transactions and (B) commercially reasonable efforts to promptly obtain any clearance required under the HSR Act and any other antitrust Laws for the consummation of the Transactions and shall keep the Seller Representative and the Company apprised of the status of any substantive communications with, and any inquiries or requests for additional information from, any Governmental Entity and shall comply promptly with any such inquiry or request (including, to the extent permitted by applicable Law, providing copies to the Company and the Seller Representative of all such written communications from Buyer to any Governmental Entity prior to submission and considering all reasonable additions, deletions or changes suggested in connection therewith). Buyer agrees not to participate in any substantive meeting or discussion by it or its Affiliates with any Governmental Entity regarding any such filings or any of the Transactions unless, to the extent reasonably practicable, it consults with the Seller Representative in advance and, to the extent permitted by such Governmental Entity, gives the Seller Representative the opportunity to attend. Notwithstanding the foregoing, (i) any materials shared under this Section 6.1(b) may be redacted before being provided to the Seller Representative (A) to remove references concerning the valuation of the Company or competitively sensitive information, (B) as necessary to comply with contractual arrangements, and (C) as necessary to avoid disclosure of other competitively sensitive information or to address reasonable privilege or confidentiality concerns and (ii) Buyer and Merger Sub may designate any commercially sensitive information provided to any Governmental Entity as restricted to “outside counsel only” and any such information shall not be shared with the Company, the Seller Representative or their Affiliates or any directors, officers, employees, agents, representatives, members, managers, general or limited partners or assignees of the foregoing, in each case, without the prior written consent of Buyer. Buyer shall not, and shall cause its Affiliates not to, enter into any agreement with any Governmental Entity or extend any waiting period under the HSR Act or any other antitrust Law without the prior written consent of the Seller Representative, such consent not to be unreasonably withheld, conditioned or delayed. Buyer shall be responsible for all filing fees payable to any Governmental Entity in connection with all filings made in connection with the HSR Act and other antitrust Laws.

(c)    Until any waiting period applicable to the Transactions under the HSR Act shall have expired or been terminated, each Buyer Party shall not (and shall cause its Affiliates not to) acquire or agree to acquire, by merging or consolidating with, or by purchasing assets or equity in, any Person if such acquisition would reasonably be expected to have the effect of preventing, impairing, materially delaying or otherwise materially and adversely affecting the consummation of the Transactions, including (1) imposing any material delay in the obtaining of, or materially increasing the risk of not obtaining, any Authorization, consent, order, declaration or approval of any Governmental Entity necessary to consummate such transactions or the expiration or termination of any applicable waiting period, or (2) materially delaying or preventing the consummation of such transactions.

6.2    Liability and Indemnification.

(a)    For a period of six (6) years after the Closing Date, Buyer shall not, and shall not permit the Company to, amend, alter, repeal or modify any provision in any of the Organizational Documents of the Company provided to Buyer prior to the date hereof relating to the exculpation, indemnification or advancement of expenses of any Persons in any way that diminishes or adversely affects the indemnification, exculpation or advancement of expenses provided therein, it being intended that the officers, directors and agents of the Company who were officers, directors and agents prior to the Effective Time (“Covered Persons”) shall continue to be entitled to such exculpation, indemnification or advancement of expenses to the full extent provided for under applicable Law and under such Organizational Documents of the Company provided to Buyer prior to the date hereof for, at a minimum, the entirety of said six (6)-year period.

(b)    For a period of six (6) years after the Closing Date, the Company shall, and Buyer shall cause the Company to, indemnify and hold harmless Covered Persons in respect of acts or omissions occurring prior to the Effective Time in accordance with the terms of the applicable Organizational Documents of the Company provided to Buyer prior to the date hereof. Without limiting the foregoing and in connection therewith, the Company shall, and Buyer shall cause the Company to, periodically advance or reimburse such Covered Person for all reasonable fees and expenses (including attorneys’ fees) as such fees and expenses are incurred; provided that such Covered Person shall agree to repay the amount of such reimbursement if it shall be judicially determined by an Order not subject to further appeal that such Covered Person is not entitled to indemnification in connection with such matter. At or prior to the Effective Time, the Company shall acquire, at Buyer’s cost, a six (6)-year tail policy for the persons currently covered by the Company’s directors’ and officers’ liability insurance policy that is consistent with the preceding sentences. Such policy shall be non-cancelable. Notwithstanding the foregoing, in no event shall Buyer or the Surviving Company be required to expend for such tail policy an aggregate amount in excess of 300% of the annual premium currently paid by the Company for the Company’s existing directors’ and officers’ liability insurance policy; provided that if the aggregate amount of such coverage exceeds such annual premium, Buyer shall, or shall request that the Company, obtain a tail policy with the greatest coverage available for a cost not exceeding such 300% of such annual premium. Notwithstanding any other provision of this Agreement to the contrary, each of the parties agrees that from and after the Closing Date each Covered Person shall be a third party beneficiary under this Agreement for purposes of enforcing this Section 6.2.

6.3    Access to Books and Records. Buyer shall use commercially reasonable efforts to preserve and retain, until the seventh (7th) anniversary of the Closing Date or such other period (if longer) required by applicable Law, all corporate, accounting, legal, auditing, human resources, Tax and other books and records of the Company (including any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations) possessed as of the Closing or to be possessed by Buyer or the Surviving Company relating to the conduct of the Business and the operations of the Company prior to the Closing Date. After the Effective Time, Buyer shall provide the Seller Representative with access, upon reasonable prior written request, during regular business hours, and in a manner that does not unreasonably interfere with the operation of the Surviving Company’s business, and subject to the Access Limitations (applied mutatis mutandis), to (a) the officers and employees of the Surviving Company, (b) the books and records of the Surviving Company, and (c) the offices and facilities of the Company, and the Seller Representative and its representatives shall have the right to make copies of such books and records at their sole cost. Nothing in this Section 6.3 shall be deemed to in any way restrict or limit the Seller Representative’s right to inspect the books and records of the Company pursuant to Section 2.4(a) or Section 2.4(b).

6.4    Employee Matters.

(a)    At least five (5) days (but in no event earlier than ten (10) days) prior to the date on which the Closing is expected to commence, the Company shall provide Buyer with a revised version of the Employee List as of such date.

(b)    During the period beginning on the Closing Date and ending no sooner than the first (1st) anniversary of the Closing Date, Buyer shall provide or cause to be provided to each Employee who remains an employee of the Company as of the Closing Date (a “Continuing Employee”), a base salary or hourly wage rate, as applicable, and target cash bonus and opportunities, and employee benefits (other than any incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits) that are substantially comparable in the aggregate to those provided to similarly situated employees of Buyer and its Affiliates (provided that, at Buyer’s election, Buyer may instead, until December 31, 2025, provide to Continuing Employees the employee benefits that are provided to them by the Company as of the Closing).

(c)    Buyer shall provide the Continuing Employees and their “qualified beneficiaries” (as defined in Section 4980B(g)(1) of the Code) with required notices and continuation coverage in accordance with Section 4980B of the Code as a result of any “qualifying events” (as defined in Section 4980B(f)(3) of the Code) under any Employee Plan that occur on or after the Closing Date. In addition, Buyer shall provide required notices and continuation coverage in accordance with Section 4980B of the Code to each individual who is receiving such coverage as of the Closing Date, or is within his or her election period with respect to such coverage as of the Closing Date, under an Employee Plan.

(d)    Should the Continuing Employees become participants in any compensation or benefit plans, programs, arrangements, agreements or policies of Buyer or its Affiliates, such Continuing Employees shall receive credit for all pre-Closing Date service with the Company for purposes of determining vesting and eligibility to participate (but not for any equity or equity-based compensation, long-term incentives, pension benefits, non-qualified deferred compensation and retiree benefits), to the same extent such service was recognized under an analogous Employee Plan, except to the extent duplication of benefits would result. With respect to any health and welfare plan maintained by Buyer or its Affiliates in which any Continuing Employee is eligible to participate on or after the Closing Date, Buyer shall, or cause its Affiliates (including the Company) to, use its commercially reasonable efforts to, (i) waive any applicable evidence of insurability, waiting periods, pre-existing conditions or actively-at-work requirements and (ii) give such Continuing Employees credit under the new coverages or employee benefit plans for deductibles, co-insurance and out-of-pocket payments that have been paid during the year in which the Closing Date occurs, in each case to the same extent as applied under a comparable Employee Plan prior to the Closing Date.

(e)    Prior to the date on which the Closing is expected to commence, the Company shall adopt resolutions evidencing the termination of each Employee Plan intended to be qualified under Section 401(a) of the Code (each, a “Company 401(k) Plan”) that, not later than five Business Days prior to the date on which the Closing is expected to commence, Buyer requests in writing that the Company terminate, with such termination to be effective as of the day immediately preceding the Closing Date. If termination of the Company 401(k) Plan is so requested, the Company shall provide Buyer with copies of any notices, participant communications or other documents drafted by the Company evidencing such termination, and the resolutions adopted or executed in connection with the termination of any such Company 401(k) Plan shall be subject to Buyer’s prior review and approval. In addition, Buyer shall take any and all action as may be required in connection with such termination, including amending the employee benefit plan maintained by Buyer and intended to be qualified under Section 401(a) of the Code (the “Buyer 401(k) Plan”) to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including loans) in the form of cash (and, in the case of loans, notes) in an amount equal to the full account balance distributed to such Continuing Employee from the Employee Plan intended to be qualified under Section 401(a) of the Code to the Buyer 401(k) Plan.

(f)    Buyer agrees to take the actions set forth in Schedule 6.4(f) with respect to the MIP Pool (as defined in such Schedule 6.4(f)).

(g)    Without limiting the generality of Section 11.9, the provisions of this Section 6.4 are solely for the benefit of the parties hereto and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement and nothing herein shall (i) establish or constitute an amendment, termination or modification of, or an undertaking to establish, amend, terminate or modify, any benefit plan, program, agreement or arrangement, (ii) alter or limit the ability of Buyer or any of its Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (iii) create any obligation on the part of Buyer or its Affiliates to employ or engage any employee or other individual service provider for any period following the Closing.

6.5    Contact with Customers, Suppliers and other Business Relations. Prior to the completion of the Closing, Buyer shall not contact and/or communicate with, and Buyer shall cause its Affiliates not to, and Buyer shall direct its authorized representatives, agents and other advisors not to, contact and/or communicate with, any employee, officer, director, customer, supplier, lender or other business relation of the Company regarding Transactions, or otherwise with respect to matters pertaining to the Company and/or the Business (except for such contacts or communications occurring in the ordinary course of business consistent with past practice), except with the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned).

6.6    Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.

(a)    Buyer waives and shall not assert, and agrees to cause the Company to waive and to not assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of any Equityholder or the Seller Representative or any director, manager, officer, employee or trustee of any of the foregoing (individually and collectively, the “Seller Group”) in any matter involving this Agreement, the Ancillary Agreements any of the Transactions, by King & Spalding LLP and Winston & Strawn LLP (collectively, the “Specified Counsel”) in connection with this Agreement, the Ancillary Agreements or any of the Transactions (the “Current Representation”).

(b)    Buyer waives and shall not assert, and agrees to cause the Company to waive and to not assert, any attorney-client privilege with respect to any communication between the Specified Counsel, on the one hand, and the Company or any of its representatives, on the other hand, occurring during the Current Representation in connection with any Post-Closing

Representation, including in connection with a dispute with Buyer and, following the Effective Time, with the Surviving Company, it being the intention of the parties hereto that all rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by the Seller Group. All communications involving attorney-client confidences with the Seller Group in the course of the Current Representation shall be deemed to be attorney-client confidences that belong solely to the Seller Group and not Buyer or the Surviving Company. Accordingly, (i) Buyer and the Company shall not have access to any such communications, or to the files of any Specified Counsel related to the Current Representation; (ii) to the extent that files of any Specified Counsel related to the Current Representation constitute property of the client, only the Seller Representative shall hold such property rights; and (iii) no Specified Counsel shall have any duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Company by reason of any attorney-client relationship between such Specified Counsel and the Company or otherwise.

(c)    Buyer hereby acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel.

6.7    Insurance Policies. Buyer shall not, and Buyer shall cause its Affiliates (including, following the Effective Time, the Company) not to, assert, by way of claim, litigation or otherwise, any right to any insurance policies of the Equityholders, the Seller Representative or their Affiliates (other than the Company) or any benefit thereunder. The Equityholders, the Seller Representative and their Affiliates shall retain all right, title and interest under all such insurance policies.

6.8    No Control of the Company. Nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement and subject to any rights of the Equityholders, complete control and supervision over its operations.

6.9    Buyer Insurance Policy. In the event that Buyer or its Affiliates binds any insurance policy related to the representations and warranties or other provisions of this Agreement (a “Buyer Insurance Policy”), such Buyer Insurance Policy shall expressly provide that the insurer or insurers issuing such policy shall have no right, and waive any right, of subrogation, contribution or otherwise against the Equityholders (including any former, current or future representative of the Equityholders) based upon, arising out of, or in any way connected to this Agreement, the Transactions, or such Buyer Insurance Policy, except in the case of Fraud. The Equityholders shall be intended third party beneficiaries of the immediately preceding provision of any Buyer Insurance Policy. Neither Buyer nor its Affiliates shall (a) amend, waive, modify or otherwise revise the foregoing subrogation provision in the Buyer Insurance Policy without the consent of the Seller Representative or (b) amend, alter, waive or modify the Buyer Insurance Policy in a manner materially adverse to the Equityholders except with the prior written consent of the Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed). Each of Buyer and the Equityholders (via treatment of such Buyer Insurance Policy Expenses as a Closing Expense) shall be responsible for 50% of any fees, costs and expenses (including the aggregate amount of premiums, underwriting fees, brokerage fees, legal fees (if any) for counsel engaged by the underwriter(s), surplus lines Tax and any other fees, costs or expenses) associated with obtaining the Buyer Insurance Policy (the “Buyer Insurance Policy Expenses”). Prior to binding any Buyer Insurance Policy, Buyer shall provide a draft of such Buyer Insurance Policy to the Seller Representative, and shall make applicable revisions based on any reasonable comments provided by the Seller Representative with respect to the matters described in this Section 6.9.

6.10    Acknowledgment by the Buyer Parties. Each Buyer Party acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its and their respective representatives) that: (a) it has conducted to its satisfaction its own independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and has been afforded access to the books and records, facilities and personnel of the Company for purposes of conducting such investigation and verification, (b) the representations and warranties in Article III and in the Ancillary Agreements constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions, (c) except for the representations and warranties of the Company in Article III and in the Ancillary Agreements and the representations and warranties of the Equityholders in the Letters of Transmittal, none of the Company, the Equityholders or any other Person makes, or has made, any other express or implied representation or warranty with respect to the Equityholders, the Company or the Transactions, and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to the Buyer Parties or their Affiliates or representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of the Company, and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of the Company, or the quality, quantity or condition of the Company’s assets) are specifically disclaimed by the Company and all other Persons (including the representatives of the Company and its Affiliates and their respective representatives), and (d) the Buyer Parties and their Affiliates are not relying on any representations and warranties in connection with the Transactions except for the representations and warranties in Article III and the Ancillary Agreements. In connection with the Buyer Parties’ investigation of the Company, the Buyer Parties have received certain projections, including projected statements of operating revenues and income from operations of the Company and certain business plan information. Each Buyer Party acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that such Buyer Party is familiar with such uncertainties and that such Buyer Party is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Without limiting the foregoing provisions of this paragraph, each Buyer Party hereby acknowledges and agrees that none of the Company, the Equityholders or any of their respective current or former Affiliates or representatives is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts, and that such Buyer Party has not relied on any such estimates, projections or other forecasts or plans. Each Buyer Party further acknowledges and agrees that from and after the Closing, (i) none of the Equityholders nor any other Person shall have or be subject to any liability to any Buyer Party, the Company or any other Person resulting from the distribution to the Buyer Parties, or the Buyer Parties’ use of, any such estimates, projections or forecasts or any other information, documents or materials provided to or made available to the Buyer Parties or their Affiliates or representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions and (ii) such Buyer Party and its Affiliates have not relied on any such information, documents or materials. The Seller Representative shall have the right to enforce this Section 6.10 on behalf of any Person that would benefit from or be protected by this Section 6.10 if it were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. Notwithstanding the foregoing, nothing contained in this Agreement shall operate as a waiver of claims of Fraud with respect to the representations and warranties set forth in Article III.

6.11    Support Agreements. From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 9.1, the Company shall use commercially reasonable efforts to obtain duly executed Support Agreements from the Equityholders listed on Schedule 6.11 and the Company shall deliver to Buyer a copy of any Support Agreement executed pursuant this Section 6.11 promptly after the execution thereof.

6.12    Receivables. From and after the Effective Time until the Final Purchase Price Consideration is finally determined pursuant to Section 2.4, Buyer shall, and shall cause the Company to, use commercially reasonable efforts to manage, collect, and administer all accounts, notes receivables and other receivables of the Company in the ordinary course of business consistent with past practice.

Article VII
ADDITIONAL AGREEMENTS

7.1    Public Announcements. No party hereto shall, and each party shall cause its respective Affiliates not to, issue any press release or otherwise make any public statements or disclosures with respect to this Agreement, the Ancillary Agreements or the Transactions, including the terms hereof, without the prior written consent of the Seller Representative, in the case of the Buyer Parties (or after the Closing, the Surviving Company), or Buyer, in the case of the Seller Representative (or before the Closing, the Company); provided, that nothing herein will prohibit any party (or such Affiliate, as the case may be) from issuing or causing publication of any such press release or public statement (including, for the avoidance of doubt, Buyer’s filing of a copy of this Agreement and descriptions of the terms hereof, as well as any press release issued by the parties hereto in connection with the Transactions, with the U.S. Securities and Exchange Commission) to the extent (i) that such disclosure is, upon advice of counsel, required by Law or rules of an applicable stock exchange or listing authority, in which case the party (or such Affiliate, as the case may be) making such determination will, if practicable in the circumstances, use commercially reasonable efforts to allow the other parties reasonable time to comment on such release or statement in advance of its issuance or (ii) the contents of such release or statement are consistent in all material respects with materials or disclosures that have previously been released publicly by the parties without violation of this Section 7.1.

7.2    Transfer Taxes. Any Transfer Taxes arising out of or in connection with the Transactions, and any penalties, interest or additions with respect to such Transfer Taxes, shall be borne 50% by the Buyer and 50% by the Equityholders as a Closing Expense. The party responsible under applicable Law for filing any Tax Returns shall make all filing of any applicable documentation with respect to the Transfer Taxes. Buyer and Equityholders shall cooperate as reasonably necessary to complete such applicable documentation and provide certificates or forms that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

7.3    Further Assurances. Each of the parties hereto shall, from and after the Closing, execute such documents and other instruments and take such further actions as may reasonably be required or desirable to carry out completely the provisions hereof and consummate and carry out completely the Transactions. The foregoing shall not require Buyer, Merger Sub, the Seller Representative, any Equityholder or their respective Affiliates or representatives to expend any money to remedy any breach of any representation or warranty hereunder or to obtain any consent required for consummation of the Transactions.

7.4    Debt Financing.

(a)    For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, each Buyer Party acknowledges and agrees that its obligations to consummate the Transactions on the terms and subject to the conditions set forth herein are not conditioned upon the availability or consummation of any Debt Financing or receipt of the proceeds therefrom. Furthermore, notwithstanding anything herein to the contrary, in no event will the Seller Representative’s, any Equityholder’s or the Company’s cooperation (or failure to cooperate) to effectuate any Debt Financing be asserted as a failure to comply with or satisfy the condition in Section 8.1(e).

(b)    Prior to the date on which the Closing is expected to commence, the Company shall use commercially reasonable efforts to, and to cause its directors, officers, employees and other representatives to use commercially reasonable efforts to, provide such assistance in connection with any Debt Financing as may be reasonably requested by Buyer, in each case, at Buyer’s sole expense. Without limiting the generality of the foregoing, such assistance shall include using commercially reasonable efforts to (i) furnish, or cause to be furnished, to Buyer and any of its Financing Sources the Financial Statements and such other customary and reasonably available financial and other information regarding the Company reasonably promptly following the reasonable request therefor by Buyer and (ii) provide reasonable assistance to Buyer in its preparation of confidential information memoranda, lender presentations and similar documents customary for any Debt Financing (which, where customary, shall contain customary exculpatory language reasonably satisfactory to the Company), including customary representation and authorization letters with respect thereto; provided that, notwithstanding the foregoing, nothing in this Section 7.4(b) shall require (A) the Company to provide (I) any audited financial statements or pro forma financial information, (II) “segment reporting” or other financial information otherwise required by Sections 3-09, 3-10, 3-16, 13-01 or 13-02 of Regulation S-X or (III) CD&A and other information required by Item 402 of Regulation S-K and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (B) the Company or any of its directors, officers, employees or other representatives to pay (or agree to pay) any commitment or other fee, pay any expense, provide any indemnities or incur any potential or actual liability or enter into any agreement in connection with any Debt Financing, including in respect of the Financial Statements or any other financial or other information provided pursuant to this Section

7.4(b) or obtained in accordance with the last sentence of Section 5.3, (C) except with respect to customary representation and authorization letters, any directors, officers, employees or other representatives of the Company to execute or deliver any document or instrument in connection with the Debt Financing, (D) the Company or any of its directors, officers, employees or other representatives to take any action that would or would reasonably be expected to unreasonably interfere with the operation of the Company’s business, (E) the Company or any of its directors, officers, employees or other representatives to disclose any information that is legally privileged (provided that the Company shall use commercially reasonable efforts to provide such information in a manner that would not jeopardize such privilege), (F) the Company or any of its directors, officers, employees or other representatives to take any action that would or could reasonably be expected to conflict with, or result in any violation of or default under, any Contract, Law or any organizational documents of the Company or this Agreement, (G) the Company or any of its directors, officers, employees or other representatives to take any action that would or could reasonably be expected to violate any applicable confidentiality obligation of the Company (provided that the Company shall use commercially reasonable efforts to provide such information in a manner that would not violate such obligations) or (H) any directors, officers, employees or other representatives of the Company to take any action that could reasonably be expected to result in personal liability to such director, officer, employee or other representative; provided, that, notwithstanding anything to the contrary contained herein, no action of the Company pursuant to or in accordance with this Section 7.4(b) shall be deemed to be a breach of any obligation of the Company or the Equityholders hereunder. The Company hereby consents to the use of the trademark, trade names and logos of the Company by Buyer and any of its Financing Sources, in each case, only as reasonably required in connection with any Debt Financing; provided that Buyer shall ensure that such trademark, trade names and logos are used by the above permitted parties solely in a manner that is not intended, or that is not reasonably likely, to harm, disparage or otherwise adversely affect the Company or the Company’s reputation or goodwill or to violate in any manner any contractual obligations of the Company existing as of the date hereof, to the extent such contractual obligations have been provided to or are known to Buyer prior to the date hereof.

(c)    Buyer shall, promptly upon request by the Company, reimburse the Company or its representatives, as applicable, for all reasonably documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Company or its representatives in connection with this Section 7.4. Buyer and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its representatives from and against any and all Liabilities, losses, damages, claims, costs, expenses (including reasonable attorneys’ fees and expenses), interest, awards, judgments and penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) suffered or incurred in connection with any financing, whether the Debt Financing or any other financing, or other securities offering of Buyer or its Affiliates or any information, assistance or activities provided in connection therewith or otherwise in connection with the performance of the obligations of the Company under this Section 7.4, except to the extent such Liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties and amounts paid in settlement have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Company.

7.5    Tax Matters.

(a)    Tax Refunds.

(i)    All refunds of Covered Taxes (whether in the form of cash received or a credit or offset against Taxes otherwise payable) (collectively, “Tax Refunds”) shall be the property of the Equityholders to the extent that (1) any such Tax Refund was not included as an asset in the computation of Final Closing Working Capital, (2) such Tax Refund is calculated without duplication of any Income Tax Attribute or other item that was included in determining any amounts paid by the Equityholders under Section 10.1(a)(iv) and (3) the applicable Tax was (A) paid by the Company before the Effective Time, (B) taken into account in Indebtedness (as finally determined under Section 2.4 and included in the Final Purchase Price Consideration) or (C) paid by the Equityholders under Section 10.1(a)(iv). To the extent that Buyer or the Surviving Company receives a Tax Refund that is the property of the Equityholders, Buyer shall (subject to Section 7.5(a)(ii)) pay the amount of such Tax Refund (and interest received from the applicable Governmental Entity, but net of any reasonable out-of-pocket costs and expenses (including Taxes) incurred in connection with receiving such Tax Refund) to the Seller Representative for distribution to the Equityholders. The amount due to the Equityholders shall be payable to the Seller Representative ten (10) Business Days after receipt of the Tax Refund from the applicable Governmental Entity (or, if the Tax Refund is in the form of credit or offset, ten (10) Business Days after the due date of the Tax Return claiming such credit or offset). Buyer shall use commercially reasonable efforts to claim (and shall cause the Surviving Company to use commercially reasonable efforts to claim) any refunds that will give rise to a payment to, or on behalf of, the Equityholders under this Section 7.5(a).

(ii)    Notwithstanding any other provision of this Section 7.5(a), to the extent any amount is payable to a Equityholder that constitutes wages, such amount shall be deposited with the Surviving Company and paid (net of applicable withholding) to the applicable Equityholder as promptly as possible.

(b)    Tax Returns.

(i)    The Seller Representative shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for the Company for any Pre-Closing Tax Period required to be filed on or prior to the Closing Date (taking into account extensions) (each such Tax Return, a “Pre-Closing Tax Return”) and pay all Taxes reflected as due on such Pre-Closing Tax Returns.

(ii)    Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for the Company for any Pre-Closing Tax Period required to be filed after the Closing Date, which Tax Returns shall be prepared in a manner consistent with the assumptions set forth in clauses (a), (b), (g), (i) and (j) of the definition of Pre-Closing Tax Amount. Buyer shall provide to the Seller Representative copies of each such Tax Return that is an Income Tax Return and that reflects Covered Taxes, along with any relevant supporting materials reasonably requested by the Seller Representative, necessary for its review and comment at least sixty (60) calendar days prior to the date on which such

Tax Return is required to be filed. If the Seller Representative provides comments within fifteen (15) Business Days of receipt of such draft Tax Return, Buyer and the Seller Representative shall negotiate in good faith to resolve their differences; provided, however, that if the Parties are unable to resolve their differences within ten (10) Business Days, then such disputes shall be submitted to the Accounting Arbitrator for resolution in accordance with the procedures set forth in Section 2.4(d). If the Accounting Arbitrator is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer (subject to any adjustments agreed to by the parties in writing) and then amended to reflect the Accounting Arbitrator’s resolution.

(iii)    After Closing and prior to the final determination of the Final Purchase Price Consideration (and thereafter, to the extent any such item could reasonably be expected to impact any amounts paid or payable under Section 7.5(a)), Buyer shall not, and shall not allow the Company or any of its Affiliates to take any of the following actions without the written consent of the Seller’s Representative (such consent not to be unreasonably withheld, conditioned or delayed): (A) amend a Tax Return of the Company for a Pre-Closing Tax Period or Straddle Period that was filed before the Effective Time; (B) make inconsistent with past practice, change, or revoke an election on any Tax Return of the Company in a manner that adversely affects (in a non-de minimis way) the Tax of the Company for a Pre-Closing Tax Period or Straddle Period; (C) extend or waive the applicable statute of limitations with respect to Tax Returns of the Company for a Pre-Closing Tax Period or Straddle Period (other than, for the avoidance of doubt, any automatic extension of time to file an income Tax Return obtained in the ordinary course of business); (D) file any ruling request with any Governmental Entity that relates to Tax Returns of the Company for a Pre-Closing Tax Period or Straddle Period; or (E) initiate any disclosure to, or discussion with, a Governmental Entity regarding any Tax of or with respect to the Company for a Pre-Closing Tax Period or Straddle Period, including voluntary disclosures to, or discussions with, a Governmental Entity with respect to filing Tax Returns of the Company, or any liability of any Equityholder (or any direct or indirect owner thereof) for Taxes, in each case for a Pre-Closing Tax Period or Straddle Period in jurisdictions that the Company did not file such Tax Returns or incur Taxes for such periods.

(iv)    The parties agree (1) that no election under Code Section 338(g) shall be made with respect to the acquisition of the shares of the Company contemplated by this Agreement and (2) to treat the payments to the Equityholders with respect to any Tax Refunds under Section 7.5(a) as payments of additional Final Purchase Price Consideration. Unless otherwise required by a determination of a Governmental Entity that is final, neither Buyer nor the Company or any of their respective Affiliates shall file a Tax Return that is inconsistent with any agreement pursuant to this Section 7.5(b)(iv), and neither Buyer nor the Company or any of their respective Affiliates shall take any position during the course of any Tax audit or Tax proceeding that is inconsistent with any agreement pursuant to this Section 7.5(b)(iv).

(c)    Straddle Period. The Seller Representative, the Company and Buyer agree to utilize the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date for purposes of this Agreement: (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall equal the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (ii) in the case of all other Taxes (including Income Taxes, sales Taxes, employment Taxes and withholding Taxes), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Company filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the day on the Closing Date using a “closing of the books methodology.” For purposes of clauses (i) and (ii), any item determined on an annual or periodic basis (including amortization and depreciation) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period; provided that any deductions for bonus depreciation and for research and experimental expenditures for the Straddle Period attributable to an asset acquired by the Company, or to research and experimental expenditures incurred, before or after the Closing Date shall be allocated to the portion of the Straddle Period during which such asset was acquired or such expenditure was incurred.

(d)    Cooperation on Tax Matters. The Seller Representative and Buyer shall (and Buyer shall cause the Surviving Company to) (i) assist in the preparation and timely filing of any Tax Return of the Company for a Pre-Closing Tax Period; (ii) assist in any audit or other proceeding with respect to the Tax Returns or Taxes of the Company for a Pre-Closing Tax Period; (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of the Company for a Pre-Closing Tax Period; and (iv) provide certificates or forms, and timely execute any Tax Returns, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

Article VIII
CONDITIONS TO CLOSING

8.1    Conditions to Obligation of Buyer and Merger Sub. The obligation of Buyer and Merger Sub to consummate the Transactions is subject to the satisfaction (or written waiver by Buyer in its sole discretion) of the following conditions at or before the commencement of the Closing:

(a)    Any waiting period applicable to the Transactions under the HSR Act shall have expired or been terminated without the imposition of any Burdensome Condition that Buyer (in its sole discretion) declines to accept.

(b)    No applicable Law or injunction or other Order shall have been adopted, promulgated or entered by any Governmental Entity and remain in effect which (i) prohibits or makes illegal the consummation of the Transactions or (ii) imposes any Burdensome Condition that Buyer (in its sole discretion) declines to accept.

(c)    Since the date of this Agreement, there shall not have occurred any change, event, development, circumstance, occurrence or effect which, individually or in the aggregate,

has had or resulted in, or would reasonably be expected to have or result in, a Material Adverse Effect.

(d)    Each of the (i) Company Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the date hereof and as of the Closing Date, as if such Company Fundamental Representations were made on the Closing Date (other than those representations and warranties that expressly address matters of an earlier date, in which case they shall be true and correct in all respects (other than de minimis inaccuracies) as of such date), (ii) representations and warranties set forth in the second sentence of Section 3.7(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as if such representations and warranties were made on the Closing Date, (iii) the other representations and warranties set forth in Article III (other than those representations and warranties that expressly address matters as of an earlier date) shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) as of the date hereof and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties and (iv) the representations and warranties set forth in Article III that expressly address matters as of an earlier date shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) as of such dates, except, in each case of the immediately preceding clauses (iii) and (iv), where the failure of such representations and warranties referenced in the immediately preceding clauses (iii) and (iv) to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

(e)    The Company and the Seller Representative shall have performed in all material respects each of the covenants and agreements required to be performed by each of them under this Agreement at or prior to the commencement of the Closing.

(f)    Buyer shall have received a certificate dated as of the date on which the Closing commences signed on behalf of the Company by an officer of the Company to the effect that the conditions set forth in Sections 8.1(c), 8.1(d) and 8.1(e) have been satisfied (the “Company Closing Certificate”).

(g)    The Requisite Equityholder Approval shall have been obtained.

(h)    Buyer shall have received all agreements and other documents required to be delivered by the Seller Representative to Buyer pursuant to Section 2.5(a).

8.2    Conditions to Obligation of the Company. The obligations of the Company to consummate the Transactions are subject to the satisfaction (or written waiver by the Seller Representative, in its sole discretion) of the following conditions at or before the commencement of the Closing:

(a)    Any waiting period applicable to the Transactions under the HSR Act shall have expired or been terminated without the imposition of any Burdensome Condition that Buyer (in its sole discretion) declines to accept.

(b)    No applicable Law or injunction or other Order shall have been adopted, promulgated or entered by any Governmental Entity and remain in effect which (i) prohibits or makes illegal the consummation of the Transactions or (ii) imposes any Burdensome Condition that Buyer (in its sole discretion) declines to accept.

(c)    (i) The representations and warranties set forth in Article IV (other than those representations and warranties that expressly address matters as of an earlier date) shall be true and correct as of the date hereof and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, and (ii) the representations and warranties set forth in Article IV that expressly address matters as of an earlier date shall be true and correct as of such date, except, in each case of the immediately preceding clauses (i) and (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect on the Buyer Parties’ ability to consummate the Transactions.

(d)    Each Buyer Party shall have performed in all material respects each of the covenants and agreements required to be performed by it under this Agreement at or prior to the commencement of the Closing.

(e)    The Seller Representative shall have received a certificate dated as of the date on which the Closing commences signed on behalf of Buyer by an officer of Buyer to the effect that the conditions set forth in Sections 8.2(c) and 8.2(d) have been satisfied (the “Buyer Closing Certificate”).

(f)    The Seller Representative shall have received all agreements and other documents required to be delivered by the Buyer Parties to the Seller Representative pursuant to Section 2.5(b).

Article IX
TERMINATION

9.1    Termination. This Agreement may be terminated at any time prior to the commencement of the Closing:

(a)    by the mutual written consent of Buyer and the Company;

(b)    by the Seller Representative or Buyer, if the Requisite Equityholder Approval has not been obtained within one (1) Business Day after the execution and delivery of this Agreement;

(c)    by either Buyer or the Company if a Law that prevents or prohibits consummation of the Transactions shall be in effect and shall have become final and nonappealable;

(d)    by Buyer, if there has been a violation or breach of, or inaccuracy in, any covenant, representation or warranty of the Company or the Seller Representative contained in this Agreement that would prevent the satisfaction of any condition set forth in Sections 8.1(d) or 8.1(e) and such violation, breach or inaccuracy has not been waived by Buyer or, to the extent capable of being cured, cured by the Company or the Seller Representative, as applicable, within the earlier of (i) the Termination Date and (ii) thirty (30) calendar days after receipt by the Seller Representative of written notice thereof from Buyer;

(e)    by the Company, if there has been a violation or breach of, or inaccuracy in, any covenant, representation or warranty of the Buyer Parties contained in this Agreement that would prevent the satisfaction of any condition set forth in Section 8.2(c) or 8.2(d) and such violation, breach or inaccuracy has not been waived by the Company or, to the extent capable of being cured, cured by such Buyer Party, as applicable, within the earlier of (i) the Termination Date and (ii) thirty (30) calendar days after receipt by Buyer of written notice thereof by the Seller Representative (provided that none of (i) a breach by any Buyer Party of Section 4.7 or (ii) failure to deliver on the Closing Date any of the amounts specified in Article II to be delivered on the Closing Date shall be subject to cure hereunder unless otherwise agreed to in writing by the Seller Representative);

(f)    by Buyer, if the Transactions have not been consummated on or before November 26, 2025 (the “Termination Date”); provided that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.1(f) if a Buyer Party’s knowing and willful breach of this Agreement has prevented the satisfaction of the conditions to the consummation of the Transactions set forth in Section 8.2; provided, further, that, if, on the Termination Date, all of the conditions to the Closing set forth in Article VIII have been satisfied or duly waived by all parties entitled to the benefit thereof (other than (i) the conditions set forth in Section 8.1(a), Section 8.1(b), Section 8.2(a) and Section 8.2(b) (but, in the case of each of Section 8.1(b) and Section 8.2(b), solely in respect of such applicable Law or injunction or other Order relating to the HSR Act or any other antitrust Laws)) and (ii) any condition that by its nature is to be satisfied at the Closing (provided that such condition would be capable of being satisfied if the Closing were to occur on the Termination Date), then, upon the election of either (A) the Company or (B) Buyer, and delivery of written notice to such other party, the Termination Date may be extended, no more than one time in the aggregate, to December 26, 2025 (and, in the case of such extension, any reference to the Termination Date in this Section 9.1(f) or in any other provision of this Agreement shall be deemed to be a reference to the Termination Date, as so extended);

(g)    by the Company, if the Transactions have not been consummated on or before the Termination Date; provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 9.1(g) if the Company’s knowing and willful breach of this Agreement has prevented the satisfaction of the conditions to the consummation of the Transactions set forth in Section 8.1; or

(h)    by the Company if (i) the Closing shall not have commenced on or before the date required by Section 2.1(c), (ii) all of the conditions set forth in Section 8.1 have been satisfied at the time of such termination if the Closing were commenced at the time of such termination (other than those conditions that by their terms are to be satisfied at the Closing), (iii) the Company has delivered to Buyer in writing an irrevocable commitment that the conditions to the obligations of the Company to consummate the Closing set forth in Section 8.2 have been satisfied or that the Company is willing to waive any unsatisfied conditions and the Company is ready, willing and able to effect the Closing at the time of the termination or within three (3) Business Days thereafter and (iv) Buyer fails to commence the consummation of the Closing by the third (3rd) Business Day following the delivery date of such written notification by the Company.

Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under Section 9.1 shall not be available to a party (a) if such party is then in material breach of its obligations hereunder or (b) if such party’s failure to fulfill its obligations or to comply with its covenants under this Agreement, or other willful conduct, has been the primary cause of, or primarily resulted in, the failure to satisfy any condition to the obligations of the parties hereunder.

9.2    Manner and Effect of Termination. Any party terminating this Agreement pursuant to Section 9.1 (other than Section 9.1(a)) shall give written notice of such termination to the other parties in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall be of no further force or effect without liability of any party hereto, as applicable, to any other party hereto, as applicable, except (a) for Section 7.1, this Section 9.2, Article XI and the penultimate sentence of Section 5.3, each of which shall survive the termination of this Agreement, (b) the reimbursement and indemnification obligations under Section 7.4(c), and the Liabilities of Buyer and Merger Sub therefor, shall survive such termination and remain in full force and effect in accordance with their terms and (c) that nothing herein shall relieve or release any party hereto, as applicable, from any liability to any other party hereto, as applicable, for any Willful Breach in connection with this Agreement prior to its termination. For purposes of this Agreement, “Willful Breach” means an intentional and willful material breach, or failure to perform any covenant or obligation, of this Agreement that is a consequence of an act or omission knowingly undertaken or omitted by the breaching party hereto with the intent of causing a breach of this Agreement and, without limiting the generality of the foregoing, the failure to consummate the Closing when required to do so under Section 2.1(c) or deliver in full the Closing Purchase Price Consideration on the Closing Date pursuant to Article II shall be considered a Willful Breach of this Agreement by Buyer. Notwithstanding the foregoing or anything to the contrary herein, no termination hereof shall affect the parties’ respective obligations under the Confidentiality Agreement (as amended by Section 5.3) or the Clean Team Agreement, all of which obligations shall survive any termination hereof in accordance with their terms.

Article X
INDEMNIFICATION, SURVIVAL AND RELEASE

10.1    Indemnification.

(a)    Effective at and after the Effective Time, each Equityholder (severally and not jointly, in accordance with such Equityholder’s Pro Rata Share of each of the Losses covered by this Section 10.1) hereby indemnifies Buyer, Merger Sub, the Company (including, for the avoidance of doubt, the Surviving Company) and each of their respective Affiliates, officers, directors, employees and each of their respective successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) against and agrees to hold each of them harmless from any and all Losses incurred or suffered by any Buyer Indemnified Party (regardless of whether such Losses arise as a result of the negligence, strict liability, or other liability under any theory of law or equity) arising out of or resulting from: (i) any inaccuracy in or breach of any Company Fundamental Representation (determined without regard to any qualification or exception contained therein relating to materiality, Material Adverse Effect or similar qualification or standard; provided, however, that the foregoing shall not apply to any qualification of “material” set forth in any defined term herein); (ii) any breach of any Surviving Covenant required to be performed by the Company or the Seller Representative pursuant to this Agreement; (iii) any inaccuracy in, or claims from any Equityholder related to or arising out of, the Allocation Schedule (as updated in accordance with Section 2.3(a) and Section 2.3(b)), including to the extent any Equityholder is entitled to receive any amounts in excess of the amounts (as applicable) indicated on the Allocation Schedule and the determination of each Equityholder’s entitlement to any payments under this Agreement or any Ancillary Agreement; (iv) any Covered Tax; (v) Fraud committed by or on behalf of the Company; (vi) any tax gross up payments or similar amounts due and payable by the Company as a result of or otherwise in connection with the Transactions and not taken into account in the calculation of Final Closing Expenses; or (vii) the matter described on Schedule 10.1(a)(vii). For the avoidance of doubt, in determining the amount of any Covered Taxes subject to indemnification under clause (iv) of the immediately preceding sentence of this Section 10.1(a), (1) the Company shall be deemed to have elected in each relevant Tax Return reflecting Covered Taxes to deduct any research and experimental expenditures incurred prior to the Closing Date to the maximum extent permitted under applicable Law as in effect during the applicable period and (2) any Income Tax Attribute shall be applied to reduce the Pre-Closing Income Tax Amount with respect to a Pre-Closing Tax Period to the extent such Income Tax Attribute is available to reduce the Income Tax Liabilities of the Company for the applicable taxable period (even if such Income Tax Attribute has been used to reduce Taxes in a Post-Closing Tax Period).

(b)    Effective at and after the Effective Time, Buyer hereby indemnifies the Equityholders and each of their respective officers, directors, employees, Affiliates (other than the Company) and each of their respective successors and permitted assigns (collectively, the “Equityholder Indemnified Parties”) against and agrees to hold each of them harmless from any and all Losses, incurred or suffered by such Equityholder Indemnified Party (regardless of whether such Losses arise as a result of the negligence, strict liability, or other liability under any theory of law or equity) arising out of or resulting from: (i) any inaccuracy in or breach of any Buyer Fundamental Representation (determined without regard to any qualification or exception contained therein relating to materiality, material adverse effect or similar qualification or standard; provided, however, that the foregoing shall not apply to any qualification of “material” set forth in any defined term herein), (ii) any breach of any Surviving Covenant required to be performed by Buyer or Merger Sub pursuant to this Agreement or (iii) Fraud committed by Buyer or Merger Sub.

(c)    Notwithstanding the foregoing or anything to the contrary herein, (i) the maximum amount that the Buyer Indemnified Parties may recover from each Equityholder pursuant to Section 10.1(a) (other than in the case of Fraud committed by such Equityholder or Fraud committed by the Company with the actual knowledge or encouragement of such Equityholder) shall be limited to an amount equal to the aggregate consideration actually received by such Equityholder pursuant to this Agreement and (ii) in the case of Fraud committed by an Equityholder or Fraud committed by the Company with the actual knowledge or encouragement of such Equityholder, such Equityholder’s liability for any Losses, and the maximum amount that the Buyer Indemnified Parties may recover from each Equityholder pursuant to Section 10.1(a), shall not be limited.

(d)    Notwithstanding anything herein to the contrary, no Losses may be claimed for indemnification under Section 10.1(a) or Section 10.1(b) to the extent such Losses have been actually, specifically and identifiably taken into account dollar-for-dollar in the calculation of any adjustment to (and has actually reduced, in the case of Section 10.1(a), or actually increased, in the case of Section 10.1(b)) the Closing Purchase Price Consideration pursuant to Section 2.4 (with the intent of this provision to merely be to avoid “double counting” and not to limit (i) the scope of any representations or breach thereof or inaccuracy therein covered hereunder or (ii) any right to recover for Loss arising out of or resulting from any breach thereof or inaccuracy therein in excess of the amount of such Loss or for which such Loss was not actually recovered for by full inclusion in the adjustment to the Closing Purchase Price Consideration pursuant to Section 2.4).

(e)    The parties acknowledge and agree that each of the representations and warranties in Article III and Article IV, as applicable, shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached, whether such other representation or warranty is more general or more specific, narrower or broader or otherwise, will not affect the incorrectness or breach of such representation or warranty.

(f)    Third-Party Claim Procedures.

(i)    The party seeking indemnification under this Section 10.1 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (which, in the case of any indemnification sought by any Buyer Indemnified Party, shall be the notice in writing to the Seller Representative and not any individual Equityholder(s)) (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Proceeding (“Claim”) in respect of which indemnity may be sought under this Section 10.1. Such notice shall set forth in reasonable detail such Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.

(ii)    The Indemnifying Party (or the Seller Representative in the case of an indemnification claim pursuant to Section 10.1(a)) shall be entitled to participate in the defense of any Claim asserted by any third party (“Third-Party Claim”) and, subject to the limitations set forth in this Section 10.1(f), shall be entitled to control and appoint lead counsel for such defense, in each case, at its own expense.

(iii)    If the Indemnifying Party desires to assume the control of the defense of any Third-Party Claim in accordance with the provisions of this Section 10.1(f), the Indemnifying Party shall give written notice to the Indemnified Party within twenty (20) days after the Indemnified Party has given written notice to the Indemnifying Party of the Third-Party Claim. If such notice is timely given, the Indemnifying Party shall be entitled to control and appoint lead counsel for such defense so long as (A) the Third-Party Claim involves primarily a claim for monetary damages and not primarily a claim for an order, injunction or other equitable relief or relief for other than monetary damages against any Indemnified Party, (B) a written statement that, based on the facts set forth in the notice required by this Section 10.1(f), the Indemnifying Party would have an indemnity obligation for the Losses resulting from such Third-Party Claim and (C) the Third-Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory Proceeding. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third-Party Claim if, in the case of a Buyer Indemnified Party, the amount of the Third-Party Claim, if determined in accordance with the claimant’s demands, would reasonably be expected to result in Losses, together with all other unresolved claims for indemnification by the Equityholder Indemnified Parties, that would exceed the aggregate maximum amount available for recovery (and reasonably likely to actually be recovered promptly if due) pursuant to Section 10.1(c).

(iv)    If the Indemnifying Party is controlling the defense of a Third-Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement, compromise or discharge of such Third-Party Claim; provided that the prior written consent of the Indemnified Party shall not be required with respect to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party may recommend and that by its terms (1) obligates the Indemnifying Party to pay the full amount of the Losses in connection with such Third-Party Claim, (2) does not impose injunctive or equitable relief or require an admission of liability or wrongdoing on behalf of the Indemnified Party or any of its Affiliates and (3) contains a full and unconditional release of the Indemnified Party and its Affiliates from all Losses and obligations with respect to such Third-Party Claim.

(v)    If the Indemnifying Party does not timely deliver the notice contemplated by Section 10.1(f)(i), or if such notice is given on a timely basis but any of the other conditions in this Section 10.1(f) are unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third-Party Claim. Notwithstanding anything in this Section 10.1(f) to the contrary, whether or not the Indemnifying Party controls the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Indemnified Party may admit liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent so long as the Indemnified Party fully and unconditionally releases, to the reasonable satisfaction of the Indemnifying Party, any claims to indemnification with respect to such Third-Party Claim pursuant to this Section 10.1.

(vi)    In circumstances where the Indemnifying Party is controlling the defense of a Third-Party Claim, the Indemnified Party shall be entitled to participate in the defense of any Third-Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel incurred by the Indemnified Party after such time as the Indemnifying Party assumed control pursuant to Section 10.1(f)(ii) shall be borne by the Indemnified Party; provided that, notwithstanding the foregoing, the Indemnifying Party shall pay the fees and expenses of such separate counsel (A) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest or (B) there may be one or more legal defenses or claims available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party and that could be adverse to the Indemnifying Party.

(vii)    Each of the Indemnifying Party and the Indemnified Party shall cooperate, and cause its respective controlled Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and shall promptly furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(g)    Direct Claims for Indemnification.

(i)    In the event an Indemnified Party has a claim for indemnification pursuant to this Section 10.1 against an Indemnifying Party that does not involve a Third-Party Claim, such Indemnified Party may seek recovery of Losses pursuant to this Section 10.1 by delivering to the Indemnifying Party (or, in the case of any claim against the Equityholders, the Seller Representative) a Claim Certificate in respect of such claim. The date of such delivery of a Claim Certificate is referred to herein as the “Claim Date” of such Claim Certificate (and the claims for indemnification contained therein). For purposes hereof, “Claim Certificate” means a certificate signed by any officer of an Indemnified Party (or, in the case of an Indemnified Party who is an individual, signed by such individual, or, in the case of an Indemnified Party who is an Equityholder, the Seller Representative): (A) stating that an Indemnified Party has paid, sustained, or accrued, or reasonably anticipates that will have to pay, sustain, incur or accrue Losses and including, to the extent reasonably practicable, a non-binding, preliminary estimate of the amounts of such Losses and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or accrued, or the basis for such anticipated Losses, and the nature of the indemnifiable matter to which such item is related, and shall, to the extent practicable and reasonably available, include copies of all material written evidence thereof; provided that the Claim Certificate need only specify such information to the knowledge of such Person as of the Claim Date, shall not limit any of the rights or remedies of any Indemnified Party, and may be updated and amended from time to time by the Indemnified Party by delivering an updated or amended Claim Certificate to the Indemnifying Party.

(ii)    The Indemnifying Party (or, in the case of a claim against the Equityholders, the Seller Representative) may object to a claim for indemnification set forth in a Claim Certificate by delivering to the Indemnified Party seeking indemnification a written statement of objection to the claim made in the Claim Certificate (an “Indemnity Objection Notice”); provided that, to be effective, such Indemnity Objection Notice must (A) be delivered to the Indemnified Party prior to 5:00 p.m. Eastern time on the thirtieth (30th) day following the Claim Date of the Claim Certificate (such deadline, the “Objection Deadline” for such Claim Certificate and the claims for indemnification contained therein) and (B) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made.

(iii)    To the extent the Indemnifying Party does not object in writing (as provided in Section 10.1(g)(ii)) to the claims contained in a Claim Certificate prior to the Objection Deadline for such Claim Certificate, such failure to so object shall be deemed to be an objection to or rejection of such a claim by the Indemnifying Party, in which case the Indemnified Party shall be free to pursue any and all remedies available at Law or otherwise to the Indemnified Party, subject to the provisions of this Agreement.

(h)    Resolution of Conflicts.

(i)    In the case that the Indemnifying Party timely delivers an Indemnity Objection Notice in accordance with Section 10.1(g)(ii), the Indemnifying Party and the Indemnified Parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnifying Party and the Indemnified Parties reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by all applicable parties (any claims covered by such an agreement, “Settled Claims”). If (A) the Indemnifying Party and the Indemnified Parties are unable to reach an agreement pursuant to this Section 10.1(h)(i) or (B) the Indemnified Party is deemed to have objected to or rejected any such claims in accordance with Section 10.1(g)(iii) hereof, then, in each case, such matters specified in such Objection Notice or Claim Certificate, as applicable, shall be resolved in any court having jurisdiction over the matter where venue is proper pursuant to Section 11.6 (any claims resolved by such adjudication, “Resolved Claims”).

(ii)    A “Payable Claim” means a claim for indemnification of Losses under this Section 10.1, to the extent that such claim has not yet been satisfied by payment to the Indemnified Party, that is (A) a Resolved Claim or (B) a Settled Claim. An “Unresolved Claim” means any claim (1) for indemnification of Losses under this Section 10.1 specified in any Claim Certificate delivered pursuant to Section 10.1(g)(i), to the extent that such claim is not a Payable Claim that has been satisfied by payment to the Indemnified Party, and (2) that is pending under the Buyer Insurance Policy which would be subject to indemnification pursuant to Section 10.1(a) should recovery therefore not be available under the Buyer Insurance Policy.

(i)    Calculation of Losses.

(i)    In the event any Losses indemnifiable pursuant to Section 10.1(a)(i), Section 10.1(a)(iii), Section 10.1(a)(iv), Section 10.1(a)(v) or Section 10.1(b)(i) and incurred by an Indemnified Party are covered by insurance (including, to the extent the applicable Loss is not expressly excluded from coverage thereunder, the Buyer Insurance Policy, but subject to Section 10.1(j)(ii)) or any indemnity, contribution or other similar right against a third party, each Indemnified Party agrees to use commercially reasonable efforts to seek recovery under such insurance or any indemnity, contribution or other similar right against a third party. The amount of any Losses payable under this Section 10.1 by the Indemnifying Party shall be net of any (A) amounts recovered by the Indemnified Party under applicable insurance policies (net of any costs or expenses incurred in the collection thereof, including deductibles, and applicable premium adjustments) and (B) any reduction in the Company’s cash Tax liability for the taxable year in which the applicable Loss was incurred that is attributable to a deduction resulting from the incurrence of such Loss, to be determined without duplication of any Income Tax Attribute that was included in the calculation of Final Closing Indebtedness (as finally determined pursuant to the terms of this Agreement) or any amounts paid by the Equityholders under Section 10.1(a)(iv). If the Indemnified Party receives any amounts under applicable insurance policies subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for such indemnification payment made by such Indemnifying Party up to the lesser of (A) the amount received by the Indemnified Party under such insurance policies (net of any costs of recovery, including any resulting from increased insurance premium charges) and (B) the indemnification payment made by the Indemnifying Party.

(ii)    Each party shall use commercially reasonable efforts to mitigate any Losses which forms the basis of such party’s claim made under this Section 10.1(i)(ii), including (A) responding to such claims or liabilities in the same manner as the applicable party would respond to such claims or liabilities in the absence of the indemnification provisions of this Agreement and (B) for the avoidance of doubt, with respect to Losses indemnifiable pursuant to Section 10.1(a)(i), Section 10.1(a)(iii), Section 10.1(a)(iv), Section 10.1(a)(v) or Section 10.1(b)(i), pursuing recovery against any insurance policy (including, to the extent the applicable Loss is not expressly excluded from coverage thereunder, the Buyer Insurance Policy, but subject to Section 10.1(j)(ii)) or any indemnity, contribution or similar right against a third party.

(iii)    Each Equityholder hereby agrees that (A) the availability of indemnification of the Buyer Indemnified Parties under this Section 10.1 shall be determined without regard to any right to indemnification, advancement, contribution or reimbursement that such Equityholder may have from the Company (whether such rights may arise from or pursuant to applicable Law, Contract, the Organizational Documents of the Company or otherwise), and (B) such Equityholder shall not be entitled to any indemnification, advancement, contribution or reimbursement from Buyer, the Company or any of their respective Affiliates for amounts for which Buyer Indemnified Parties would be entitled to indemnification under this Section 10.1 (determined without regard to any survival periods or other limitations).

(j)    Exclusive Remedy; Source and Manner of Recovery.

(i)    Subject to and except for Section 2.4, Section 6.2, Section 7.4(c) and Section 11.12, and Buyer’s rights and remedies under the Buyer Insurance Policy, the parties hereto acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article X.

(ii)    The Buyer Indemnified Parties shall use commercially reasonable efforts to obtain any insurance proceeds under the Buyer Insurance Policy (subject to the other provisions of this Section 10.1(j)(ii)) with respect to any claim for indemnification that it has asserted under Section 10.1(a)(i), Section 10.1(a)(iii) (to the extent the inaccuracy in, or claim(s) from an Equityholder related to or arising out of, the Allocation Schedule, would constitute a breach of any representation or warranty made by the Company set forth in this Agreement), Section 10.1(a)(iv) or Section 10.1(a)(v). Any Losses payable to a Buyer Indemnified Party pursuant to Section 10.1(a)(i), Section 10.1(a)(iii) (to the extent the inaccuracy in, or claim(s) from an Equityholder related to or arising out of, the Allocation Schedule, would constitute a breach of any representation or warranty made by the Company set forth in this Agreement), Section 10.1(a)(iv) or Section 10.1(a)(v), but subject to Section 10.1(c), shall be satisfied: (A) first, from the Indemnification Escrow Funds, until the earlier to occur of (1) the time that such Indemnification Escrow Funds are exhausted in their entirety and (2) the satisfaction of the retention in its entirety under the Buyer Insurance Policy (i.e., such that the retention under the Buyer Insurance Policy ceases to be applicable and Buyer is able to actually recover in cash proceeds from the insurer or insurers issuing such policy); (B) second, solely to the extent that the retention under the Buyer Insurance Policy has not been satisfied in its entirety, from the Equityholders (in accordance with their respective Pro Rata Shares) until the retention under the Buyer Insurance Policy is satisfied in its entirety; (C) third, to the extent such Losses exceed the Indemnification Escrow Funds and are eligible for coverage or coverage is available thereunder, by recovery under the Buyer Insurance Policy (provided that coverage shall be deemed eligible if the terms of the Buyer Insurance Policy cover such Losses, but the Buyer Indemnified Parties failed to comply with the terms of the Buyer Insurance Policy in connection with seeking recovery thereunder) until the applicable limits of the Buyer Insurance Policy have been exhausted; and (D) fourth, solely if the Buyer Indemnified Parties have exhausted their ability to recover under the Buyer Insurance Policy and the coverage limit under the Buyer Insurance Policy has been exceeded, and/or such Losses are not covered by the Buyer Insurance Policy for any reason, then by recovery directly against the Equityholders (in accordance with their respective Pro Rata Shares), in each case, pursuant to the terms and subject to the limitations set forth in this Agreement; provided, however, that if the Buyer Insurance Policy is utilized to recover Losses in connection with any claim under Section 10.1(a)(i), Section 10.1(a)(iii), Section 10.1(a)(iv) or Section 10.1(a)(v), and, as a result of such recovery, any Buyer Indemnified Parties are unable to recover Losses for a breach or inaccuracy of any representation or warranty that is not a Company Fundamental Representation (an “Eligible Non-Fundamental Claim”) because the applicable insurance limit under the Buyer Insurance Policy was met, then (1) to the extent there are any Indemnification Escrow Funds remaining, Buyer shall be entitled to recover such amount that the Buyer Indemnified Parties would have been entitled to recover for such Eligible Non-Fundamental Claim from the Buyer Insurance Policy if such funds had not been utilized to satisfy any Losses attributable to claims under Section 10.1(a)(i), Section 10.1(a)(iii), Section 10.1(a)(iv) or Section 10.1(a)(v) and (2) to the extent there are not any Indemnification Escrow Funds remaining, the Equityholders shall be directly liable for and pay to the Buyer Indemnified Parties, in accordance with their respective Pro Rata Shares, such amount that the Buyer Indemnified Parties would have been entitled to recover for such Eligible Non-Fundamental Claim from the Buyer Insurance Policy if such funds had not been utilized to satisfy any Losses attributable to claims under Section 10.1(a)(i), Section 10.1(a)(iii), Section 10.1(a)(iv) or Section 10.1(a)(v).

(iii)    For the sake of clarity, to the extent any facts giving rise to any indemnifiable Losses under Section 10.1(a) also constitute a breach of a representation or warranty and/or a Buyer Indemnified Party has the right to assert claims for indemnification under or in respect of (1) Section 10.1(a)(i), Section 10.1(a)(iii), Section 10.1(a)(iv) or Section 10.1(a)(v), on the one hand, and (2) any other provision of this Agreement, on the other hand, in each case so long as the coverage under the Buyer Insurance Policy has not been exhausted, Buyer shall first seek recovery under and exhaust the Buyer Insurance Policy (which, for the avoidance of doubt, includes submitting the claim in accordance with the terms of the Buyer Insurance Policy and exhausting all dispute resolutions remedies or procedures under the Buyer Insurance Policy) to the extent that such Losses are eligible for coverage under the Buyer Insurance Policy based on the terms therein (provided that coverage shall be deemed eligible if the terms of such Buyer Insurance Policy cover such Losses, but the Buyer Indemnified Party failed to comply with the terms of the Buyer Insurance Policy in connection with seeking recovery thereunder) before seeking recovery directly from the Equityholders under Section 10.1(j)(ii)(D) for such Losses.

(iv)    If the Seller Representative has disputed (or is deemed to have disputed) any indemnification claim for Losses by any Buyer Indemnified Person in accordance with the terms of this Agreement and such dispute has not been resolved in accordance with Section 10.1(h)(i), such indemnification claim shall be an Unresolved Claim and the amount of such disputed Losses shall be retained as Indemnification Escrow Funds in accordance with the Escrow Agreement, until such claim has been resolved pursuant to (a) a written settlement agreement entered into by Buyer and Seller pursuant to Section 10.1(h)(i) or (b) a final decision, order or award issued in accordance with Section 11.6.

(v)    On the date that is (A) twelve (12) months after the Closing Date (the “First Expiration Date”), if and solely to the extent the remaining Indemnification Escrow Funds exceeds an amount equal to (x) the aggregate amount of Unresolved Claims of all Buyer Indemnified Parties plus (y) $5,000,000, then Buyer and the Seller Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release an amount equal to such excess funds (if any) from the Indemnification Escrow Funds to the Paying Agent for further distribution to each Equityholder of such Equityholders’ Pro Rata Share of such amount in accordance with the terms of the Paying Agent Agreement and (B) twenty-four (24) months after the Closing Date (the “Second Expiration Date”), if and to the extent the remaining Indemnification Escrow Funds exceed the aggregate amount of Unresolved Claims of all Buyer Indemnified Parties, then Buyer and the Seller Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release such remaining excess funds from the Indemnification Escrow Funds to the Paying Agent for further distribution to each Equityholder (or, in the case of the Unvested Restricted Shares, to the Company for further distribution to the applicable Equityholder through payroll)  of such Equityholders’ Pro Rata Share of such amount in accordance with the terms of the Paying Agent Agreement.

(vi)    From and after the First Expiration Date, as each Unresolved Claim of any Buyer Indemnified Party becomes resolved as either a Payable Claim or a claim that is not a Payable Claim, (A) if and to the extent such Unresolved Claim has been resolved as a Payable Claim, then Buyer and the Seller Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release an amount equal to the amount of such Payable Claim from the Indemnification Escrow Funds to Buyer, and (B) if and to the extent such Unresolved Claim has been resolved as not a Payable Claim and, as a result the funds remaining in the Indemnification Escrow Funds exceeds the value of the remaining Unresolved Claims of all Buyer Indemnified Parties, then Buyer and the Seller Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release such excess funds from the Indemnification Escrow Funds to the Paying Agent for further distribution to each Equityholders of such Equityholders’ Pro Rata Share of such amount in accordance with the terms of the Paying Agent Agreement.

10.2    Survival. Except for the Company Fundamental Representations and the Buyer Fundamental Representations, which shall survive the Closing until the expiration of the applicable statute of limitations, each and every representation and warranty contained in this Agreement and in any certificate delivered pursuant to this Agreement shall expire on the Closing Date with the consummation of the Transactions and shall not survive the Closing; and, except as set forth in Section 10.1 or in the case of Fraud, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives shall have any liability whatsoever with respect to any such representation or warranty. Each and every covenant, undertaking or agreement contained in this Agreement (other than the Surviving Covenants, which shall survive the Closing until thirty (30) days after the periods expressly specified therein, and if no such period is expressly specified, until fully performed) shall expire on the Closing Date and shall not survive the Closing and, except as set forth in Section 10.1, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives shall have any liability whatsoever with respect to any such covenant, undertaking or agreement. For purposes of this Agreement, “Surviving Covenants” means any covenants or agreements contained in this Agreement which by their terms are to be performed (in whole or in part) by a party following the Closing.

10.3    Release. Except in the case of Fraud, from and after the Closing Date, each of (a)the Buyer Parties and the Company (each a “Buyer Releasor”), on behalf of itself and its heirs, legal representatives, successors and assigns, hereby irrevocably releases, acquits and forever discharges, to the fullest extent permitted by Law, each Equityholder and its Non-Recourse Parties (each a “Buyer Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever (collectively, the “Buyer Released Claims”), which such Buyer Releasor or its heirs, legal representatives, successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever from the beginning of time until the Closing Date and (b) the Seller Representative and each Equityholder (each, an “Equityholder Releasor” and, together with the Buyer Releasors, collectively the “Releasors”), on behalf of itself and its heirs, legal representatives, successors and assigns, hereby irrevocably releases, acquits and forever discharges, to the fullest extent permitted by Law, each of Buyer, Merger Sub, the Surviving

Company and its Non-Recourse Parties (each an “Equityholder Releasee” and, together with the Buyer Releasees, the “Releasees”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever (collectively, the “Equityholder Released Claims” and, together with the Buyer Released Claims, the “Released Claims”), which such Releasor or its heirs, legal representatives, successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever from the beginning of time until the Closing Date in such Releasor’s capacity as an Equityholder or, in the case of the Seller Representative, in his capacity as the Seller Representative. Each Releasor agrees not to, and agrees to cause its other Releasors not to, assert any Released Claim against the Releasees. Notwithstanding the foregoing, each Releasor and its respective heirs, legal representatives, successors and assigns retains, and does not release, and in no event shall any waiver, release or discharge in this Section 10.3 apply to, (i) any of their rights and interests under the terms of this Agreement and the Ancillary Agreements, (ii) any indemnification or similar obligations of the Company existing as of the date of this Agreement in their capacities as officers, directors, managers or agents pursuant to the Organizational Documents of the Company, any insurance policy or indemnification or contribution agreement, in each case, which have been provided to Buyer prior to the date hereof, or pursuant to applicable Law, (iii) any rights arising prior to the Closing for employment compensation, employee benefits, or expense reimbursement unpaid as of the Closing Date (including rights to payment for salary, bonuses, commissions and vacation pay, earned and unpaid as of the Closing and any claim for accrued, vested benefits under any Tax qualified retirement plan, or employee welfare benefit plan of the Company in accordance with plan terms and applicable Law), or (iv) any non-waivable statutory rights under applicable Law. Each Releasor acknowledges that it has received or has had the opportunity to receive independent legal advice from its attorneys regarding this waiver, and each Releasor hereby assumes full responsibility for any damages, loss or liability which it may incur by reason of such waiver.

Article XI
MISCELLANEOUS

11.1    Notices. All notices, consents and other communications required or permitted by this Agreement shall be in writing and shall be (a) delivered to the appropriate address by hand, by nationally recognized overnight service or by courier service (costs prepaid); (b) sent by e-mail; or (c) sent by registered or certified mail, return receipt requested, in each case to the following addresses or e-mail addresses and marked to the attention of the Person (by name or title) designated below (or to such other address, e-mail address or person as a party may designate by notice to the other party):

If to any Buyer Party or, following the Closing, the Company, to:

Verisk Analytics, Inc.
545 Washington Boulevard
Jersey City, NJ 07310
Attention: [***]
E-mail: [***]

with a required copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Marc O. Williams, Michael Senders

E-mail: marc.williams@davispolk.com, michael.senders@davispolk.com

If to the Seller Representative or, prior to the Closing, the Company, to:

Richard Spanton, Jr.

[***]

[***]

[***]

E-mail:

[***]

[***]

with a required copy (which shall not constitute notice) to:

King & Spalding LLP

1185 Avenue of the Americas

New York, NY 10036

Attention: Jason D. Osborn; Drew L. Pollekoff

E-mail: josborn@kslaw.com; dpollekoff@kslaw.com

All notices, consents, waivers and other communications shall be deemed to have been duly given upon the earliest of the following, as applicable: if delivered by hand, when delivered by hand; if delivered by overnight service, when delivered by nationally recognized overnight service; if delivered by courier, when delivered by courier; if sent via registered or certified mail, three (3) Business Days after being deposited in the mail, postage prepaid; or if delivered by email, when transmitted if transmitted without indication of delivery failure prior to 5:00 p.m. local time for the recipient (and if transmitted without indication of delivery failure after 5:00 p.m. local time for the recipient, then delivery will be deemed duly given at 9:00 a.m. local time for the recipient on the subsequent Business Day).

11.2    Amendments and Waivers.

(a)    Any provision of this Agreement may be amended, supplemented, modified or waived if, and only if, such amendment, supplement or waiver is in writing and is signed, in the case of an amendment, or supplement, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)    No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.3    Costs and Expenses. Except as otherwise provided in this Agreement (including Sections 6.1(b), 6.2(b) and 7.2), each party hereto shall bear its own costs and expenses in connection with this Agreement, the Ancillary Agreements and Transactions, including all legal, accounting, financial advisory, consulting and all other fees and expenses of Third Parties, whether or not the Transactions are consummated.

11.4    Assignment; Successors and Assigns. This Agreement may not be assigned or delegated by any party hereto without the prior written consent of all of the other parties hereto; provided that, Buyer and, from and after the Closing, the Company, as the case may be, may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (a) one or more of Buyer’s Affiliates at any time and (b) after the Closing, to any other Person (provided that, in any case of (a) or (b), no such assignment shall relieve Buyer of its obligations or liabilities hereunder). All of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

11.5    Governing Law. Except to the extent that the Merger is governed by the Illinois Act and the other applicable Laws of the State of Illinois, this Agreement and the exhibits and schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

11.6    Jurisdiction of Disputes. IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY RELATED AGREEMENT, WITH RESPECT TO ANY OF THE MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (A) AGREE THAT ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION SHALL BE INSTITUTED IN THE CHANCERY COURT OF THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY FEDERAL COURT WITHIN THE STATE OF DELAWARE); (B) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO PERSONAL JURISDICTION IN ANY SUCH COURT DESCRIBED IN CLAUSE (A) OF THIS SECTION 11.6 AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS; (C) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN AN INCONVENIENT FORUM; (D) AGREE AS AN ALTERNATIVE METHOD OF SERVICE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 11.1 FOR COMMUNICATIONS TO SUCH PARTY; (E) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (F) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. NOTWITHSTANDING THE FOREGOING, IF ANY FEDERAL COURT SHOULD DECIDE THAT IT LACKS JURISDICTION TO HEAR ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION BROUGHT BY THE PARTIES HERETO, THE PARTIES

AGREE THAT SUCH LITIGATION, PROCEEDING OR OTHER LEGAL ACTION SHALL BE BROUGHT IN A STATE COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE STATE OF DELAWARE.

11.7    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS (INCLUDING ANY LITIGATION INVOLVING THE GUARANTY). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.7.

11.8    Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of electronic transmission (including a .pdf or similar file), shall be treated in all manner and respects and for all purposes as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version hereof delivered in person. At the reasonable request of any party hereto, the other party or parties hereto shall re-execute original forms hereof and deliver them to such party, except that the failure of any party to comply with such a request shall not render this Agreement invalid or unenforceable. No party hereto shall raise the use of electronic transmission to deliver a signature or the fact that any signature was transmitted or communicated through the use of electronic transmission (including a .pdf or similar file) as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

11.9    No Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person, other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement, other than (a) the Covered Persons, with respect to Section 6.2, (b) the Releasees, with respect to Section 10.3, (c) the Buyer Indemnified Parties, with respect to Section 10.1(a), (d) the Equityholder Indemnified Parties, with respect to Section 10.1(b), and (e) the Non-Recourse Parties, with respect to Section 11.17.

11.10    Entire Agreement. This Agreement, the Ancillary Agreements, the Confidentiality Agreement, the Disclosure Schedules, the other schedules and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the Transactions. All schedules, including the Disclosure Schedules, referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements, understandings, representations and warranties between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms as modified by Section 5.3.

11.11    Disclosure Schedules. The parties hereto acknowledge that (a) the Disclosure Schedules are arranged by sections corresponding to the sections in this Agreement, (b) a particular section of this Agreement may make reference to a specific section of the Disclosure Schedules and (c) that a particular representation and warranty may not make a reference to the Disclosure Schedules. The parties hereto agree that any reference in a particular section in the Disclosure Schedules shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of): (i) the representations and warranties of the Company that are contained in the corresponding section of this Agreement and (ii) any other representations of the Company contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The inclusion of information in the Disclosure Schedules shall not be construed as an admission that such information is material to the Company. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules is or is not in the ordinary course of business for purposes of this Agreement.

11.12    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement would not be adequately compensated in all cases by monetary damages alone. The Company agrees that the Buyer Parties shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of the Company hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. Furthermore, each Buyer Party agrees that each of the Seller Representative and the Company shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of the Buyer Parties hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. Each party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by such party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 11.12. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 11.12. For the avoidance of doubt, in no event shall the exercise of the Company’s or the Seller Representative’s right to seek specific performance pursuant to this Section 11.12 reduce, restrict or otherwise limit its rights to pursue all applicable remedies at Law or hereunder, including terminating this Agreement pursuant to Section 9.1.

11.13    Certain Consents. Each of the parties hereto hereby acknowledges and agrees that certain consents to the Transactions may be required from Governmental Entities or third parties to Contracts to which the Company is a party (including the agreements set forth on Schedule 3.8) and such consents may not be obtained. However, notwithstanding the foregoing, each of the parties hereto hereby acknowledges and agrees that (i) except with respect to obtaining the Requisite Equityholder Approval, the filing and recordation of the Articles of Merger and the expiration or termination of the waiting period under the HSR Act without the imposition of any Burdensome Condition that Buyer (in its sole discretion) declines to accept, the obtaining of any such consent shall not be a condition to any party’s obligation to consummate the Transaction and (ii) any failure to obtain such consent shall not, in and of itself, entitle any party to assert that a condition to such party’s obligation to consummate the Transaction has not been satisfied. Further, except with respect to breaches of the representations and warranties contained in Sections 3.2, 3.4 and 3.9 and the covenant contained in Section 5.1, Section 5.4, Section 5.5, Section 5.6 and Section 5.10, no representation, warranty or covenant of the Company contained herein, will be breached or deemed breached by the Company, and the Company will not have any Liability whatsoever to the Buyer Parties (and no Buyer Party will be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the Transactions.

11.14    Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

11.15    Severability. Any term, provision or covenant of this Agreement which is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability and the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be invalidated or rendered unenforceable so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party; provided that any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.16    Interpretation.

(a)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and each has been represented by counsel of its choosing, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

(b)    All references to “provided” “delivered”, or “made available” to one or more Buyer Parties or other equivalent terms shall include, subject to the following sentence, (i) any item posted in the electronic data room established by the Company or its representatives in connection with the Transactions and (ii) any item actually delivered or provided (including by e-mail) by the Company, the Equityholders or any of their representatives to Buyer or its representatives. Buyer acknowledges and agrees that all documents and materials deposited in the electronic data room established by the Company or its representatives in connection with the Transactions and accessible to Buyer at least two (2) Business Days prior to the execution and delivery of this Agreement are deemed to have been delivered to Buyer and its representatives.

(c)    With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. Unless specified otherwise, any action hereunder to be taken within a certain number of days shall be taken within that number of calendar days (and not Business Days); provided, however, that if the last day for taking such action falls on a day that is not a Business Day, the period during which such action may be taken shall be automatically extended to the next Business Day. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Reference to “year” or “years” shall mean calendar year(s). When calculating the period of time “within” which or “following” which any act or event is required or permitted to be done, notice given or steps taken, the date which is the reference date in calculating such period is to be excluded from the calculation.

11.17    No Recourse. Notwithstanding any provision of this Agreement or otherwise, the parties hereto agree on their own behalf and on behalf of their respective subsidiaries and Affiliates that no Non-Recourse Party shall have any liability relating to this Agreement or any of the Transactions (including liability for any and all causes of actions arising from or otherwise relating to such Non-Recourse Party’s receipt of consideration or other benefits from this Agreement or any of the Transactions) except as otherwise agreed to in writing by such Non-Recourse Party. Without limiting the rights of any party against the other parties, in no event shall any party seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party, in each case, subject to the penultimate sentence of this Section 11.17. Notwithstanding the foregoing, nothing in this Section 11.17 shall preclude any party to the Ancillary Agreements from making any claim thereunder, to the extent permitted therein. Except as expressly specified herein, each obligation of each party under this Agreement is a several (and not joint) obligation and no party hereto shall be liable for any other party’s breach hereof and in no event shall any party hereto have any shared or vicarious liability, or otherwise be the subject of legal or equitable claims, for the actions, omissions or fraud of any other Person.

11.18    Seller Representative.

(a)    Appointment and Acceptance. By virtue of the requisite approval of this Agreement and without any further action on his, her or its part, each Equityholder hereby irrevocably nominates, constitutes and appoints the Seller Representative as its agent and true and lawful attorney-in-fact, with full power of substitution, to act in his, her or its name, place and stead for purposes of executing any documents and taking any actions that the Seller Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with any of its duties and obligations as contemplated in this Agreement. The Seller Representative hereby accepts such appointment and agrees to perform its obligations hereunder and otherwise comply with this Section 11.18. Each Equityholder hereby agrees to receive correspondence from the Seller Representative, including in electronic form.

(b)    Authority. Each Equityholder grants to the Seller Representative full authority to (i) execute, deliver, acknowledge, certify and file on his, her or its behalf (in the name of any or all of the Equityholders or otherwise) any and all documents that the Seller Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Seller Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by this Section 11.18, (ii) give and receive notices and communications, (iii) authorize payment to any Person in satisfaction of claims by any Person (or object to such payments), (iv) agree to, negotiate, enter into settlements and compromises of, demand arbitration or resolutions of, and comply with orders of courts with respect to, any claims by any Buyer Party with respect to the subject matter of this Agreement, and (v) to take all other actions that are either (A) necessary or appropriate in the reasonable judgment of the Seller Representative for the accomplishment of the foregoing or (B) specifically mandated by the terms of this Agreement. Notwithstanding anything to the contrary contained herein or in any other agreement executed in connection with the Transactions, each Buyer Party and Equityholder shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Equityholder by the Seller Representative, and on any other action taken or purported to be taken on behalf of any Equityholder by the Seller Representative, as fully binding thereupon. A decision, act, consent or instruction of the Seller Representative, including an amendment, extension or waiver of this Agreement, shall constitute a decision of the Equityholders and shall be final, binding and conclusive upon the Equityholders, and Buyer may rely upon any such decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of the Equityholders.

(c)    Power of Attorney and Survival. The Equityholders recognize and intend that the power of attorney granted in Section 11.18(a): (i) is coupled with an interest and is irrevocable, and (ii) may be delegated by the Seller Representative. All of the immunities and powers granted to the Seller Representative under this Agreement shall survive the Closing and/or termination of this Agreement.

(d)    Replacement. The Seller Representative may resign at any time by providing written notice of its intent to resign to the Equityholders. If the Seller Representative resigns or is otherwise unable to fulfill its responsibilities hereunder, a majority in interest of the Equityholders according to Pro Rata Share shall, within ten (10) Business Days after such resignation or inability, appoint a successor to the Seller Representative to act as representative of the Equityholders hereunder and immediately thereafter notify Buyer of the identity of such successor. Any such successor shall succeed the Seller Representative as the representative of the Equityholders for all purposes hereunder.

(e)    Indemnification; Representative Expenses. The Seller Representative shall not be liable for any action taken or omitted to be taken by it as the Seller Representative except in the case of its willful misconduct or gross negligence. The Equityholders shall jointly and severally indemnify the Seller Representative and hold the Seller Representative harmless from and against any Liability incurred by the Seller Representative arising out of or in connection with the administration of its duties as representative of the Equityholders (“Representative Expenses”), except to the extent such Liability were caused by the Seller Representative’s willful misconduct or gross negligence.

(f)    Representative Expense Amount. The Representative Expense Amount shall be available as a fund for the Representative Expenses. The Seller Representative shall have no Liability for any loss of principal of the Representative Expense Amount other than as a result of its gross negligence or willful misconduct. For Tax purposes, the Representative Expense Amount shall be treated as having been received and voluntarily set aside by the Equityholders at the Closing. Any amounts remaining in the Representative Expense Amount shall be paid by the Seller Representative to the Paying Agent for further distribution to the Equityholders in accordance with the terms of the Paying Agent Agreement (which shall provide for payment according to their respective Pro Rata Shares) at such time as the Seller Representative determines to be appropriate, without interest or other earnings on the Representative Expense Amount. No provision of this Agreement shall require the Seller Representative to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges under this Agreement. Furthermore, the Seller Representative shall not be required to take any action unless the Seller Representative has been provided with funds, security or indemnities which, in its sole determination, are sufficient to protect the Seller Representative against the costs, expenses and Liabilities that may be incurred by the Seller Representative in performing such actions.

11.19    Financing Sources. Notwithstanding anything in this Agreement to the contrary (but in all cases subject to and without in any way limiting the rights, remedies and claims of Buyer and its Affiliates under or pursuant to any agreement entered into with respect to any Debt Financing), each of the parties to this Agreement on behalf of itself and each of its Affiliates hereby: (a) agrees that any legal action involving any of the Financing Sources (whether in law or in equity, whether in contract or in tort or otherwise) arising out of or relating to this Agreement, any Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services in connection therewith, shall be subject to the exclusive jurisdiction of the U.S. District Court for the Southern District of New York located in the City and County of New York or, if that court does not have subject matter jurisdiction, in any New York state court located in the City and County of New York, and any appellate court thereof (each such court, the “Subject

Courts”) and each party hereto irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court and agrees that any such dispute shall be governed by, and interpreted and enforced in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York (provided, however, that notwithstanding the forgoing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, it is understood and agreed that (i) the interpretation of the definition of Material Adverse Effect (and whether or not a Material Adverse Effect has occurred), (ii) the determination of the accuracy of any “specified acquisition agreement representation” (as such term or similar term may be defined in any commitment letter related to any Debt Financing) and whether as a result of any inaccuracy thereof Buyer or any of its Affiliates have the right to terminate its or their obligations hereunder pursuant to Section 9.1(d) or decline to consummate the Closing as a result thereof pursuant to Section 8.1 and (iii) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, shall in each case be governed by, and interpreted and enforced in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware), (b) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise), against the Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Subject Court, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such Subject Court, (d) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable legal requirements trial by jury in any legal action brought against any of the Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (e) agrees that none of the Financing Sources will have any liability to the Company, the Seller Representative or their respective Affiliates or representatives relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and that none of the Company, the Seller Representative or their respective Affiliates or representatives shall bring or support any legal action, including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources relating to or in any way arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any legal action involving any Financing Source or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the Subject Courts as described herein for any reason, (g) agrees that service of process upon such Person in any such legal action shall be effective if notice is given in accordance with Section 11.1, and (h) agrees (x) that the Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Section 11.19 (and the definitions of any terms used in this Section 11.19) and

(y) to the extent any amendments, supplements, waivers or other modifications to any provision of this Section 11.19 (or, solely as they relate to such Section, the definitions of any terms used in this Section 11.19) are adverse to any of the Financing Sources in their capacities as such, such provisions shall not be amended, supplemented, waived or otherwise modified without the prior written consent of such Financing Sources (and any such amendment, supplement, waiver or modification without such prior written consent shall be null and void). Notwithstanding anything contained herein to the contrary, nothing in this Section 11.19 shall in any way affect any party’s or any of their respective Affiliates’ rights and remedies under any binding agreement between any Financing Source and such party.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

COMPANY:

EXACTLOGIX, INC.

By:	/s/ Michael Stein
Name:	Michael Stein
Title:	Chief Executive Officer

SELLER REPRESENTATIVE:

RICHARD SPANTON, JR.

/s/ Richard Spanton, Jr.
(Sign Here)

[Agreement and Plan of Merger]

BUYER:

VERISK ANALYTICS, INC.

By:	/s/ Lee M. Shavel
Name:	Lee M. Shavel
Title:	President and Chief Executive Officer

MERGER SUB:

LENNY MERGER SUB, INC.

By:	/s/ Thomas C. Wong
Name:	Thomas C. Wong
Title:	Corporate Secretary and Authorized Signatory

[Agreement and Plan of Merger]